Exhibit 10.1

Execution Version

UNCOMMITTED CREDIT AGREEMENT

Dated as of July 26, 2023

among

PAR HAWAII REFINING, LLC,

as Borrower,

CERTAIN LENDERS LISTED ON THE SIGNATURE PAGES HEREOF,

as Lenders,

MUFG BANK, LTD.,

as Administrative Agent, Sub-Collateral Agent, Joint Lead Arranger and Sole Bookrunner, and

Macquarie Bank Limited,

as Joint Lead Arranger

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED

SENIOR SECURED REVOLVING CREDIT LOAN AND LETTER OF CREDIT FACILITY

ALL REVOLVING CREDIT LOANS AND ISSUANCES OF LETTERS OF CREDIT

ARE DISCRETIONARY ON THE PART OF THE ADMINISTRATIVE AGENT

AND THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION

Page

Article I. DEFINITIONS		1
1.01	Certain Defined Terms	1
1.02	Other Interpretive Provisions.	34
1.03	Accounting Principles.	35
1.04	[Reserved]	35
1.05

Divisions.  For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws); (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

		35
1.06

Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

		35

Article II. THE CREDITS		36
2.01	Amounts and Terms of Uncommitted Facility	36
2.02	Loans and Borrowings.	37
2.03

Requests for Borrowings.  Subject to the provisions of Section 2.01 of this Agreement, including, without limitation, the conditions precedent (including the requirements of Section 5.02 hereof), Collateral requirements, limits and purposes provided for therein and elsewhere in this Agreement, the Borrower may request a Borrowing by notifying the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request (or such other form as may be approved by the Administrative Agent) and signed by the Borrower (i) in the case of a Borrowing consisting of SOFR Loans, not later than 2:00 p.m., New York time, three U.S. Government Securities Business Days  before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans or Cost of Funds Loans, not later than 2:00 p.m., New York time, one Business Day prior to the day of the proposed Borrowing.  Each Borrowing Request shall be made by electronic mail in portable document format (.PDF) or other facsimile, shall be signed by an Authorized Officer and shall specify the following information in compliance with Section 2.02:

		37

2.04	Notice to Lenders; Funding of Borrowings.	38
2.05	Evidence of Debt.	39
2.06

Repayment of Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender its Pro Rata Share of each Borrowing on the earliest of (a) one (1) Business Day after the J. Aron Payment Obligation has been deposited into the J. Aron Crude Oil Provisional Payment Account, (b) the Credit Facility Termination Date, (c) the Cost of Funds Loan Maturity Date, if applicable, (d) 15 days after the making of such Borrowing if such Borrowing is in connection with a Delivered Crude Oil Purchase and (e) 30 days after the making of such Borrowing if such Borrowing is in connection with an FOB Crude Oil Purchase.  All payments for the account of the Lenders in respect of this Section 2.06 shall be applied to the Revolving Credit Loans on a pro rata basis based on such Lender’s Pro Rata Share. The Administrative Agent is hereby authorized to charge the Collection Accounts for each payment of principal, interest and bank fees as they become due hereunder.

		40
2.07	Prepayment of Loans.	40
2.08	Interest.	40
2.09	Alternate Rate of Interest and Benchmark Replacement Settings.	41
2.10

Break Funding Payments.  In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b)  the failure (for a reason other than the failure of a Lender to make a Revolving Credit Loan) to borrow or prepay any SOFR Loan on the date specified in any notice delivered by the Borrower pursuant hereto or (c) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.07, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

		43
2.11	Assignment of J. Aron Payment Obligations.	43
2.12	Letter of Credit Accounts.	43
2.13	Fees	44
2.14	Computation of Fees and Interest.	44
2.15	Payments by the Borrower.	44
2.16	Sharing of Payments	44
2.17	The Election of Approving Lenders to Continue Making Revolving Credit Loans and Issuing and Participating in Letters of Credit	45
2.18	Increases in Maximum Availability	46

Article III. LETTERS OF CREDIT		46
3.01	Requests for Letters of Credit.	46
3.02	Amendment and Renewal of Letters of Credit.	48
3.03	Payments, Drawings and Reimbursements in Respect of Letters of Credit; Collateral Coverage.	49
3.04	Role of a Letter of Credit Issuing Bank.	51
3.05	Obligations Absolute	52
3.06	Cash Collateral Pledge.	52
3.07	Letter of Credit Fees.	53
3.08	Uniform Customs and Practice	54
3.09	Procedures for Reduction or Cancellation of Letters of Credit	54

Article IV. TAXES, COMPENSATION, SHARING OF PAYMENTS		55
4.01	Taxes.	55
4.02	Increased Costs and Reduced Return; Capital Adequacy.	58
4.03	Certificate of Administrative Agent	59
4.04	Pro Rata Treatment	59
4.05	Survival	59
4.06	Defaulting Lenders	59
4.07	Replacement of Lenders	61

Article V. CONDITIONS PRECEDENT		62
5.01	Conditions Precedent to the Effectiveness of this Agreement	62
5.02	Conditions Precedent to all Credit Extensions	65
5.03	Conditions Precedent to Increases in Maximum Availability. Any increase in the Maximum Availability pursuant to Section 2.18 of this Agreement is subject to the satisfaction of the following conditions precedent:	66

Article VI. REPRESENTATIONS AND WARRANTIES		67
6.01	Corporate Existence and Power	67
6.02	Corporate Authorization; No Contravention	68
6.03	Governmental Authorization	68
6.04	Binding Effect	68
6.05	Litigation	68
6.06	Default	68
6.07	ERISA Compliance.	69
6.08	Use of Proceeds, Margin Regulations	69
6.09	Title to Properties	69
6.10	Taxes	69
6.11	Financial Condition	70
6.12	Environmental Matters	70
6.13	Regulated Entities	70
6.14	Copyrights, Patents, Trademarks and Licenses	70
6.15	Subsidiaries	70
6.16	Insurance	71
6.17	No Material Adverse Change	71
6.18	Solvency	71
6.19	Full Disclosure	71
6.20	Anti-Terrorism.	71
6.21	Beneficial Ownership	72
6.22	Security Documents	72
6.23	Affected Financial Institution	73

Article VII. AFFIRMATIVE COMPLIANCE GUIDELINES		73
7.01	Financial Statements	73
7.02	Certificates; Other Information	74
7.03	Notices	75
7.04	Preservation of Corporate Existence, Etc.	77
7.05	Maintenance of Property	77
7.06	Insurance	77
7.07	Payment of Obligations	77
7.08	Compliance with Laws	78
7.09	Compliance with ERISA	78
7.10	Inspection of Property and Books and Records	78
7.11	Environmental Laws	78
7.12	Use of Proceeds	78
7.13	Payments to Collection Accounts	78
7.14	Maintenance of Collection Accounts	78
7.15	Security for Obligations	79
7.16	USA PATRIOT Act Notice	79
7.17	Anti-Corruption Laws	79
7.18	Safe Delivery of Crude Oil	79
7.19	Lien and Judgment Searches	79
7.20

. The Borrower shall pay the reasonable cost of Lien and judgment searches in the State of Hawaii and the State of Delaware to be ordered by the Administrative Agent or its outside counsel at intervals that the Administrative Agent shall request, not more frequently than once every 60 days, until such time as the effective searched through date with respect to such Lien and judgment searches is after the Closing Date. In the event that for any reason such Lien and judgment searches reveal Liens on the Collateral that are not Permitted Collateral Liens or judgments against the Borrower or Parent Guarantor that had not been disclosed in writing to the Administrative Agent prior to the Closing Date and would otherwise result in an Event of Default pursuant to Section 9.01(k) or 9.01(l) had they arisen after the Closing Date, an Event of Default pursuant to such sections shall be deemed to have occurred hereunder.

		79
7.21

Diverted Crude Oil Cargoes.  In the event that an FOB Crude Oil Purchase is unable to be delivered to the Crude Intake Point for any reason, the Borrower shall deliver the notice required by Section 7.03(j) and in such notice shall elect to (i) (a)deposit Cash Collateral for the Trade Letter of Credit related to such FOB Crude Oil Purchase in an amount equal to the sum of 105% of (x) the aggregate undrawn Face Amount of such Trade Letter of Credit and (y) the aggregate amount of any drawings under such Trade Letter of Credit which has not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuing Bank with the Administrative Agent and (b) repay any outstanding Revolving Credit Loans (providing, for the avoidance of doubt, the required notice for prepayment pursuant to Section 2.07), in each case, within a period of time acceptable to the Administrative Agent in its Permitted Discretion, (ii) within 45 days of the delivery of the notice required by Section 7.03(j), identify the legal name of an Eligible Counterparty that will purchase such FOB Crude Oil Purchase within a timeframe reasonably acceptable to the Administrative Agent and detailing the terms of such purchase, which shall be acceptable to the Administrative Agent or (iii) within 45 days of the delivery of the notice required by Section 7.03(j), inform the Administrative Agent that it will be able to deliver such FOB Crude Oil Purchase to the Crude Intake Point within a period of time acceptable to the Administrative Agent in its Permitted Discretion.  The Administrative Agent shall provide a copy of the notice required by this Section 7.21 to the Lenders following receipt thereof.  After receiving such notice, such counterparty shall be deemed to be acceptable to the Required Lenders if the same is not objected to in writing by the Required Lenders within 3 Business Days following the receipt of notice thereof.

		79

7.22

Hedging.  The Borrower shall enter into and maintain, at all times that any L/C Related Aron Procurement Contract is outstanding, Hedging Arrangements with respect to such L/C Related Aron Procurement Contract consisting of intermonth time spread transactions, with a time spread based on the period between cargo pricing and the expected delivery month, with pricing based on the first nearby ICE Brent Futures for the contractual pricing period for such L/C Related Aron Procurement Contract and the ICE Brent calendar month swap for the relevant expected delivery month for such L/C Related Aron Procurement Contract and with pricing calculations made on the same basis as in such L/C Related Aron Procurement Contract.

		80

Article VIII. NEGATIVE COMPLIANCE GUIDELINES		80
8.01	Limitation on Liens; Negative Pledges	80
8.02	Financial Compliance Guideline	80
8.03	Disposition of Assets	80
8.04	Consolidations and Mergers	81
8.05	Loans, Investments and Acquisitions	81
8.06	Limitation on Indebtedness	82
8.07	Transactions with Affiliates; Formation of Subsidiaries	84
8.08	Use of Proceeds	84
8.09	[Reserved]	84
8.10	Joint Ventures	84
8.11	Lease Obligations	84
8.12	Restricted Payments	84
8.13	ERISA	85
8.14	Change in Business	85
8.15	[Reserved]	85
8.16	Hedging Arrangements	85
8.17	Modification of J. Aron CP Documents and Other Documents	85
8.18	Accounting Changes	86
8.19	Anti-Corruption Laws	86
8.20	Compliance With Anti-Terrorism Laws and Economic Sanctions	86

Article IX. EVENTS OF DEFAULT		87
9.01	Events of Default	87
9.02	Remedies	89
9.03	Application of Funds	90
9.04	Rights Not Exclusive	91
9.05	Default Rate	91

Article X. THE AGENT		91
10.01	Appointment, Powers and Immunities	91
10.02	Reliance by Administrative Agent	92
10.03	Defaults	92
10.04	Rights as a Lender	93
10.05	Indemnification	93

10.06	Non-Reliance on Administrative Agent, Collateral Agent, Sub-Collateral Agent and Other Lenders	93
10.07	Failure to Act	94
10.08	Resignation of Administrative Agent	94
10.09	Administrative Agent or Collateral Agent, Sub-Collateral Agent as Collateral Holder.	94
10.10	Erroneous Payments.	97

Article XI. MISCELLANEOUS		99
11.01	Amendments and Waivers; Instructions to Collateral Agent or Sub-Collateral Agent	99
11.02	Notices.	101
11.03	No Waiver: Cumulative Remedies	102
11.04	Costs and Expenses	102
11.05	Indemnity	102
11.06	Payments Set Aside	103
11.07	Successors and Assigns	103
11.08	Assignments; Participations, Etc.	103
11.09	Set-off	105
11.10	Automatic Debits of Fees	106
11.11	Counterparts	106
11.12	Severability	106
11.13	No Third Parties Benefited	106
11.14	Governing Law and Jurisdiction.	107
11.15	Waiver of Jury Trial and Punitive Damages.	107
11.16	Discretionary Facility	108
11.17	Entire Agreement	108
11.18	Confidentiality	108
11.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions Amendment and Restatement	109
11.20	Acknowledgement Regarding Any Supported QFCs	109

Schedules

Schedule 1.01	List of Maximum Credit Limits
Schedule 6.05	Litigation
Schedule 6.15	Subsidiaries
Schedule 6.22	Jurisdictions for Perfection
Schedule 8.06	Indebtedness
Schedule 11.02	Notices

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B-1	Form of Letter of Credit Request
Exhibit B-2	Form of Borrowing Request
Exhibit C	Form of Parent Guaranty
Exhibit D	Form of Security Agreement
Exhibit E	Form of Notice of Declining Lender
Exhibit F	Form of Joinder
Exhibit G	Form of Notice of Uncommitted Facility Assignment
Exhibit H	[Reserved]
Exhibit I	Form of Transaction/Collateral Report
Exhibit J	Form of Revolving Credit Note

UNCOMMITTED CREDIT AGREEMENT

This UNCOMMITTED CREDIT AGREEMENT is entered into as of July 26, 2023, by and among PAR HAWAII REFINING, LLC (“PHR”), a limited liability company organized under the laws of the State of Hawaii (the “Borrower”), each of the Lenders listed on the signature pages hereof, MUFG BANK, LTD. (“MUFG”) as Administrative Agent for the Lenders, as Sub-Collateral Agent and as Joint Lead Arranger and Sole Bookrunner, Macquarie Bank Limited, as Joint Lead Arranger, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, solely in its capacity as the Collateral Agent.

WHEREAS, the Lenders and Letter of Credit Issuing Banks party hereto wish to provide an uncommitted revolving credit facility and letter of credit facility to the Borrower, all as set forth in this Agreement, and the Borrower desires that the Lenders and Letter of Credit Issuing Banks provide such financing.

NOW, THEREFORE, in consideration of the mutual agreements, provisions, covenants and compliance guidelines contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.01    Certain Defined Terms. The following terms have the following meanings:

“ABL Agreement” means that certain Asset-Based Revolving Credit Agreement dated as of April 26, 2023, by and among Parent Guarantor, Par Hawaii, LLC; Hermes Consolidated, LLC, Wyoming Pipeline Company LLC, Par Montana, LLC, and Par Rocky Mountain Midstream, LLC, as borrowers; Par Pacific Holdings, Inc.; Wells Fargo Bank, National Association, as administrative agent, the lenders that are parties thereto; and the issuing banks that are parties thereto, as amended, restated, modified or supplemented from time to time.

“ABR Borrowing” shall mean a Borrowing consisting of ABR Loans.

“ABR Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Account Receivable Requirements” means, at the time of any determination thereof, a J. Aron Payment Obligation payable to the Borrower which the Administrative Agent in its Permitted Discretion (or with respect to clause (k), in its sole judgment) shall deem to have satisfied the following requirements:

(a)         Subject to Permitted Collateral Liens, the Borrower has lawful and absolute title to such J. Aron Payment Obligation;

(b)         Such J. Aron Payment Obligation is a valid, legally enforceable obligation of J. Aron, which is obligated under such J. Aron Payment Obligation for Crude Oil actually delivered to J. Aron in the ordinary course of the Borrower’s business;

(c)         Upon delivery of the Crude Oil that is the subject of said J. Aron Payment Obligation to the Crude Intake Point (whether owned and operated by the Borrower or by any third parties) following its discharge at the SPM (and without any determination by the Administrative Agent as to whether title to said Crude Oil has passed as contemplated by the terms of the Supply and Offtake Agreement or the applicable L/C Related Aron Procurement Contract or any subsequent actual or purported transfers of title to such Crude Oil) and satisfaction of the Issuance Condition, the obligation of J. Aron to pay the amount of such J. Aron Payment Obligation to the Borrower is absolute, irrevocable, and unconditional without recoupment, set-off, counterclaim, defense, or deduction of any kind;

(d)         Such J. Aron Payment Obligation shall have excluded therefrom any portion that is subject to any dispute, offset, netting arrangement, counterclaim or other claim or defense on the part of J. Aron or to any claim on the part of J. Aron denying liability under such J. Aron Payment Obligation;

(e)         Such J. Aron Payment Obligation is not evidenced by any chattel paper, promissory note or other instrument;

(f)         Such J. Aron Payment Obligation is subject to a perfected first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents and all applicable law, prior to the rights of, and enforceable as such against, any other Person, and such J. Aron Payment Obligation is not subject to any security interest or Lien in favor of any Person other than Permitted Collateral Liens;

(g)         Such J. Aron Payment Obligation shall have excluded any portion (i) which is not payable in Dollars in the U.S., (ii) with respect to which a currency valuation or conversion risk rests with the Borrower, and/or (iii) representing sales tax, excise tax or any other Taxes or collections on behalf of any Governmental Authority which the Borrower is obligated to distribute to such Governmental Authority;

(h)         Such J. Aron Payment Obligation complies with all applicable laws and regulations;

(i)         J. Aron is not then subject to any Insolvency Proceeding;

(j)         J. Aron is not then in default with respect to any material payment obligation owing to Borrower under the Supply and Offtake Agreement; and

(k)         The Administrative Agent, in its sole judgment, does not believe that collection of such J. Aron Payment Obligation is insecure or that such J. Aron Payment Obligation may not be paid by reason of J. Aron’s financial inability to pay.

“Acknowledgment Agreement” the Third Amended and Restated Acknowledgment Agreement dated as of the Closing Date, which amends and restates that certain Second Amended and Restated Acknowledgement Agreement dated as of April 26, 2023 among J. Aron, Merrill Lynch Commodities, Inc., the Borrower, U.S. Oil & Refining Co., McChord Pipeline Co., USOT WA, LLC, and Wells Fargo Bank, National Association, as Term Loan Agent and ABL Agent, as amended, restated, modified or supplemented from time to time.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of, or control over, in excess of 50% of the voting securities, capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Additional Costs” has the meaning specified in Section 4.02 of this Agreement.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR plus (b) the Daily Simple SOFR Adjustment; provided that if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation as calculated pursuant to clause (a) of the definition of “Term SOFR” plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means MUFG in its capacity as Administrative Agent under this Agreement, together with its successors and assigns in such capacity.

“Administrative Agent’s Payment Office” means, with respect to the Administrative Agent, the address for payments set forth on Schedule 11.02 attached hereto and incorporated herein, or such other address as the Administrative Agent may from time to time specify.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent-Related Persons” means (a) MUFG, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of MUFG and its Affiliates; (b) the Collateral Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Collateral Agent and its Affiliates; and (c) the Sub-Collateral Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Sub-Collateral Agent and its Affiliates.

“Agreement” means this Uncommitted Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% per annum and (c) Adjusted Term SOFR for a one-month Interest Period plus 1.00% per annum. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, respectively.

“Ancillary Costs” means, to the extent reasonably demonstrated by the Borrower by trade ticket, invoice or other supporting documentation, all freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred as a result of the purchase, movement and storage of Crude Oil or Products (as defined in the Supply and Offtake Agreement as of the Closing Date) undertaken in connection with or required for purposes of FOB Crude Oil Purchases, including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, import charges, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load or discharge port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Aron) and customs and other duties), user fees, fees and costs for any credit support provided to any third party with respect to any transactions contemplated by this Agreement and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Aron.

“Anti-Corruption Laws” has the meaning specified in Section 6.20(e) of this Agreement.

“Anti-Money Laundering Laws” means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Borrower or any of its Subsidiaries operates or in which the proceeds of any Letters of Credit will be used.

“Anti-Terrorism and Economic Sanctions Law” means any Requirement of Law related to money laundering, financing terrorism or economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Requirements of Law threatening to impose economic sanctions on any Person for engaging in proscribed behavior. Anti-Terrorism and Economic Sanctions Laws shall include, but not be limited to, the Patriot Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C §§5311-5330 and 12 U.S.C §§1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C §1 et seq.) (“TWEA”), International Emergency Economic Powers Act (50 U.S.C §§1701-1707) and Executive Order 13224 (effective September 24, 2001) each as amended or supplemented from time to time, or any successor statute or other Requirement of Law with materially the same purpose(s).

“Applicable Margin” shall mean 2.50% per annum in the case of any SOFR Loan or Cost of Funds Loan and 1.50% per annum in the case of any ABR Loan.

“Approving Lenders” shall have the meaning specified in Section 2.17 of this Agreement.

“Aron Acceptance Email” shall have the meaning specified in the Supply and Offtake Agreement as of the date hereof and as hereafter amended but only by amendments to which the Required Lenders have consented.

“Aron Spread Transaction” shall have the meaning specified in the Supply and Offtake Agreement.

“Arrangers” means MUFG, in its capacity as joint lead arranger and sole bookrunner and Macquarie Bank Limited, in its capacity as joint lead arranger.

“Attorney Costs” means and includes all fees and out-of-pocket disbursements of any law firm or other external counsel.

“Authorized Officer” means, with respect to any action by the Borrower, an officer of the Borrower authorized to take such action pursuant to resolutions of the members of the Borrower delivered to the Administrative Agent from time to time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978, as amended (11 U. S.C. §§101, et seq.).

“Basel Accord” has the meaning specified in Section 4.02(d) of this Agreement.

“Benchmark” means, initially, the rate calculated pursuant to clause (a) of the definition of “Term SOFR”; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)         Adjusted Daily Simple SOFR;

(b)      the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment, provided that if such Benchmark Replacement as so determined pursuant to this clause (b) would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“BHC Act Affiliate” has the meaning specified in Section 11.20 of this Agreement.

“Borrowing” shall mean a group of Revolving Credit Loans of a single Type under the Uncommitted Facility and made on a single date to the Borrower and, in the case of (i) SOFR Loans, as to which a single Interest Period is in effect and (ii) Cost of Funds Loans, which have the same Cost of Funds Loan Maturity Date.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B-2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are not authorized to be open or required to close in New York City; provided that, in relation to SOFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such SOFR Loan, any such day that is a U.S. Government Securities Business Day.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any Lender or of any corporation controlling a Lender.

“Cash Collateral” means, at any time, all cash denominated in Dollars held in a Collection Account, which is not subject to, or encumbered by, any Lien except Permitted Collateral Liens.

“Change of Control” – means, any event or series of events by which:

(a) with respect to the Borrower or the Parent Guarantor:

(i) The Parent Guarantor at any time ceases to own 100% of the Equity Interests of the Borrower;

(ii) Par Pacific at any time ceases to own 100% of the Equity Interests of the Parent Guarantor;

(iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Permitted Holders or any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “ option right”)), directly or indirectly, of 30% or more of the Equity Interests of Par Pacific entitled to vote for members of the board of directors or equivalent governing body of Par Pacific on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(iv) Par Pacific consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Par Pacific, in any such event pursuant to a transaction in which any of the outstanding voting stock of Par Pacific or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the voting stock of Par Pacific outstanding immediately prior to such transaction is converted into or exchanged for voting stock of the surviving or transferee Person constituting a majority of the outstanding shares of such voting stock of such surviving or transferee Person (immediately after giving effect to such issuance) or (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) (other than a holding company created to hold Par Pacific or any other direct or indirect parent of the Borrower; provided that holders of the voting stock of Par Pacific prior to such creation continue to hold at least a majority of the voting stock of such holding company), becomes, directly or indirectly, the beneficial owner of more than 50% of the voting power of the voting stock of the surviving or transferee Person;

(v) the adoption of a plan relating to the liquidation or dissolution of Par Pacific, the Parent Guarantor, or the Borrower; or

(vi) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Par Pacific, or control over the equity securities of Par Pacific entitled to vote for members of the board of directors or equivalent governing body of Par Pacific on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities and such contract or arrangement shall have continued in effect for 30 consecutive days.

“Closing Date” means the date on which all conditions precedent set forth in Section 5.01 of this Agreement are satisfied or waived by the Administrative Agent and all the Lenders, which is deemed to be July 26, 2023.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” means the following assets of the Borrower:

(a)    All Crude Oil inventory on an ocean-going vessel evidenced by negotiable bills of lading, a full set of which has been issued to the order of, or properly endorsed to, the Collateral Agent or Sub-Collateral Agent (and all cash proceeds thereof), and for the purchase of which a Letter of Credit was issued or Revolving Credit Loan was made;

(b)    All Crude Oil inventory (and all cash proceeds thereof) (i) to which the Borrower has title; (ii) which has been purchased pursuant to the terms of an L/C Eligible Refinery Procurement Contract and (iii) which has not yet passed the Crude Intake Point (whether owned and operated by the Borrower or by any third parties) for the purposes of receiving delivery of such Crude Oil inventory following its discharge at the SPM;

(c)    All J. Aron Payment Obligations;

(d)    All amounts deposited from time to into all Collection Accounts;

(e)    All policies of insurance (whether or not required by the Administrative Agent) covering any property referred of the Borrower described in clauses (a) through (f) of this definition but excluding any policies of insurance relating to business interruption;

(f)    All books, records, supplies, customer lists and other materials in any way related to any property described herein including, without limitation, computer software, computer files and all licenses and other rights necessary to own, operate and access the same; and

(g)    All proceeds, replacements, additions to, increases of, substitutions for, accessions of, and property necessary for the operation of any of the property described herein, including, without limitation, insurance payable as a result of loss or damage to such property and any proceeds thereunder, refunds of unearned premiums of any such insurance policy and claims against third parties.

“Collateral Agency Agreement” means that certain Collateral Agency and Intermediation Rights Agreement dated as of even date herewith by and among the Borrower, the Administrative Agent for the benefit of the Secured Parties, J. Aron and the Collateral Agent, as amended, supplemented or otherwise revised from time to time in accordance with the terms hereof and thereof.

“Collateral Agent” means U.S. Bank Trust Company, National Association in its capacity as Collateral Agent under this Agreement, the Collateral Agency Agreement and the other Credit Documents, together with its successors and assigns in such capacity.

“Collateral Coverage” means, with respect to (a) any Trade Letter of Credit from time to time, an amount in cash or other collateral acceptable to the Administrative Agent in its discretion, not to exceed (i) the difference between (x) the full Face Amount of such Trade Letter of Credit, and (y) the J. Aron Payment Obligation in respect of the applicable L/C Related Aron Procurement Contract for the same Crude Oil in connection with which said Trade Letter of Credit was issued plus (ii) in the case of any Trade Letter of Credit issued for an FOB Crude Oil Purchase, 15% of the provisional commercial invoice issued with respect to such FOB Crude Oil Purchase for which said Trade Letter of Credit was issued (such amounts in this clause (ii), the “FOB Trade LC Additional Cash Collateral”), and (b) any Performance Letter of Credit from time to time, an amount equal to the full Face Amount of such Performance Letter of Credit.

“Collection Account” means any deposit account, including the J. Aron Crude Oil Provisional Payment Account and the FOB Trade Collateral Account, in the name of the Borrower held by MUFG Bank, Ltd. in its capacity as depository bank and in which a first priority security interest and certain other rights have been granted by the Borrower to the Sub-Collateral Agent pursuant to the terms of (a) the Security Agreement and (b) the Collection Account DACA.

“Collection Account DACA” means, with respect to the Collection Accounts, the deposit account control agreement relating thereto providing for, among other things, (x) the Sub-Collateral Agent’s “control” (as such term is defined in the applicable Uniform Commercial Code) over the Collection Accounts and perfection of the Sub-Collateral Agent’s first priority security interest therein for the benefit of the Secured Parties and J. Aron and (y) blocking the access of the Borrower to funds deposited from time to time in said Collection Account as of the effective date of such deposit account control agreement.

“Collection Account Deposit Date” means, with respect to any deposit of cash into a Collection Account by (a) the Borrower or (b) J. Aron as required under a Payment Obligation Confirmation, (x) in the case of Trade Letters of Credit issued for Delivered Crude Oil Purchases and FOB Crude Oil Purchases which have been completely delivered to the Crude Intake Point, in each case no later than 6:00 p.m. New York time on the second Business Day after such delivery has been completed, provided, that the Borrower will endeavor, on a best efforts basis, to arrange to have such deposit made on the day that is at least one Business Day prior to the applicable PHR Crude Oil Contract Payment Date, and (y) in the case of Trade Letters of Credit issued for all other FOB Crude Oil Purchases, no later than one Business Day after delivery of such FOB Crude Oil Purchase to the Crude Intake Point; and provided, further, that the foregoing shall not require or be deemed to require J. Aron make payment of a Payment Obligation and deposit the proceeds thereof into a Collection Account at any date or time earlier than that which is required under the Supply and Offtake Agreement.

“Commodities Contract” means, regardless of the definition of “commodity contract” or “commodities contract” under applicable law, a contract for the purchase, sale, storage, transfer, or exchange of commodities, including any physical or financial transaction; or any futures, forward, exchange, swap or other derivatives contract or option or cap, collar, or floor transactions, or similar arrangements or similar transactions (i) in respect of commodities or (ii) relating to the purchase, sale, storage, transfer, or exchange of commodities that may have a fixed price, a floating price and floating differential, or other pricing basis.

“Compliance Certificate” means a certificate substantially in the form of Exhibit A, executed by a Responsible Officer of the Borrower.

“Company Proposal Email” shall have the meaning specified in the Supply and Offtake Agreement as of the date hereof and as hereafter amended but only by amendments to which the Administrative Agent has consented.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) any Guaranty Obligation; (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Hedging Arrangement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion to Approving Lenders Credit Extension Date” shall have the meaning specified in Section 2.17 of this Agreement.

“Corporate Overhead Expenses” has the meaning specified in Section 8.07 of this Agreement.

“Cost of Funds Borrowing” means, as to any Borrowing, the Cost of Funds Loans comprising such Borrowing.

“Cost of Funds Loan” means a Revolving Credit Loan that bears interest at a rate based on the Cost of Funds Rate.

“Cost of Funds Loan Maturity Date” means, as to any Cost of Funds Borrowing, the date specified as the Cost of Funds Loan Maturity Date in the Borrowing Request for such Borrowing; provided that the Cost of Funds Maturity Date shall in no case be more than 30 days after the date requested for such Borrowing in the Borrowing Request.

“Cost of Funds Rate” means for any day, the rate per annum that is determined by MUFG, in its sole discretion, to be its estimated cost of funds for funding or maintaining Revolving Credit Loans on such day, which determination may include, without limitation, such factors as MUFG shall reasonably deem appropriate from time-to-time, including, without limitation, market, regulatory and liquidity conditions; provided that such rate is not necessarily the cost to MUFG of funding or maintaining a Revolving Credit Loan on such day, and may exceed MUFG’s actual cost of borrowing in the interbank market or other markets in which MUFG may obtain funds from time-to-time for amounts and time periods similar to the amount and time period of such Revolving Credit Loan. Notwithstanding the foregoing, if the Cost of Funds Rate shall at any time be less than zero, such rate shall be deemed to be zero at such time for the purposes of this Agreement.

“Covered Entity” has the meaning specified in Section 11.20 of this Agreement.

“Covered Party” has the meaning specified in Section 11.20 of this Agreement.

“Credit and Risk Management Policy” means the written credit and risk management policies of the Parent Guarantor applicable to the Borrower as of the Closing Date.

“Credit Documents” mean, collectively, this Agreement, the Fee Letters, the Collateral Agency Agreement, the Security Documents, the Parent Guaranty, the UCC-1 financing statements, the L/C-Related Documents, and all other documents executed in connection therewith, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an Issuance or amendment, as applicable, of a Letter of Credit.

“Credit Facility Termination Date” means the earliest to occur of:

(a) the date that is the 364 days after the Closing Date; or

(b) the date that the Obligations are accelerated pursuant to Section 9.02 of this Agreement and all Maximum Credit Limits of all Lenders are terminated.

“Crude Intake Point” means the inlet flange of the Crude Storage Tanks.

“Crude Oil” means crude oil of any type or grade, excluding any Sludge.

“Crude Oil Supplier” means any seller of Crude Oil to the Borrower reasonably acceptable to the Administrative Agent other than J. Aron or an Affiliate of the Borrower, pursuant to an L/C Eligible Refinery Procurement Contract which is supported by a Letter of Credit issued hereunder.

“Crude Storage Tanks” means any of the tanks that store Crude Oil and are owned by the Borrower which are listed on Schedule E of the Supply and Offtake Agreement.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SOFR Adjustment” means a percentage equal to 0.10 % per annum.

“Declining Lender” shall have the meaning specified in Section 2.17 of this Agreement.

“Default” means (a) any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default; or (b) any event or circumstance whereby J. Aron has provided written notice to the Borrower that it intends to accelerate any Indebtedness or payment obligations under the Supply and Offtake Agreement and any applicable grace period or cure period contained therein as in effect on the Closing Date or as amended, restated, supplemented, or otherwise modified thereafter, in accordance with the Credit Documents, shall have expired (provided, that a customary reservation of rights that does not assert a current intent to exercise remedies shall not be deemed to be a notice of the intention to exercise rights and remedies for purposes hereof).

“Default Rate” means, in respect of any obligation of the Borrower with respect to any Letter of Credit or any other amount under this Agreement (including, without limitation, any fee due hereunder), or any other Credit Document that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to (i) in the case of principal of any Revolving Credit Loan, 2.00% plus the rate otherwise applicable to such Revolving Credit Loan as provided in the Section 2.08(c) or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in Section 2.08(a).

“Default Right” has the meaning specified in Section 11.20 of this Agreement.

“Defaulting Lender” at any time, any Lender that (a) within one (1) Business Day of when due, has failed to fund any portion of its Revolving Credit Loans or of any participations in Letters of Credit, to the Borrower, the Administrative Agent, any Lender or any Letter of Credit Issuing Bank required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so, unless the subject of a good faith dispute; (b) notified the Borrower, the Administrative Agent, any Letter of Credit Issuing Bank, or any Lender in writing that it does not intend to comply with any of its obligations with respect to Revolving Credit Loans and Letters of Credit under this Agreement or has made a public statement to the effect that it does not intend to comply with its obligations with respect to Revolving Credit Loans and Letters of Credit under this Agreement or under other agreements in which it commits to extend credit; (c) failed, within one (1) Business Day after request by the Administrative Agent or the Borrower (made with the good faith belief that such Lender may not honor its obligations hereunder), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Revolving Credit Loans and participations in any Letter of Credit; (d) otherwise failed to pay over to the Administrative Agent, any Letter of Credit Issuing Bank, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (e)(i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that, a Lender shall not become a Defaulting Lender solely as a result of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) if such Lender or its direct or indirect parent company is solvent, the appointment of a receiver, conservator, trustee or custodian or other similar official by a Governmental Authority under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if Requirements of Law require that such appointment not be disclosed, in each case so long as such ownership interest or appointment, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Delivered Crude Oil Purchase” means a transaction involving the sale of Crude Oil pursuant to which title to the Crude Oil being sold transfers to the Borrower at the time the Crude Oil passes through the SPM Delivery Point.

“Discharge of Secured Obligations” has the meaning specified in the Collateral Agency Agreement.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” means (a) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; or (b) respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Eligible Assignee” means (a) one of the existing Lenders hereunder, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States, (d) a Person that is an Affiliate of a Lender; or (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000.

“Eligible Counterparty” means any Person engaged in the business of the purchase and/or storage of Crude Oil (i) whose long-term senior unsecured debt rating is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher (“Investment Grade”), (ii) backed by a letter of credit issued by an Investment Grade bank or other financial institution or guaranteed by an Investment Grade Person, (iii) who is unrated but determined by the Borrower’s internal risk management assessment in its good faith business judgement to be the functional equivalent of Investment Grade as set forth in a certificate in form and substance reasonably acceptable to the Administrative Agent or (iv) acceptable to the Required Lenders pursuant to Section 7.21.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means all federal, state or local laws (including the common law), statutes, regulations, rules, ordinances and codes, together with all administrative orders, decrees, directives, licenses, concessions, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or the Parent Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower, the Parent Guarantor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower, the Parent Guarantor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, the Parent Guarantor or any ERISA Affiliate.

“Erroneous Payment” has the meaning specified in Section 10.10(a) of this Agreement.

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 10.10(d) of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01 of this Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, and regulations promulgated thereunder, as amended.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any of the Obligations hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender become a party to this Agreement (or designates a new lending office, other than designations pursuant to Section 4.01(f)), except in each case to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office (c) Taxes attributable to such recipient’s failure to comply with Section 4.01 of this Agreement, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expiration Date” has the meaning given in the Supply and Offtake Agreement as in effect on the Closing Date and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

“Face Amount” means, with respect to any Letter of Credit, the maximum aggregate amount the applicable Letter of Credit Issuing Bank may be obligated to pay to the beneficiary pursuant to the terms of such Letter of Credit, after giving effect to any automatic reduction clause applicable thereto, and which, with respect to any Letter of Credit issued in a face amount with a tolerance of plus or minus a percentage of the face amount, shall equal the sum of such face amount plus an amount equal to the maximum applicable percentage tolerance of such face amount so as to cover the maximum amount that could be drawn thereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” means (a) that certain fee letter dated as of October 28, 2022, executed by the Borrower, the Parent Guarantor, and the Administrative Agent; (b) the schedule of fees for services letter dated December 6, 2022, executed by the Borrower and the Collateral Agent; and (c) any other fee letter agreement executed by the Borrower and the Administrative Agent, the Collateral Agent, or any Lender in connection with this Agreement, in each case as any of the foregoing may be amended, restated, supplemented, or otherwise modified from time to time.

“FERC” means the U.S. Federal Energy Regulatory Commission.

“FERC Contract Collateral” means all contracts of the Borrower and the books and records related thereto, in each case, that constitute Collateral, that, by their nature, require a filing with the FERC (whether such filing is made for notice purposes only or is intended to receive acceptance by FERC of such filing or approval by FERC of the requests set forth therein) in order for the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender or Letter of Credit Issuing Bank to be able to exercise the remedies under the Credit Documents.

“FinanceCo” means Par Petroleum Finance Corp., a Delaware corporation.

“Floor” means 0.00% per annum.

“FOB Crude Oil Purchase” means a transaction involving the sale of Crude Oil between a Crude Oil Supplier, as seller, and the Borrower, as purchaser, pursuant to which the risk of loss of the Crude Oil being sold transfers to the Borrower at the time the Crude Oil passes through the last connecting flange into the vessel transporting said Crude Oil.

“FOB Trade Collateral Account” means the blocked, interest bearing deposit account into which any FOB Trade LC Additional Cash Collateral required to be deposited by the Borrower shall be deposited. The Borrower shall retain the sole responsibility for the selection of the investments of the FOB Trade LC Additional Cash Collateral and bear all risk from any such investments. In no event will the Administrative Agent be deemed an investment manager or adviser in respect of any selection of such investments and the Administrative Agent shall bear no responsibility for such investments or the selection thereof.

“Foreign Corrupt Practices Act” means the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C §78dd-1, et seq.) as amended or supplemented from time to time, or any successor statute or other Requirement of Law with materially the same purpose.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing, including any applicable supranational bodies (such as the European Union or the European Central Bank).

“Guaranty Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”) including any obligation of that Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Guaranty Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Hedge Termination Value” in respect of any one or more Hedging Arrangements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements, (a) for any date on or after the date such Hedging Arrangements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Arrangements, as determined by the counterparties to such Hedging Arrangements.

“Hedging Arrangement” means a hedge, call, swap (including Swap Contracts), collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices. For purposes hereof, the Supply and Offtake Agreement (except for any J. Aron Hedge Agreement, Aron Spread Transaction or Third Party Spread Transaction entered in connection therewith) and the transactions contemplated thereby do not constitute a Hedging Arrangement.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money (including any issuance by such Person of preferred stock or other securities with the characteristics generally attributable to preferred stock); (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases or finance leases; (g) all obligations with respect to Hedging Arrangements; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or property of others; (i) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by applicable law but only to the extent of such liability; (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (k) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. For purposes of determining the “principal amount” of the obligations of the Parent Guarantor, the Borrower or any of their Subsidiaries in respect of any Hedging Arrangement at any time shall be the Hedge Termination Value.

“Indemnified Liabilities” has the meaning specified in Section 11.05 of this Agreement.

“Indemnified Person” has the meaning specified in Section 11.05 of this Agreement.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document.

“Information” has the meaning specified in Section 11.18 of this Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” shall mean (a) with respect to any SOFR Loan based on Adjusted Term SOFR, the last day of the Interest Period applicable to the Borrowing of which such SOFR Loan is a part, (b) with respect to any ABR Loan, the last Business Day of each calendar month (commencing with the calendar month ending July 30, 2023), (c) with respect to any Cost of Funds Loan, the Cost of Funds Loan Maturity Date specified in the Borrowing Request for such Cost of Funds Loan pursuant to Section 2.03 and (d) in each case, the Credit Facility Termination Date.

“Interest Period” means, as to any Term SOFR Borrowing, the period commencing on the date of such Revolving Credit Loan or Revolving Credit Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter (subject to the availability thereof), as specified in a Borrowing Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Credit Facility Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.09(e) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Revolving Credit Loan or Revolving Credit Borrowing initially shall be the date on which such Revolving Credit Loan or Revolving Credit Borrowing is made.

“Inventory Requirements” means, at the time of any determination thereof, Crude Oil inventory of the Borrower meeting the requirements of clause (a) or (b) of the definition of “Collateral” set forth in Section 1.01 hereunder and to which the Administrative Agent in its Permitted Discretion shall deem to have satisfied the following additional requirements:

(a)         The inventory is owned by the Borrower free and clear of all Liens, except Permitted Collateral Liens;

(b)         The inventory has not been identified for deliveries with the result that a buyer would have rights to the inventory that would be superior to the Collateral Agent’s security interest, nor shall such inventory have become the subject of a customer’s ownership or Lien;

(c)         The inventory is subject to a perfected first priority security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Credit Documents;

(d)         The inventory is saleable in the ordinary course of the Borrower’s business without any notice to, or consent of, any Governmental Authority and has not been determined by the Administrative Agent to be unmarketable; and

(e)         The inventory does not consist of bill-and-hold goods (i.e., inventory which has been sold by the Borrower to any Person other than J. Aron but which is being held by the Borrower pending delivery).

“Investment” has the meaning specified in Section 8.05 of this Agreement.

“Investment Grade” has the meaning specified in the definition of “Eligible Counterparty”

“Issuance Condition” means, with respect to a J. Aron Payment Obligation, that a Letter of Credit has been issued under this Agreement and the available amount of such Letter of Credit at the time of issuance is no less than the amount of the J. Aron Payment Obligation applicable to the Crude Oil the purchase of which is being supported by such Letter of Credit (plus, in the case of Letters of Credit issued to support FOB Crude Oil Purchases, Ancillary Costs).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued” “Issuing” and “Issuance” have corresponding meanings.

“J. Aron” means J. Aron & Company LLC (“JANY LLC”), f/k/a J. Aron & Company, a limited liability company organized under the laws of the State of New York or any other subsidiary of The Goldman Sachs Group, Inc. that is a successor to JANY LLC as party to the Supply and Offtake Agreement and the other documents related thereto (whether by assignment, operation of law or otherwise).

“J. Aron Collateral” means all Collateral as defined in the Security Agreement.

“J. Aron CP Documentation” means, collectively, (i) the Supply and Offtake Agreement, as amended on or before the Closing Date as may be necessary or appropriate to permit the transactions contemplated by the Credit Documents to the reasonable satisfaction of the Administrative Agent and its counsel, and (ii) the Collateral Agency Agreement.

“J. Aron Crude Oil Provisional Payment Account” means the blocked, non-interest bearing deposit account into which any deposits made by J. Aron or the Borrower with respect to the J. Aron Payment Obligation shall be deposited.

“J. Aron Hedge Agreements” means any Related Hedges as such term is defined in the Supply and Offtake Agreement as in effect on the Closing Date and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

“J. Aron Payment Obligation” means each account receivable arising from the sale of Crude Oil by the Borrower to J. Aron pursuant to an L/C Related Aron Procurement Contract and representing the obligation by J. Aron to pay to the Borrower the “J. Aron Payment Obligation” specified in and due thereunder but not any other amount subsequently due thereunder; provided that the term “J. Aron Payment Obligation” used in an L/C Related Aron Procurement Contract shall be defined as provided in the Supply and Offtake Agreement as of the date hereof and as amended thereafter but only by such amendments as are consented to by the Administrative Agent and the Required Lenders.

“J. Aron Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement dated as of June 1, 2021 between the Borrower and J. Aron.

“Joint Venture” means a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“L/C Amendment Application” means an application form for an amendment of outstanding Trade Letters of Credit or Performance Letters of Credit as shall at any time be in use by the Administrative Agent or a Letter of Credit Issuing Bank, as applicable.

“L/C Eligible Refinery Procurement Contract” means an “LC Eligible Refinery Procurement Contract” between a Crude Oil Supplier, as seller, and the Borrower, as purchaser, as such term is defined in the Supply and Offtake Agreement as in effect on the Closing Date and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

“L/C Issuance Date” means the later of the date of initial Issuance of a Letter of Credit under this Agreement, or, in the case of any amendment or renewal of such Letter of Credit hereunder, the most recent effective date of any such amendment or renewal.

“L/C Obligations” means at any time the sum of (a) the aggregate undrawn Face Amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit.

“L/C Related Aron Procurement Contract” means an “LC Related Aron Procurement Contract” between the Borrower, as seller, and J. Aron, as purchaser, as such term is defined in the Supply and Offtake Agreement as in effect on the Closing Date and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

“L/C-Related Documents” means the Letters of Credit, the Letter of Credit Requests, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any Letter of Credit Issuing Bank’s standard form documents for letter of credit issuances.

“Lenders” means (a) on the date hereof, the Lenders listed on the signature pages hereof and (b) thereafter, the Lenders from time to time a party hereto after giving effect to any assignments thereof permitted by Section 11.08(a) of this Agreement or, as a result of an increase in the Maximum Availability pursuant to Section 2.18 of this Agreement, any Person who becomes a Lender by executing a joinder agreement in accordance with Section 5.03(a) of this Agreement.

“Lender’s Aggregate Accommodations” means, for each Lender, the sum of the amount of the outstanding principal amount of such Lender’s Revolving Credit Loans after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date and the amount of such Lender’s Pro Rata Share outstanding L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions, in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Letter of Credit” means any Trade Letters of Credit or Performance Letters of Credit Issued hereunder.

“Letter of Credit Issuing Bank” means, with respect to each Letter of Credit, each of MUFG, Macquarie Bank Limited and such other Lenders mutually acceptable to the Borrower and the Administrative Agent and appointed as such hereunder, in each case as an issuer of one or more Letters of Credit hereunder, together with their respective successors and assigns in such capacity.

“Letter of Credit Issuing Bank-Related Persons” means each Letter of Credit Issuing Bank, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of each Letter of Credit Issuing Bank and its Affiliates.

“Letter of Credit Payment Confirmation” has the meaning specified in Section 3.09 of this Agreement.

“Letter of Credit Related Payment” means any payment of funds on deposit in a Collection Account from time to time initiated by the Borrower, as authorized by the Sub-Collateral Agent as provided for in Section 3.03(a): (a) to a Crude Oil Supplier representing the purchase price owed in respect of certain Crude Oil inventory sold by said Crude Oil Supplier to the Borrower under an L/C Eligible Refinery Procurement Contract, or (b) to the applicable Letter of Credit Issuing Bank to reimburse it for (i) its having made payment to a Crude Oil Supplier representing the purchase price owed in respect of certain Crude Oil inventory sold by said Crude Oil Supplier to the Borrower under an L/C Eligible Refinery Procurement Contract; or (ii) its having paid the beneficiary in respect of any conforming drawing under the related Letter of Credit. In connection with any such payment made pursuant to clauses (a) or (b)(i) hereof, the provisions of Section 3.09 regarding a Letter of Credit Payment Confirmation shall be applicable.

“Letter of Credit Request” means a request by the Borrower for the Issuance of a Letter of Credit in the form of Exhibit B hereto together with, if applicable, any completed application for the issuance of Trade Letters of Credit and Performance Letters of Credit in form used by any Letter of Credit Issuing Bank.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law).

“Liquidity” has the meaning given in the Supply and Offtake Agreement as in effect on the date hereof and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, operations or financial condition of (i) the Borrower, (ii) the Parent Guarantor, (iii) the Parent Guarantor and its Subsidiaries taken as a whole, or (iv) J. Aron; (b) a material impairment of the ability of (i) the Borrower or the Parent Guarantor to perform their respective material obligations under any Credit Document to which they are a party, or (ii) of J. Aron to perform any of its obligations under (A) the J. Aron CP Documentation or (B) any Payment Obligation Confirmation; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against (i) the Borrower or the Parent Guarantor of any Credit Document or (ii) J. Aron of (A) the J. Aron CP Documentation; (B) any Payment Obligation Confirmation, or (C) any other material document required to be executed and/or delivered by J. Aron in connection with the Uncommitted Facility; or (d) a material adverse effect upon any of the rights and remedies of, or the benefits available to, the Collateral Agent, the Sub-Collateral Agent, the Administrative Agent, the Lenders or any Letter of Credit Issuing Bank under the Credit Documents.

“Maximum Availability” means an amount equal to $120,000,000 as such amount may be increased from time to time after the Closing Date pursuant to Section 2.18 of this Agreement or decreased by an amount equal to (x) the Maximum Credit Limit of any Declining Lender pursuant to Section 2.17 of this Agreement, less (y) the Lender’s Aggregate Accommodations of such Declining Lender outstanding as of the date of calculation.

“Maximum Credit Limit” means, for each Lender, the maximum amount of Lender’s Aggregate Accommodations that may be incurred by such Lender hereunder, which amount as of the Closing Date shall be provided on Schedule 1.01 attached hereto and incorporated herein, and which amount may be increased or decreased at each Lender’s sole discretion (a) upon ten (10) Business Days’ prior written notice to the Borrower, which notice shall be effective upon receipt and shall be deemed to be an amendment to said Schedule 1.01 without further action by the Administrative Agent, other Lenders or the Borrower; or (b) as a result of assignments permitted hereunder; or (c) in connection with a Declining Lender election pursuant to Section 2.17 of this Agreement; provided, however, that at no time shall any Lender’s Maximum Credit Limit be decreased to an amount less than such Lender’s Aggregate Accommodations as of the date of such reduction. Subject to the proviso below, in the event of any increase or decrease in the Maximum Credit Limit for any Lender at any time, the manner in which the shares of all existing Lenders shall be reallocated (both with respect to then outstanding Letters of Credit and with respect to future Letters of Credit) shall be on a pro rata basis based on the ratio of each Lender’s Maximum Credit Limit to the Maximum Availability, as calculated immediately prior to such decrease or subsequent to such increase, as the case may be, or as otherwise determined by agreement of all of the Lenders, including any new Lender, provided, however, that no Lender shall be obligated to increase its Maximum Credit Limit or decrease (except in connection with a reallocation of L/C Obligations pursuant to Section 2.18 of this Agreement) or increase its share of outstanding Letters of Credit.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower, the Parent Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five plan years, has made, or been obligated to make, contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 11.01; and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Person” means any Person that is not a U.S. Person.

“Notice of Declining Lender” has the meaning specified in Section 2.17 of this Agreement.

“Obligations” means all Revolving Credit Loans, L/C Obligations, fees, debts, liabilities, obligations, indemnities, costs, expenses, compliance guidelines, duties, and other Indebtedness arising under this Agreement or any Credit Document (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Lenders, to the Letter of Credit Issuing Banks or to the Collateral Agent that are required to be paid by the Borrower pursuant to the terms of the Credit Documents or otherwise) owing by the Borrower to the Administrative Agent, any Letter of Credit Issuing Bank, any Lender, the Collateral Agent or any other Indemnified Person, including but not limited to the unpaid principal amount of, and interest (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post filing or post-petition interest is allowed in such proceeding) on all Revolving Credit Loans and L/C Obligations, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising including without limitation overdraft costs arising as a result of transfers of funds made through the automated clearinghouse system and all obligations of the Borrower arising from Letters of Credit.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereon) of such corporation. For any limited liability company or partnership, the term shall have a correlative meaning and shall include any certificate of limited liability company or limited partnership, and any limited liability company agreement, limited partnership agreement and/or general partnership agreement, as applicable.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any of the Obligations hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Obligations or Credit Document).

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents, except for any such Taxes that are Other Connection Taxes imposed with respect to an assignment of any Credit Document (other than an assignment made pursuant to Section 4.01(f)).

“Parent Guarantor” means Par Petroleum, LLC, a limited liability company organized under the laws of the State of Delaware.

“Parent Guaranty” means a guaranty substantially in the form of Exhibit C hereto, executed and delivered by the Parent Guarantor and dated as of the Closing Date, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Par Pacific” means Par Pacific Holdings, Inc., a corporation organized under the laws of the State of Delaware.

“Participant” has the meaning specified in Section 11.08(b) of this Agreement.

“Patriot Act” has the meaning specified in Section 6.20(d) of this Agreement.

“Payment Obligation Confirmation” means, with respect to each J. Aron Payment Obligation, the Aron Acceptance Email sent by J. Aron to the Borrower (with a copy sent to the Administrative Agent) evidencing J. Aron’s agreement to the L/C Related Aron Procurement Contract pursuant to which such J. Aron Payment Obligation has arisen, which constitutes a binding obligation of J. Aron from the time such Aron Acceptance Email is sent regardless of whether any written confirmation of such L/C Related Aron Procurement Contract is subsequently issued. Such Aron Acceptance Email and the Company Proposal Email (which included the relevant trade ticket) to which it relates shall collectively specify, among other things, the amount of or the basis for calculating the relevant J. Aron Payment Obligation, the supplier of, vessel on which, and quantity of Crude Oil inventory being shipped to the Borrower and subject to such L/C Related Aron Procurement Contract.

“Payment Recipient” has the meaning specified in Section 10.10(a) of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower, the Parent Guarantor or an ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions or with respect to which the Borrower, the Parent Guarantor or any ERISA Affiliate has any liability.

“Performance Letter of Credit” means a performance letter of credit Issued for the purpose of supporting bids for public releases of Crude Oil from the Strategic Petroleum Reserve.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Collateral Liens” means (a) Liens in favor of the Collateral Agent or the Sub-Collateral Agent as the case may be, arising under the Credit Documents; (b) Liens in favor of J. Aron on the Collateral that have been properly subordinated to the rights of the Administrative Agent and the Lenders pursuant to the Collateral Agency Agreement; (c) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made; (d) Liens (1) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens arise by operation of law in favor of the seller or shipper of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets, and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in a Collection Account.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment.

“Permitted Holders” means Zell Credit Opportunities Master Fund, L.P. and its Affiliates.

“Permitted Investments” means (a) investments consisting of cash equivalents and securities held in an account in which a perfected security interest has been granted to the Collateral Agent or the Sub-Collateral Agent under the Security Agreement, and (b) transactions in the ordinary course of business with Affiliates or third parties entered into on fair and reasonable terms which, in the case of any transaction with an Affiliate, are on terms not less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

“Permitted Liens” means (a) Permitted Collateral Liens; (b) Liens securing the Indebtedness under the ABL Agreement, the Indebtedness under the Term Loan Agreement, and the Indebtedness listed on Schedule 8.06 hereof and any amendments, restatements, amendment and restatements, supplements, other modifications, refinancings, refundings, renewals or extensions thereof not prohibited by said Section 8.06 hereof, provided that through such amendment, restatement, amendment and restatement, supplement, modification, refinancing, refunding, renewal or extension (1) the Borrower and its Subsidiaries shall not provide security for such Indebtedness to the extent such security would include types of collateral not previously included therein, (2) the amount of Indebtedness secured or benefitted thereby is not increased except as permitted under Section 8.06(c) hereof, (3) no Subsidiary of the Borrower shall be required to guarantee such Indebtedness unless such Person has guaranteed the Obligations, and (4) any refinancings, refundings, renewals or extensions of the obligations secured or benefitted thereby is permitted by Section 8.06(c) hereof; (c) statutory inchoate liens (except for Liens for the benefit of warehousemen, terminal operators or landlords); (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) Liens for Taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (f) Liens in respect of property or assets of the Borrower imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehouseman’s, mechanic’s, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business, and (1) which do not in the aggregate materially detract from the value of the Borrower’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or materially impair the value of any Collateral; or (2) are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower; (g) Liens upon assets of the Borrower subject to capital leases and leases giving rise to Synthetic Lease Obligations to the extent such capital leases and leases giving rise to Synthetic Lease Obligations are permitted by Section 8.06(f) hereof, provided that (1) such Liens only serve to secure the payment of Indebtedness arising under such capital lease obligation or leases giving rise to Synthetic Lease Obligations and (2) the Lien encumbering the asset giving rise to such capital lease obligation or leases giving rise to Synthetic Lease Obligations does not encumber other assets of the Borrower; (h) Liens upon equipment and machinery acquired after the Closing Date and used in the ordinary course of business of the Borrower or its Subsidiaries, if any, to secure Indebtedness permitted by Sections 8.06(g) and (h) hereof, provided, that in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower; (i) Liens arising out of the existence of judgments or awards in an aggregate amount not to exceed $5,000,000 in respect of which the Borrower or any Subsidiary, if any, shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; (j) statutory and common law landlords’ Liens under leases to which the Borrower is a party; (k) Liens on cash collateral or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (l) easements, rights-of-way, restrictions and other similar encumbrances affecting real property, including minor title deficiencies, which, in the aggregate, are not substantial in amount, and which do not in any case secure money obligations or materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower; (m) Liens incurred in the ordinary course of business in connection with (1) the shipping of goods or assets with respect to amounts due to such shipper for the carriage of such goods or assets and only attach to such goods or assets, or (2) the purchase of goods or assets, which Liens arise by operation of law in favor of the seller of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets; (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (o) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained (including, without limitation, the rights of the depositary bank in respect of a Collection Account) securing amounts owing to such bank or banks with respect to cash management and operating account arrangements; (p) Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 8.06(m) hereof; (q) Liens on cash collateral posted solely to secure the Borrower’s reimbursement obligations under letters of credit permitted to be issued under Section 8.06(n) hereof; and (r) Liens arising under the terms of the Security Documents.

“Permitted Uses” means solely (a) with respect to Trade Letters of Credit and Revolving Credit Loans related to such Trade Letters of Credit, to finance and provide credit support for the Borrower’s purchase of Crude Oil in connection with an FOB Crude Oil Purchase or L/C Related Aron Procurement Contract pursuant to the terms of the Supply and Offtake Agreement, (b) with respect to Performance Letters of Credit, to finance and provide credit support for the Borrower’s purchase of Crude Oil from the Strategic Petroleum Reserves and (c) with respect to Revolving Credit Loans for which a Trade Letter of Credit has been issued, to make payment to the applicable Crude Oil Supplier on or before such payment is due.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“PHR Crude Oil Contract Payment Date” means the earliest date upon which (x) payment is due by the Borrower to the applicable Crude Oil Supplier pursuant to the terms of the applicable L/C Eligible Refinery Procurement Contract or otherwise, and (y) the applicable Crude Oil Supplier, as beneficiary under the related Letter of Credit, is permitted to draw thereon.

“Plan” means a material employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower, the Parent Guarantor or any ERISA Affiliate sponsors or maintains or to which the Borrower, the Parent Guarantor or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or any other relevant legal authority.

“Plan Assets Regulation” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means, as to the Administrative Agent or any Letter of Credit Issuing Bank, the principal office of its New York Branch located in New York City, or such other office or offices as such Administrative Agent or such Letter of Credit Issuing Bank may from time to time notify the Borrower.

“Pro Rata Share” means (a) at any time prior to a Conversion to Approving Lenders Credit Extension Date, for any Lender, a fraction, the numerator of which is such Lender’s Maximum Credit Limit and the denominator of which is the Maximum Availability, and (b) at any time after a Conversion to Approving Lenders Credit Extension Date, for any Lender, a fraction, the numerator of which is the amount of Lender’s Aggregate Accommodations attributable to, or other Obligations owed to, such Lender on such date and the denominator of which is the aggregate amount of Lender’s Aggregate Accommodations attributable to all Lenders (including, without limitation, all Declining Lenders) having L/C Obligations or other Obligations owed to all Lenders outstanding as of such date of calculation.

“QFC” has the meaning specified in Section 11.20 of this Agreement.

“QFC Credit Support” has the meaning specified in Section 11.20 of this Agreement.

“Refinery” means, any of the following taken individually, (x) the crude oil refinery and related assets owned and operated by the Borrower located in Kapolei, Hawaii (including, without limitation, all submerged pipes in which Crude Oil passes into the refinery crude oil tanks), (y) the SPM Delivery Point, or (z) the Crude Storage Tanks.

“Regulatory Change” means, with respect to the Administrative Agent, any change after the Closing Date in Federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Administrative Agent or any Letter of Credit Issuing Bank of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Relevant Governmental Body” means the Federal Board of Reserves or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Board of Reserves or the Federal Reserve Bank of New York or the Term SOFR Administrator or any successor to any of the foregoing.

“Reportable Event” means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Credit Loans, a Borrowing Request, (b) with respect to an Issuance of a Letter of Credit, a Letter of Credit Request and (c) with respect to an amendment of a Letter of Credit, an L/C Amendment Application.

“Required Lenders” means (a) at any time during which any Letters of Credit or Revolving Credit Loans have been Issued and are outstanding hereunder or at any time during which any L/C Obligations remain unpaid, Lenders holding more than 50.0% of the Lender’s Aggregate Accommodations on an aggregate basis for all Lenders, or (b) at any time during which no Letters of Credit or Revolving Credit Loans are outstanding hereunder and no L/C Obligations or Revolving Credit Loans remain unpaid, Lenders holding more than 50.0% of the aggregate Maximum Credit Limits of all of the Lenders party hereto on such date, provided, however, that if any Lender is a Defaulting Lender as of any date of determination, then on such date (x) such Defaulting Lender shall be excluded from the determination of Required Lenders and, for purpose of calculating the Lender’s Aggregate Accommodations on an aggregate basis for all Lenders, such amount shall be reduced by such Defaulting Lender’s otherwise applicable Lender’s Aggregate Accommodations, and (y) such Defaulting Lender’s Maximum Credit Limit shall be excluded from the determination of the aggregate Maximum Credit Limits of all the Lenders party hereto for the purposes of determining the Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to the Borrower or the Parent Guarantor, as the case may be, (a) the chief executive officer, president, chief financial officer, chief administrative officer, treasurer or assistant treasurer as the context may require, or any other officer having substantially the same authority and responsibility; or (b) with respect to certifying as to Organizational Documents or governance matters, the Secretary or Assistant Secretary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit J hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Credit Loans made by such Lender.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” at any time, any Person or vessel (i) listed on, and/or targeted by, any Sanctions, (ii) resident, operating, or organized under the laws of, a Sanctioned Country, or (iii) that is directly or indirectly owned or controlled by any such Person or Person(s) described in the foregoing clause (i).

“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced from time to time by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) His Majesty’s Treasury of the United Kingdom, or (e) any other relevant sanctions authority with jurisdiction over any Lender, the Borrower, the Parent Guarantor or any of its Subsidiaries or Affiliates.

“Secured Parties” means the Administrative Agent, the Agent-Related Persons, the Lenders and the Letter of Credit Issuing Banks.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date substantially in the form of Exhibit D hereto, which amends and restates the J. Aron Security Agreement in its entirety, executed by the Borrower in favor of the Collateral Agent or Sub-Collateral Agent, as the case may be, and delivered to the Administrative Agent granting to the Collateral Agent or the Sub-Collateral Agent, as the case may be, a first and prior security interest in and Lien upon (i) the Collateral for the benefit of the Secured Parties, and (ii) the J. Aron Collateral for the benefit of J. Aron, as the same may be amended, restated, supplemented, or otherwise modified from time to time as permit hereby or thereby.

“Security Documents” means, collectively, the Security Agreement, the Collateral Agency Agreement, the Collection Account DACA and any other agreements, instruments or documents entered into as a condition precedent to the effectiveness of the Uncommitted Facility relating to the Collateral or the J. Aron Collateral.

“Sludge” means a semi-solid slurry consisting of hydrocarbons, sediment, paraffin and water, produced from a process or as a result of solids separated from suspension in a liquid.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Revolving Credit Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“SPM” means the self-contained single-point mooring buoy offshore terminal facility maintained by the Borrower offshore of the Refinery for the purposes of mooring and transferring Crude Oil and other hydrocarbon cargoes from oceangoing vessels.

“SPM Delivery Point” means the delivery point specified in the relevant L/C Eligible Refinery Procurement Contract at which title to the Crude Oil being sold thereunder is to be transferred from the Crude Oil Supplier party thereto to the Borrower. Such delivery point may be the entry point of a subsea hose, subsea pipeline or other similar infrastructure.

“Strategic Petroleum Reserve” means petroleum stocks maintained by the United States government for use during periods of major supply interruption established pursuant to 42 U.S.C. § 6234.

“Sub-Collateral Agent” means MUFG Bank, Ltd. in its capacity as a sub-collateral agent of the Collateral Agent under this Agreement, the Collateral Agency Agreement and the other Credit Documents to which it is a party.

“Subordinated Indebtedness” means, with respect to any Person collectively, Indebtedness (a) for which such Person is directly and primarily liable, (b) in respect of which none of the Subsidiaries of such Person is contingently or otherwise obligated and (c) that is subordinated to the obligations of such Person hereunder on terms, and pursuant to documentation containing other terms (including interest, amortization, compliance guidelines and events of default), in form and substance satisfactory to the Required Lenders.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other Equity Interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.

“Supply and Offtake Agreement” means that certain Second Amended and Restated Supply and Offtake Agreement dated as of June 1, 2021 between J. Aron and the Borrower, as amended by that certain Amendment dated March 24, 2022, that certain Amendment dated April 25, 2022, that certain Amendment dated May 17, 2022, that certain Amendment dated September 13, 2022, that certain Amendment dated February 13, 2023, that certain Amendment dated June 21, 2023, and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof or thereof, including by that certain Amendment dated as of July 26, 2023.

“Supported QFC” has the meaning specified in Section 11.20 of this Agreement.

“Surety Instruments” means all letters of credit (including standby and commercial), bank’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Swap Contract” means, regardless of the definition of “Swap Contract” or “Swap” under any applicable law, any agreement entered into by the Borrower (including any master agreement and any agreement, whether or not in writing, relating to any single physical or financial transaction) that is an interest rate swap agreement, a basis swap, forward rate agreement, commodity swap, Commodities Contract, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross currency rate swap agreement, currency option or any other similar agreement (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context clearly requires, any master agreement and confirmation relating to or governing any or all of the foregoing. No agreement of the nature described above will be deemed a Swap Contract unless it is subject to the applicable ISDA Master Agreement or its equivalent (i.e., long-form confirmations).

“Synthetic Lease Obligations” means the monetary obligation of the Borrower under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of the Borrower, but which, upon the insolvency or bankruptcy of the Borrower, would be characterized as the indebtedness of the Borrower (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, assessments, fees or other charges imposed by any Governmental Authority, and any interest, penalties and other liabilities with respect thereto.

“Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of February 28, 2023, among Par Pacific, the Parent Guarantor, FinanceCo, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Term SOFR” means:

(a)         for any calculation with respect to a SOFR Loan based on Adjusted Term SOFR, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and

(b)         for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.10 % per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Party Spread Transaction” shall have the meaning specified in the Supply and Offtake Agreement.

“Trade Letter of Credit” means a standby (other than a Performance Letter of Credit) or documentary letter of credit, as required by context.

“Transaction/Collateral Report” means a report substantially in the form of Exhibit I hereto or in any other form mutually acceptable to the Borrower and the Administrative Agent, providing the details of each transaction for which a Letter of Credit has been issued or a Revolving Credit Loan has been made, including but not limited to, a description of the relevant purchase contract, quantity, purchase price, payment terms, (estimated) date of loading/discharge, location (i.e. vessel name) of the related Crude Oil inventory, whether a J. Aron Payment Obligation has been created and assigned as Collateral under the Security Agreement, and any other information, data or certification reasonably requested by the Administrative Agent, along with copies of relevant documentation relating to such transactions, including but not limited to, the related purchase contracts, shipping documents (i.e. bills of lading), and invoices, if available.

“TWEA” shall have the meaning ascribed to such term in the definition of “Anti-Terrorism and Economic Sanctions Law”.

“Type” when used in respect of any Revolving Credit Loan or Borrowing, shall refer to the Rate by reference to which interest on such Revolving Credit Loan or on the Revolving Credit Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Term SOFR, the Cost of Funds Rate and the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Facility” means the uncommitted credit facility for the making of Revolving Credit Loans and the issuance of Letters of Credit described in Article II hereof and provided to the Borrower upon the terms and conditions set forth in this Agreement and the other Credit Documents.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” means the Uniform Commercial Code as now or hereafter in effect in the State of New York provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s security interest in any assets of the Borrower is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term ‘Uniform Commercial Code’ means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” and “U.S.” each means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(3) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20 of this Agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i)    The term “including” is not limiting and means “including without limitation.”

(ii)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(iii)    The term “shall” is and will be construed to have the same meaning and effect as the word “will”.

(d)    Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)    Initially capitalized terms that are not defined herein but are defined in the Uniform Commercial Code shall have the meanings ascribed to such terms in the applicable Uniform Commercial Code.

(f)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(g)    This Agreement and other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(h)    This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent merely because of the Administrative Agent’s involvement in their preparation.

(i)    For the avoidance of doubt, any Lien upon, or security interest granted in the Collateral to or in favor of the Collateral Agent or the Sub-Collateral Agent in accordance with this Agreement and any other Credit Documents shall be for the benefit of the Collateral Agent or Sub-Collateral Agent, as applicable, for the further benefit of the Secured Parties.

1.03    Accounting Principles.

(a)    Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made in accordance with GAAP, consistently applied.

(b)    References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower or the Parent Guarantor, as applicable.

1.04    [Reserved].

1.05    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws); (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.06    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE CREDITS

2.01    Amounts and Terms of Uncommitted Facility.

(a)    The Lenders agree, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider (a) making revolving credit loans in U.S. Dollars (each such loan, a “Revolving Credit Loan”) to the Borrower and (b) Issuing, and participating in, Letters of Credit for the account of the Borrower, in each case, on any Business Day during the period from the Closing Date to the Credit Facility Termination Date; provided, however, that, after giving effect to any Borrowings of Revolving Credit Loans and the issuance of any Letter of Credit, (i) the Effective Amount of all Revolving Credit Loans and L/C Obligations shall not, in the aggregate, exceed the Maximum Availability then in effect and (ii) such Lender’s Pro Rata Share of all Revolving Credit Loans and L/C Obligations shall not, in the aggregate, exceed such Lender’s Maximum Credit Limit then in effect.

(b)    The Lenders hereby establish the Uncommitted Facility to be in effect, subject to the terms of this Agreement, until the Credit Facility Termination Date, pursuant to which the Lenders, acting in their sole and absolute discretion, may agree from time to time, but shall have no obligation to agree to the making of Revolving Credit Loans and the Issuance of Letters of Credit by any Letter of Credit Issuing Bank for the account of the Borrower and solely for Permitted Uses, and, in the case of Letters of Credit, to be participated in by the other Lenders pursuant to Section 3.01(b) of this Agreement. If the Lenders agree at any time to the Issuance of one or more Letters of Credit by a Letter of Credit Issuing Bank, for the account of the Borrower and solely for Permitted Uses, and to be participated in by the other Lenders, such Letters of Credit shall be governed by the terms of this Agreement. Revolving Credit Loans may be ABR Loans, SOFR Loans or Cost of Funds Loans, as further provided herein.

(c)    NOTWITHSTANDING (i) THAT THIS AGREEMENT SETS FORTH CERTAIN PROCEDURES FOR THE POSSIBLE ISSUANCE OF LETTERS OF CREDIT BY ANY LETTER OF CREDIT ISSUING BANK, FOR THE ACCOUNT OF THE BORROWER AND TO BE PARTICIPATED IN BY THE LENDERS, AND POSSIBLE MAKING OF BORROWINGS BY THE LENDERS AND (ii) THAT THIS AGREEMENT CONTAINS CERTAIN AGREEMENTS OF THE BORROWER TO PROVIDE INFORMATION TO THE LENDERS ON A REGULAR BASIS, TO MAKE CERTAIN PAYMENTS TO THE LENDERS OR CONSTRAIN THE BORROWER, THE BORROWER ACKNOWLEDGES AND AGREES THAT (A) THE LENDERS HAVE NO OBLIGATION WHATSOEVER TO AGREE TO THE ISSUANCE OF LETTERS OF CREDIT OR THE MAKING OF REVOLVING CREDIT LOANS AS DESCRIBED HEREIN OR OTHERWISE AND (B) THE LENDERS HAVE THE RIGHT, SHOULD THEY EXTEND CREDIT TO THE BORROWER AT ANY TIME AS DESCRIBED HEREIN OR OTHERWISE, TO DECLINE ANY FUTURE EXTENSION OF CREDIT FOR THE ACCOUNT OF THE BORROWER.

2.02    Loans and Borrowings.

(a)    Borrowings. Subject to Section 2.01, each Revolving Credit Loan to the Borrower shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their Pro Rata Shares.

(b)    Types of Loans. Each Borrowing shall be comprised entirely of ABR Loans, SOFR Loans or Cost of Funds Loans as the Borrower may request in accordance herewith.

(c)    Number of Borrowings. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Interest Periods in respect of Borrowings (unless agreed by the Administrative Agent).

(d)    Minimum Amounts. Each Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that any Borrowing may be in an aggregate amount that is equal to the remaining Maximum Availability immediately prior to giving effect to such Borrowing.

(e)    Latest Interest Period. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Credit Facility Termination Date.

2.03    Requests for Borrowings. Subject to the provisions of Section 2.01 of this Agreement, including, without limitation, the conditions precedent (including the requirements of Section 5.02 hereof), Collateral requirements, limits and purposes provided for therein and elsewhere in this Agreement, the Borrower may request a Borrowing by notifying the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request (or such other form as may be approved by the Administrative Agent) and signed by the Borrower (i) in the case of a Borrowing consisting of SOFR Loans, not later than 2:00 p.m., New York time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans or Cost of Funds Loans, not later than 2:00 p.m., New York time, one Business Day prior to the day of the proposed Borrowing. Each Borrowing Request shall be made by electronic mail in portable document format (.PDF) or other facsimile, shall be signed by an Authorized Officer and shall specify the following information in compliance with Section 2.02:

(a)    the aggregate amount of the requested Borrowing, which shall not exceed the Face Amount of the related Trade Letter of Credit issued with respect to the Crude Oil inventory being purchased;

(b)    the date of such Borrowing, which shall be a Business Day;

(c)    whether such Borrowing is in connection with an FOB Crude Oil Purchase or a Delivered Crude Oil Purchase;

(d)    whether such Borrowing is to be an ABR Borrowing, a SOFR Borrowing or a Cost of Funds Borrowing;

(e)    if such Borrowing is to be a Cost of Funds Borrowing, the Cost of Funds Loan Maturity Date applicable to such Borrowing, which shall be a Business Day;

(f)    the tenor applicable to such Borrowing (15 days for a Delivered Crude Oil Purchase and 30 days for an FOB Crude Oil Purchase); and

(g)    identifying the related Trade Letter of Credit issued with respect to the Crude Oil inventory being purchased from the applicable Crude Oil Supplier for which the proceeds of such Borrowing are being used to make such payment on or before when due, together with any other documentation relating to such cargo reasonably requested by the Administrative Agent.

When delivered, such Borrowing Request shall be irrevocable and shall be effective upon receipt by the Administrative Agent.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be made as an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Credit Loan to be made as part of the requested Borrowing. Notwithstanding anything set forth herein, no SOFR Loan based on Adjusted Daily Simple SOFR may be requested unless a Benchmark Transition Event has occurred.

2.04    Notice to Lenders; Funding of Borrowings.

(a)    The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each requested Borrowing, and of such Lender’s proportionate share thereof and of the other matters covered by the Borrowing Request, as the case may be, relating thereto.

(b)    In the event that prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of the requested Borrowing, the Administrative Agent has received a written notice in the form of Exhibit E from any Lender, the Administrative Agent shall notify the Borrower by 6:00 p.m. New York time on the Business Day immediately preceding the proposed date of Borrowing, and the proposed Borrowing will be made only if one or more of the Lenders have elected to become Approving Lenders thereby triggering the Conversion to Approving Lenders Credit Extension Date pursuant to Section 2.17 hereof. If the Approving Lenders elect to make the Revolving Credit Loans requested in such Borrowing, they may (on a pro rata basis among the Lenders that have elected to continue making Revolving Credit Loans) make the full amount of such Borrowing, or a pro rata amount after taking into account each Declining Lender’s Pro Rata Share of such requested Borrowing. At no time shall any Approving Lender be required to make any Revolving Credit Loan if such participation would cause such Lender’s Aggregate Accommodation of such Lender to exceed its Maximum Credit Limit.

(c)    Upon satisfaction or waiver of the conditions precedent specified herein, each Approving Lender shall make each Revolving Credit Loan to be made by it to the Borrower hereunder by 12:00 noon (New York time) on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent. Upon receipt of all requested funds and the satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Revolving Credit Loans available to the Borrower by promptly wire transferring the amounts so received, in like funds, to the J. Aron Crude Oil Provisional Payment Account.

(d)    Unless the Administrative Agent shall have received written notice from a Declining Lender in accordance with Section 2.17, the Administrative Agent may assume that such Lender has made its pro rata share (determined in accordance with Section 2.04(b)) available on such date in accordance with Section 2.04(c) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount provided that the Administrative Agent does not have the obligation to make available such amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower, severally, agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Credit Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.05    Evidence of Debt.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Credit Extension made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Any Lender may, by written notice to the Borrower, request that Revolving Credit Loans made by it to the Borrower be evidenced by a Revolving Credit Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Credit Note promissory note payable to such Lender, which shall evidence such Lender’s Revolving Credit Loans.

(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Credit Extension made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)    In addition to the accounts and records referred to in Sections 2.05(a) and 2.05(b), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the Register and the corresponding accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error.

(d)    The entries made in the accounts maintained pursuant to Sections 2.05(a), 2.05(b) or 2.05(c) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Credit Loans or other Credit Extensions under this Agreement in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between the entries made in the accounts maintained pursuant to Sections 2.05(a), 2.05(b) and 2.05(c), the Register and corresponding entries maintained by the Administrative Agent shall control.

2.06    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender its Pro Rata Share of each Borrowing on the earliest of (a) one (1) Business Day after the J. Aron Payment Obligation has been deposited into the J. Aron Crude Oil Provisional Payment Account, (b) the Credit Facility Termination Date, (c) the Cost of Funds Loan Maturity Date, if applicable, (d) 15 days after the making of such Borrowing if such Borrowing is in connection with a Delivered Crude Oil Purchase and (e) 30 days after the making of such Borrowing if such Borrowing is in connection with an FOB Crude Oil Purchase. All payments for the account of the Lenders in respect of this Section 2.06 shall be applied to the Revolving Credit Loans on a pro rata basis based on such Lender’s Pro Rata Share. The Administrative Agent is hereby authorized to charge the Collection Accounts for each payment of principal, interest and bank fees as they become due hereunder.

2.07    Prepayment of Loans.

(a)    The Borrower shall have the right to prepay Revolving Credit Loans in whole or in part, in an aggregate principal amount equal to an amount equal to one or more outstanding Borrowings. The Borrower shall notify the Administrative Agent of any prepayment hereunder (1) in the case of prepayment of a SOFR Borrowing, not later than 2:00 p.m. (New York time), three U.S. Government Securities Business Days before the date of prepayment, or (2) in the case of prepayment of an ABR Borrowing or a Cost of Funds Borrowing, not later than 2:00 p.m. (New York time), one Business Day prior to the date of prepayment (or such later times to which the Administrative Agent may agree). Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each prepayment of a Borrowing shall be applied to the Revolving Credit Loans included in the prepaid Borrowing in accordance with each Lender’s Pro Rata Share. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08(e).

(b)    If for any reason the aggregate Effective Amount at any time exceeds the Maximum Availability then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or cash collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that, the Borrower shall not be required to cash collateralize the L/C Obligations pursuant to this Section 2.07(b) unless after the prepayment in full of the Revolving Credit Loans such aggregate Effective Amount with respect to the L/C Obligations exceeds the aggregate Maximum Availability then in effect.

(c)    If for any reason The Goldman Sachs Group, Inc. does not own directly or indirectly more than fifty percent (50.0%) of the Equity Interest in, or otherwise control, J. Aron, the Borrower shall, within three Business Days following the date on which The Goldman Sachs Group, Inc. no longer owns directly or indirectly more than fifty percent (50.0%) of the Equity Interest in, or otherwise controls, J. Aron, prepay or cause to be prepaid Revolving Credit Loans and/or cash collateralize the L/C Obligations pursuant to Section 3.06(a).

(d)    Subject to Section 2.10, prepayments under this Section 2.07 shall be without premium or penalty.

2.08    Interest.

(a)    The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at the Alternate Base Rate plus the Applicable Margin.

(b)    The Borrower shall pay interest on the unpaid principal amount of each Cost of Funds Loan made to the Borrower at the Cost of Funds Rate plus the Applicable Margin.

(c)    The Borrower shall pay interest on the unpaid principal amount of each SOFR Loan made to the Borrower (i) prior to a Benchmark Transition Event, at the Adjusted Term SOFR for the Interest Period in effect for such SOFR Loan plus the Applicable Margin, and (ii) from and after a Benchmark Transition Event, at the Adjusted Daily Simple SOFR in effect for such SOFR Loan plus the Applicable Margin.

(d)    Notwithstanding the foregoing, beginning upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on all Obligations outstanding hereunder, at the Default Rate; provided that in no event shall the Default Rate apply to any Default or Event of Default that has been waived by the Required Lenders.

(e)    Accrued interest on each Revolving Credit Loan shall be payable by the Borrower in arrears on each Interest Payment Date for such Revolving Credit Loan, and on the Credit Facility Termination Date; provided that (x) interest accrued pursuant to Section 2.08(d) shall be payable promptly on demand, and (y) in the event of any repayment or prepayment of any Revolving Credit Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(f)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09    Alternate Rate of Interest and Benchmark Replacement Settings.

(a)    Subject to Sections 2.09(b) through (f), if, on or prior to the first day of any Interest Period for any SOFR Loan based on Adjusted Term SOFR:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii)    the Required Lenders determine that for any reason in connection with any request for a SOFR Loan that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Revolving Credit Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent;

the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of ABR Loans in the amount specified therein. The Borrower shall also pay any additional amounts required pursuant to Section 2.10. Subject to Sections 2.09(b) through (f), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

(b)    Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.09(b) will occur prior to the applicable Benchmark Transition Start Date.

(c)    In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.09(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.09.

(e)    Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of SOFR Loans to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

2.10    Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b)  the failure (for a reason other than the failure of a Lender to make a Revolving Credit Loan) to borrow or prepay any SOFR Loan on the date specified in any notice delivered by the Borrower pursuant hereto or (c) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.07, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

2.11    Assignment of J. Aron Payment Obligations.

The Borrower covenants and agrees that pursuant to the Security Agreement it shall grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in the J. Aron Payment Obligations and the cash proceeds thereof.

2.12    Letter of Credit Accounts.

(a)    The Letters of Credit Issued by any Letter of Credit Issuing Bank shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Letters of Credit Issued by any Letter of Credit Issuing Bank for the account of the Borrower hereunder, and the fees and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder to pay any amount owing with respect to any Letter of Credit.

(b)    Subject to the terms and conditions of this Agreement and the right of any Lender to approve or disapprove any request for a Credit Extension hereunder in its sole discretion, prior to the Credit Facility Termination Date the Borrower may request Credit Extensions up to the Maximum Availability on a revolving basis.

2.13    Fees. All fees to be paid to the Lenders as fees in connection with this Uncommitted Facility will be set forth in separate Fee Letters upon terms and conditions to be agreed upon as a condition precedent to the initial Credit Extension hereunder.

2.14    Computation of Fees and Interest.

(a)    All computations of fees and interest calculated utilizing the Prime Rate shall be made on the basis of a 365/6-day year and actual days elapsed. All other fees and interests shall be calculated on the basis of a 360-day year for actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). All interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)    Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower in the absence of manifest error.

2.15    Payments by the Borrower.

(a)    All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (New York time) on the date specified herein. Any payment received by the Administrative Agent later than 12:00 noon (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)    Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder in respect of the Uncommitted Facility, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due from the Borrower hereunder in respect of the Uncommitted Facility, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.

2.16    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Letter of Credit Issuing Bank shall obtain on account of the Letters of Credit Issued by it, or any Lender shall obtain on account of its Revolving Credit Loans or its participation in any Letter of Credit, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share at such time, such Letter of Credit Issuing Bank or Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Credit Loans or Letters of Credit, as applicable, purchased by them as shall be necessary to cause such purchasing Letter of Credit Issuing Bank or Lender to share the excess payment with each of them in accordance with their Pro Rata Shares; provided, however, that if all or any portion of such excess payment is thereafter recovered from the Letter of Credit Issuing Bank or Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the Letter of Credit Issuing Bank or Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Letter of Credit Issuing Bank or Lender of any interest or other amount paid or payable by the purchasing Letter of Credit Issuing Bank or Lender in respect of the total amount so recovered). The Borrower agrees that any Letter of Credit Issuing Bank or Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off, but subject to Section 11.09 of this Agreement) with respect to such participation as fully as if such Letter of Credit Issuing Bank or Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.16 and will in each case notify the Lenders following any such purchases or repayments.

2.17    The Election of Approving Lenders to Continue Making Revolving Credit Loans and Issuing and Participating in Letters of Credit. If one or more Lenders (the “Declining Lender” or “Declining Lenders”) provides the Administrative Agent with, and the Administrative Agent has actually received, a written notice (a “Notice of Declining Lender”) in the form of Exhibit E by 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of the requested Borrowing indicating that for reasons other than the existence of a Default that such Lenders have elected not to make Revolving Credit Loans and Issue or participate in additional Letters of Credit, the Administrative Agent shall notify the other Lenders by 6:00 p.m. (New York City time) that same day. If by 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of the requested Borrowing, any Lender has not provided a Notice of Declining Lender in writing to the Administrative Agent, such silence shall be deemed to indicate such Lender’s willingness to be an Approving Lender. On the next succeeding Business Day, the remaining Lenders shall consider additional requests for Revolving Credit Borrowings by the Borrower in accordance with Section 2.01 hereof and they shall (on a pro rata basis, based on the Maximum Credit Limit of all Lenders that have elected to continue making Revolving Credit Loans as adjusted after such Conversion to Approving Lenders Credit Extension Date) make the requested Borrowing irrespective of the Declining Lenders’ disapproval, and, in the case of Letters of Credit, so long as one or more of the remaining Lenders who are not the Declining Lenders are Letter of Credit Issuing Banks or shall elect to become Letter of Credit Issuing Banks, the Letter of Credit Issuing Banks and the Lenders shall consider additional requests for Letters of Credit by the Borrower in accordance with Section 3.01 hereof and they shall (on a pro rata basis, based on the Maximum Credit Limit of all Lenders that have elected to continue Issuing and/or participating in, Letters of Credit as adjusted after such Conversion to Approving Lenders Credit Extension Date) Issue or amend the requested Letter of Credit irrespective of the Declining Lenders’ disapproval (in each such case, the Lenders that had not previously delivered a Notice of Declining Lender shall be referred to as the “Approving Lenders”). In such event, from such date forward (the “Conversion to Approving Lenders Credit Extension Date”) (i) all subsequent Revolving Credit Loans made or Issuances of Letters of Credit or amendments of Letters of Credit issued after the Conversion to Approving Lenders Credit Extension Date shall be made unilaterally by the Approving Lenders and no Revolving Credit Loan thereafter made or Letter of Credit thereafter Issued shall be participated in by the Declining Lenders (other than any Obligations related to Revolving Credit Loans or Letters of Credit with respect to which such Lender was not a Declining Lender on the date such Revolving Credit Loans were made or such Letters of Credit were Issued or amended), (ii) the Lender’s Aggregate Accommodations for each such Approving Lender shall be increased on the basis of each subsequent Revolving Credit Loan made or Issuance or amendment of a Letter of Credit, but in any event by an amount not more than its Pro Rata Share of the Declining Lender’s Maximum Credit Limit (determined as of the Conversion to Approving Lenders Credit Extension Date), and (iii) at no time shall any Approving Lender be required to make any Revolving Credit Loans or participate in any Letter of Credit if the making of such Revolving Credit Loan or such participation, respectively, would exceed its Maximum Credit Limit.

2.18    Increases in Maximum Availability. The Borrower shall have the right to request that the Maximum Availability be increased up to an aggregate amount not to exceed, at any time, $350,000,000; provided, however, that any such increase will be in increments of $20,000,000 and is subject to satisfaction or waiver of each of the conditions precedent contained in Section 5.03 of this Agreement. The Borrower may seek an increase in Maximum Credit Limit from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in each case, subject to approval of the Administrative Agent and Letter of Credit Issuing Banks, such approval not to be unreasonably withheld, delayed, or conditioned) who will become Lenders in connection therewith; the Borrower and each such Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably request to evidence the joinder of such additional Lender and its Maximum Credit Limit. Notwithstanding anything to the contrary contained herein, satisfaction of any conditions precedent contained in Section 5.03 of this Agreement shall not be deemed to be a consent by any Lender to any such increase in such Lender’s Maximum Credit Limit and any such consent shall be at the sole discretion of each Lender and shall not be effective unless and until agreed in writing by such Lender. In connection with any increase in the Maximum Availability pursuant to this Section 2.18, the Administrative Agent shall, without the necessity of the consent of any other Person, reallocate L/C Obligations and Revolving Credit Loans among the Lenders to reflect each Lender’s Pro Rata Share thereof based on their respective Maximum Credit Limits after giving effect to such increase.

ARTICLE III.

LETTERS OF CREDIT

3.01    Requests for Letters of Credit.

(a)    Subject to the provisions of Section 2.01 of this Agreement, including without limitation all applicable conditions precedent (including the requirements of Section 5.02 hereof), Collateral requirements, limits and purposes provided for therein and elsewhere in this Agreement, the Borrower may request the Issuance of a Letter of Credit for its account, by giving the applicable Letter of Credit Issuing Bank and the Administrative Agent a Letter of Credit Request by no later than 2:00 p.m., New York time (or such shorter time as such Letter of Credit Issuing Bank may agree in a particular instance in its sole discretion), on the date that is one (1) Business Day prior to the requested date of Issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by a Letter of Credit Issuing Bank or the Administrative Agent later than 2:00 p.m., New York time, as applicable, shall be deemed to have been received thereby at the opening of business on the next Business Day. Each Letter of Credit Request shall be made by electronic mail in portable document format (.PDF) or other facsimile, shall be signed by an Authorized Officer, shall contain the related vessel name and quantity of Crude Oil inventory being shipped in the relevant cargo and attach a copy of the related L/C Eligible Refinery Procurement Contract and any other documentation relating to such cargo reasonably requested by said Letter of Credit Issuing Bank. When delivered, such Letter of Credit Request shall be irrevocable and shall be effective upon receipt by the applicable Letter of Credit Issuing Bank and the Administrative Agent. In the event that prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of Issuance, the Administrative Agent has received a written notice in the form of Exhibit E from any Lender, the Administrative Agent shall notify the Borrower by 6:00 p.m. New York time on the Business Day immediately preceding the proposed date of Issuance, and the proposed Letter of Credit will be Issued only if one or more of the Lenders is a Letter of Credit Issuing Bank (or has elected to become a Letter of Credit Issuing Bank hereunder) and one or more Lenders have elected to become Approving Lenders thereby triggering the Conversion to Approving Lenders Credit Extension Date pursuant to Section 2.17 hereof. If the Approving Lenders elect to Issue the Letter of Credit, they may (on a pro rata basis among the Lenders that have elected to continue Issuing, and/or participating in, Letters of Credit) Issue the full amount, or a pro rata amount after taking into account each Declining Lender’s Pro Rata Share of such requested Letter of Credit. At no time shall any Approving Lender be required to participate in any Letter of Credit if such participation would cause such Lender’s Aggregate Accommodation of such Lender to exceed its Maximum Credit Limit.

(b)    Immediately and automatically upon the Issuance of each Letter of Credit, the applicable Letter of Credit Issuing Bank shall be deemed to have sold and transferred to each other participating Lender (unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders in the form of Exhibit E attached hereto no later than 5:00 p.m. New York time on the Business Day immediately preceding such Issuance), and each such Lender shall be deemed to have purchased and received from the applicable Letter of Credit Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof, in an amount equal to such Lender’s Pro Rata Share or on a pro rata basis among the Lenders that have elected to continue Issuing, and/or participating in, Letters of Credit as determined in accordance with Section 3.01(a).

(c)    No Letter of Credit Issuing Bank is under any obligation to consider the Issuance of or to Issue any Letter of Credit unless such Letter of Credit Issuing Bank shall have consented to the Issuance of such Letter of Credit in its sole discretion. No Letter of Credit Issuing Bank shall, in any event, Issue any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Letter of Credit Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to such Letter of Credit Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuing Bank shall prohibit or request that such Letter of Credit Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Letter of Credit Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuing Bank in good faith deems material to it;

(ii)    such Letter of Credit Issuing Bank has received written notice from the Borrower or the Administrative Agent, prior to the Issuance of such Letter of Credit that one or more of the applicable conditions contained in Article V is not then satisfied or waived;

(iii)    the requested expiration date of any requested Letter of Credit is more than 90 days after the proposed issuance date or after the Expiration Date;

(iv)    such requested Letter of Credit is not in form and substance acceptable to such Letter of Credit Issuing Bank;

(v)    the Issuance of a Letter of Credit shall violate any applicable policies of such Letter of Credit Issuing Bank;

(vi)    the Administrative Agent has not confirmed to the Letter of Credit Issuing Bank that such requested Letter of Credit complies with all applicable terms and conditions to its issuance;

(vii)    such Letter of Credit is for any purpose other than the applicable purposes for such Letter of Credit set forth in the definition of “Permitted Uses” in Section 1.01 hereof;

(viii)    such Letter of Credit is denominated in a currency other than Dollars;

(ix)    the Issuance of such requested Letter of Credit violates the provisions of Section 2.01 of this Agreement;

(x)    any condition precedent to the Issuance of such Letter of Credit has not been satisfied; or

(xi)    any Default or Event of Default exists hereunder.

(d)    At no time shall the aggregate Face Amount of outstanding Letters of Credit with an expiry date after the Credit Facility Termination Date exceed $100,000,000.

3.02    Amendment and Renewal of Letters of Credit.

(a)    From time to time while a Letter of Credit is outstanding and prior to the Credit Facility Termination Date, the applicable Letter of Credit Issuing Bank will, upon the written request of the Borrower received by such Letter of Credit Issuing Bank by no later than 12:00 noon, New York time (or such shorter time as such Letter of Credit Issuing Bank may agree in a particular instance in its sole discretion) on the proposed date of Issuance of such amendment (which shall be a Business Day), consider the amendment of any Letter of Credit Issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile or other electronic transmission, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to such Letter of Credit Issuing Bank: (A) the Letter of Credit to be amended; (B) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Letter of Credit Issuing Bank may require. No Letter of Credit Issuing Bank shall be under any obligation to amend any Letter of Credit. No such amendment will be made if prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the proposed date of amendment, a Lender has provided the Administrative Agent with, and the Administrative Agent has actually received, a written notice in the form of Exhibit E. If the Administrative Agent does timely receive a written notice in the form of Exhibit E, the Administrative Agent shall notify the Borrower and the applicable Letter of Credit Issuing Bank by 2:00 p.m. New York time on the proposed date of amendment, and the proposed Letter of Credit will not be amended; provided, however, that if one or more Lenders do approve such amendment, the applicable Letter of Credit Issuing Bank shall notify all Lenders and the approving Lenders may elect to become the Approving Lenders and amend such Letter of Credit thereby triggering the Conversion to Approving Lenders Credit Extension Date.

(b)    Notwithstanding anything to the contrary in Section 3.01(a) of this Agreement, a Letter of Credit Issuing Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee not contrary to the terms of the related Letter of Credit or take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of such Letter of Credit to be a date not later than the earlier of the Credit Facility Termination Date or the Expiration Date (but not earlier than the current expiration date of such Letter of Credit).

(c)    This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit), except that neither the Letter of Credit Issuing Bank thereof nor the Lenders participating therein shall be under any obligation to renew any Letter of Credit.

3.03    Payments, Drawings and Reimbursements in Respect of Letters of Credit; Collateral Coverage.

(a)    Payments.

(i)    Pursuant to the terms of each Payment Obligation Confirmation delivered to the Administrative Agent as a condition precedent to the Issuance of any Trade Letter of Credit hereunder, upon satisfaction of the Issuance Condition, J. Aron or the Borrower shall be obligated to deposit cash in an amount equal to the J. Aron Payment Obligation (as specified in such Payment Obligation Confirmation) into the J. Aron Crude Oil Provisional Payment Account on the related Collection Account Deposit Date, unless payment to the relevant Crude Oil Supplier has previously been made by the Borrower and documentary evidence reflecting the same in form and substance reasonably acceptable to the Administrative Agent has been delivered to the Administrative Agent with copies to the applicable Letter of Credit Issuing Bank and J. Aron. The Administrative Agent and the applicable Letter of Credit Issuing Bank may rely upon the amount of such J. Aron Payment Obligation stated in a Payment Obligation Confirmation without further act or inquiry in determining the necessary amount of each Trade Letter of Credit to satisfy the Issuance Condition and for all other purposes relating to the issuance of the related Letter of Credit.

(ii)    As a condition precedent to the Issuance of any Performance Letter of Credit hereunder, the Borrower shall be obligated to deposit cash in an amount equal to the Face Amount of such Performance Letter of Credit into a Collection Account.

(iii)    In connection with a Letter of Credit Related Payment, Borrower may provide from time to time an irrevocable written request to the Sub-Collateral Agent specifying the account into which proceeds deposited in a Collection Account may be transferred. Borrower hereby authorizes the Sub-Collateral Agent to use any proceeds deposited into a Collection Account, plus any Collateral Coverage amounts deposited into a Collection Account pursuant to Section 3.03(c) hereof, to make any and all required Letter of Credit Related Payments.

(b)    Drawings and Reimbursements. In the event that for any reason there are insufficient funds deposited to a Collection Account and allocated to the transactions related to said Letter of Credit as required pursuant to Section 3.03(a) hereof to cover, in full, the amount of any drawing under said Letter of Credit, not later than 2:00 p.m., New York time, on the day of any such drawing under said Letter of Credit, the Borrower shall pay to the applicable Letter of Credit Issuing Bank an amount equal to the difference between (x) the amount so drawn and (y) any amounts so deposited into a Collection Account pursuant to said Section 3.03(a) and allocated to the transactions related to said Letter of Credit, such payment to include appropriate information identifying the invoice and the cargo to which such payment request relates.

(c)    Reimbursement of Letter of Credit Issuing Bank. In the event that a drawing under any Letter of Credit is not reimbursed by the Borrower by the time specified in Section 3.03(b) of this Agreement, the applicable Letter of Credit Issuing Bank will promptly so notify the Administrative Agent, which will promptly so notify each other Lender. Each such Lender (including without limitation any Lender that is a Declining Lender but was not a Declining Lender as of the date such Letter of Credit was Issued or amended) will then, on the Business Day of such notification, make available to the Administrative Agent for the account of such Letter of Credit Issuing Bank, at the Administrative Agent’s Principal Office, in immediately available funds, an amount equal to the amount of such Lender’s participation in such drawing, to reimburse such Letter of Credit Issuing Bank for the applicable portion of such drawing regardless of whether a Default or Event of Default has occurred and is continuing. Any payment made by a Lender pursuant to this paragraph to reimburse any Letter of Credit Issuing Bank for any drawing under any Letter of Credit shall not constitute a Revolving Credit Loan and shall not relieve the Borrower of its obligation to reimburse such drawing. In the event that any Lender fails to make available to the Administrative Agent for the account of such Letter of Credit Issuing Bank the amount required pursuant to the provisions of this Section 3.03(c), such Letter of Credit Issuing Bank will be entitled to recover such amount on demand from such Lender, together with interest thereon at the Federal Funds Rate. The agreements in this Section 3.03 shall survive termination of this Agreement and the other Credit Documents, the repayment of all amounts payable hereunder and thereunder, and the termination of all Letters of Credit. In the event that amounts shall subsequently be received by the Administrative Agent or any Letter of Credit Issuing Bank in reimbursement of a drawing under any Letter of Credit after such time as the Lenders shall have made a payment to the Administrative Agent as provided in this Section 3.03(c) to reimburse it in respect of the same drawing, the Administrative Agent shall promptly return (or cause the Letter of Credit Issuing Bank to return) such amounts paid by the Lenders on a pro rata basis in aggregate amount equal to the amount of such reimbursement payment subsequently received.

(d)    Collateral Coverage. If the Borrower requests that the face amount of any outstanding Letter of Credit be increased as required under the terms of its Delivered or FOB Crude Oil Purchase and the Administrative Agent determines in its Permitted Discretion that the Collateral deposited by the Borrower as Collateral Coverage for such Letter of Credit is less than the aggregate amount of Collateral Coverage that would be required if such an increase were in effect, then as a condition to agreeing to such increase request, the Administrative Agent shall request that the Borrower deposit additional collateral of the type required as Collateral Coverage in an amount sufficient so that, as such additional deposit is made, the aggregate amount of Collateral Coverage held in the appropriate Collection Account is equal to the amount required as Collateral Coverage for such increased Letter of Credit. Upon receipt of such a request, the Borrower shall deposit such collateral equal to the Collateral Coverage into the appropriate Collection Accounts within one (1) Business Day.

(e)    Cash Collateral in Respect of a Defaulting Lender. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then each Letter of Credit Issuing Bank with respect to each Letter of Credit it has Issued may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Letter of Credit Issued by such Letter of Credit Issuing Bank, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of such Letter of Credit Issuing Bank. In the event that such Defaulting Lender fails to deposit cash collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its obligations hereunder and under the other Credit Documents and transfer all of its Lender’s Aggregate Accommodations to one or more of the existing Lenders (upon their consent to accept such accommodations) or to one or more new Lenders acceptable to the Borrower and the Administrative Agent if such transferee Lenders can be found.

3.04    Role of a Letter of Credit Issuing Bank.

(a)    Each Letter of Credit Issuing Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuing Bank shall have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)    No Letter of Credit Issuing Bank-Related Person, no Lender nor any of the respective correspondents, participants or assignees of a Letter of Credit Issuing Bank shall be liable for: (i) any action taken or omitted in connection herewith at the request or with the approval of any Letter of Credit Issuing Bank; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)    The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Letter of Credit Issuing Bank-Related Person, no Lender nor any of the respective correspondents, participants or assignees of any Letter of Credit Issuing Bank shall be liable or responsible for any of the matters described in Section 3.05 of this Agreement; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against a Letter of Credit Issuing Bank, and such Letter of Credit Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuing Bank’s willful misconduct or gross negligence or such Letter of Credit Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) a Letter of Credit Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Letter of Credit Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.05    Obligations Absolute. The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse each Letter of Credit Issuing Bank for a drawing under a Letter of Credit Issued by it shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(a)    any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(c)    the existence of any claim, set off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Letter of Credit Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(d)    any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)    any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(f)    any payment by such Letter of Credit Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Letter of Credit Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(g)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Parent Guaranty or any other guaranty, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or

(h)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or the Parent Guarantor.

3.06    Cash Collateral Pledge.

(a)    Borrower shall be obligated to deposit into the J. Aron Crude Oil Provisional Payment Account Cash Collateral equal to 105% of the following amounts (without duplication) plus, for Trade Letters of Credit Issued for FOB Crude Oil Purchases, any previously provided Cash Collateral, in each case upon the occurrence of any of the following events:

(i)    If any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn as of the Credit Facility Termination Date, not more than 5 Business Days prior to the Credit Facility Termination Date and upon the request of the Administrative Agent or the Required Lenders, an amount sufficient to cover the sum of (x) the aggregate undrawn Face Amount of all Letters of Credit with an expiry date after the Credit Facility Termination Date and (y) the aggregate amount of any drawings under outstanding Letters of Credit which have not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuing Bank;

(ii)    Upon the occurrence and continuation of an Event of Default hereunder (and immediately without any request or further action by any Person upon the occurrence of an Event of Default under Section 9.01(h) of this Agreement) and upon the request of the Administrative Agent or the Required Lenders, an amount sufficient to cover the sum of (x) the aggregate undrawn Face Amount of all Letters of Credit and (y) the aggregate amount of any drawings under outstanding Letters of Credit which have not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuing Bank; and

(iii)    As required by Sections 2.07(c) and 7.21 of this Agreement.

(b)    Cash Collateral will be returned to the Borrower in each case when, either (i) in the Administrative Agent’s Permitted Discretion circumstances giving rise to such Cash Collateral as provided in this Section 3.06 no longer are continuing, (ii) the underlying Event of Default giving rise to such Cash Collateral as provided in Section 3.06(a)(ii) (x) has been waived or (y) after the applicable Letter of Credit to which such Cash Collateral relates expires or is terminated and no L/C Obligations remain outstanding with respect thereto (in which case only the Cash Collateral related to such Letter of Credit shall be returned), or (iii) the obligations of the Borrower to the Administrative Agent and the Lenders covered thereby have been indefeasibly repaid or otherwise reduced by the Borrower by the amount of such repayment or reduction; provided that, if any Revolving Credit Loan has been made that is related to a Trade Letter of Credit for an FOB Crude Oil Purchase, the associated FOB Trade LC Additional Cash Collateral shall remain on deposit in the FOB Trade Collateral Account until such Revolving Credit Loan has been repaid in full.

(c)    All cash collateralized Letters of Credit, other than cash collateralized Letters of Credit remaining outstanding after the Credit Facility Termination Date to the extent permitted by the Administrative Agent (and, if applicable, the Lenders) shall also remain secured by all other Collateral pledged under the Credit Documents.

(d)    If any additional Cash Collateral is deposited pursuant to Section 3.06(a), the amount of then outstanding J. Aron Payment Obligations that J. Aron is required to deposit into a Collection Account shall be reduced on a dollar-for-dollar basis, with such reduction being made by J. Aron in chronological order starting with the J. Aron Payment Obligation it expects to become due earliest based J. Aron’s commercially reasonable estimate of when the relevant Crude Oil shipment will be delivered to the Crude Intake Point; provided, that any such reduction in the amount payable and to be deposited by J. Aron into a Collection Account shall remain payable by J. Aron to the Borrower, subject to all rights and remedies of J. Aron under the Supply and Offtake Agreement and the other documentation related thereto.

3.07    Letter of Credit Fees.

(a)    The Borrower shall pay (i) to each Letter of Credit Issuing Bank a fronting fee equal to 0.25% per annum on the Face Amount of each Letter of Credit Issued by such Letter of Credit Issuing Bank, payable monthly in arrears on the twenty-fifth calendar day of the following month (if such day is a Business Day, and if not on the next succeeding Business Day), subject to a minimum fronting fee of $750; and (ii) to the Administrative Agent for the account of such Letter of Credit Issuing Bank and for the pro rata benefit of each of the Lenders purchasing a participation interest therein pursuant to Section 3.01(b) of this Agreement, a letter of credit commission (the “L/C Commission”) in an amount equal to (i) the greater of (x) $750 and (y) (A) 2.00% per annum of the Face Amount of any Trade Letter of Credit or (B) 2.25% per annum of the Face Amount of any Performance Letter of Credit, each payable monthly in arrears on the twenty-fifth calendar day of the following month (if such day is a Business Day, and if not on the next succeeding Business Day). In the event that any Letter of Credit is scheduled to expire after the Credit Facility Termination Date hereof, all Letter of Credit fees due with respect to such Letter of Credit shall be payable in full on or prior to the Credit Facility Termination Date and Cash Collateral shall be required to be deposited with the Administrative Agent in accordance with Section 3.06 of this Agreement.

(b)    The Borrower shall pay to each Letter of Credit Issuing Bank from time to time (i) on demand for its own account only the issuance, negotiation, amendment and other processing fees, and other costs and charges, of such Letter of Credit Issuing Bank relating to the Issuance of the Letters of Credit at its customary rates as determined by reference to a written fee schedule which will be provided to the Borrower from time to time upon request including, without limitation, a fee of $100 per amendment for amending the text of any Letter of Credit which shall be retained by such Letter of Credit Issuing Bank for its own account and (ii) monthly in arrears on the twenty-fifth (25th) day of the following calendar month (if such day is a Business Day, and if not on the next succeeding Business Day), the L/C Commission for any extension or increase in the Face Amount of any Letter of Credit as permitted pursuant to Section 3.02 of this Agreement which shall be shared by the participants in such Letter of Credit on a pro rata basis based upon the percentage of its participation in such Letter of Credit.

(c)    At any time during which an Event of Default shall have occurred and is continuing hereunder and at the election of either the Administrative Agent or the Required Lenders, all fees which may be due and payable pursuant to this Section 3.07 shall bear interest at the Default Rate.

3.08    Uniform Customs and Practice. Each Letter of Credit may be governed by: (a) the Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce; (b) the International Standby Practices for Letters of Credit; (c) the laws of the State of New York or the United Kingdom, or (d) any other law or regulation acceptable to the Administrative Agent and the applicable Letter of Credit Issuing Bank, in each case as in effect most recently at the time of issuance of such Letter of Credit.

3.09    Procedures for Reduction or Cancellation of Letters of Credit. The Borrower may send a Letter of Credit Issuing Bank confirmation that payment was made directly to the beneficiary of any outstanding Letter of Credit Issued by such Letter of Credit Issuing Bank (each a “Letter of Credit Payment Confirmation”). Any such Letter of Credit Payment Confirmation will include appropriate information identifying the invoice and the cargo to which such payment relates, wire transfer details with respect to such payment, the applicable Letter of Credit number and whether such Letter of Credit shall be reduced by the amount of such payment or cancelled. Upon receipt of a Letter of Credit Payment Confirmation, the applicable Letter of Credit Issuing Bank shall:

(a)    if the applicable Letter of Credit includes an automatic reduction clause, a balance remains on such Letter of Credit following the payment referenced in the Letter of Credit Payment Confirmation and the Letter of Credit Payment Confirmation indicates that the applicable Letter of Credit should be cancelled, use its commercially reasonable efforts to have such Letter of Credit cancelled (including seeking the consent of the beneficiary of such Letter of Credit to the cancellation), and, upon receipt of such cancellation, send the evidence of such cancellation to the Administrative Agent and the Borrower; and

(b)    if the applicable Letter of Credit does not include an automatic reduction clause, use its commercially reasonable efforts to have such Letter of Credit reduced by the amount of the applicable payment or cancelled in accordance with the Letter of Credit Payment Confirmation, and upon such Letter of Credit being reduced or cancelled, send the evidence of the same to the Administrative Agent and the Borrower.

For the avoidance of doubt, each Letter of Credit Payment Confirmation shall be deemed to be a request by the Borrower that the applicable Letter of Credit Issuing Bank have the applicable Letter of Credit amended or cancelled in accordance with clauses (a) and (b) above and the Borrower shall not be required to deliver a separate amendment request.

ARTICLE IV.

TAXES, COMPENSATION, SHARING OF PAYMENTS

4.01    Taxes.

(a)    Any and all payments by the Borrower to any Lender, the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Letter of Credit Issuing Bank under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for any Taxes, except as required by applicable law. In addition, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b)    The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and each Letter of Credit Issuing Bank for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid or payable by such Lender, Administrative Agent, Collateral Agent, Sub-Collateral Agent or Letter of Credit Issuing Bank, or required to be withheld or deducted from a payment to such recipient, in connection with the transactions contemplated by this Agreement and the other Credit Documents and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Administrative Agent makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.08(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(d)    If the Borrower shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Administrative Agent, Collateral Agent, Sub-Collateral Agent, any Lender or any Letter of Credit Issuing Bank then:

(i)    the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Administrative Agent, Collateral Agent, Sub-Collateral Agent, Lender or Letter of Credit Issuing Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)    the Borrower shall make such deductions and withholdings; and

(iii)    the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.

(e)    Within 30 days after the date of any payment by the Borrower of Indemnified Taxes or Other Taxes, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(f)    If the Borrower is required to pay additional amounts to the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent, any Lender or any Letter of Credit Issuing Bank pursuant to clause (c) of this Section 4.01, then the Administrative Agent, Collateral Agent, Sub-Collateral Agent, such Lender or such Letter of Credit Issuing Bank shall, at the request of Borrower, use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office or letter of credit issuing office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of the Administrative Agent, Collateral Agent, Sub-Collateral Agent, such Lender or such Letter of Credit Issuing Bank is not otherwise disadvantageous to the Administrative Agent, Collateral Agent, Sub-Collateral Agent, such Lender or such Letter of Credit Issuing Bank.

(g)    Each of the Administrative Agent, Collateral Agent, Sub-Collateral Agent and any Lender that is a Non-U.S. Person agrees that it shall on the date it becomes a Lender, Administrative Agent, Collateral Agent or Sub-Collateral Agent hereunder, deliver to the Borrower and the Administrative Agent (x) for the purpose of establishing foreign status and claiming that payments made to it hereunder are effectively connected with the conduct of a trade or business in the United States, one duly completed and executed copy of United States Internal Revenue Service Form W-8ECI (or replacement or successor form thereto), (y) for the purpose of establishing foreign status and exemption from, or a reduced rate of, withholding as a resident of a foreign country with which the United States has an income tax treaty, one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8BEN-E (or replacement or successor form thereto), or (z) for the purpose of establishing the portfolio interest exemption from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, both (i) one duly completed and executed copy of a United States Internal Revenue Service Form W 8BEN, W-8BEN-E (or replacement or successor form thereto), and (ii) a certificate representing that such Non-U.S. Person is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), in each case such documentation certifying that such Lender, Administrative Agent, Collateral Agent or Sub-Collateral Agent is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof; provided, however, that any Administrative Agent, Collateral Agent, Sub-Collateral Agent or Lender that is not the beneficial owner of a payment shall provide the Administrative Agent and the Borrower with (x) one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (in lieu of the Form W-8BEN, W-8BEN-E or W-8ECI), and (y) all additional forms or certifications, as provided in Treasury Regulation §1.1441-1(e)(3), required to be attached to such Form W-8IMY, necessary to establish that the Administrative Agent, Collateral Agent, Sub-Collateral Agent or the Lender, in its capacity as an intermediary, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. A Non-U.S. Person shall be required to furnish any such form or certificate only if it is entitled to claim an exemption from, or a reduced rate of, withholding. Each of Administrative Agent, Collateral Agent, Sub-Collateral Agent and any Lender that is a U.S. Person agrees that it shall on the date it becomes a Lender, Administrative Agent, Collateral Agent or Sub-Collateral Agent hereunder, deliver to the Borrower and the Administrative Agent one duly executed and completed Internal Revenue Service Form W-9 (or replacement or successor form thereto), and such other documentation as may be otherwise required to establish that there is no withholding, including backup withholding, with respect to any payment under any Credit Document, and to satisfy, and allow the Borrower to satisfy, any informational reporting requirements with respect to the Obligations and Credit Documents.

(h)    If any Lender which is a Non-U.S. Person sells an assignment or participating interest pursuant to Section 11.08 of this Agreement or otherwise ceases to own the beneficial interest in all or a portion of its Revolving Credit Loans and L/C Obligations (as such term is defined in Treasury Regulation section 1.1441-1(c)(6)), such Lender shall, at the time of the sale of the beneficial interest, provide the Borrower and the Administrative Agent with revised forms, reflecting the portion of its Revolving Credit Loans and L/C Obligations which have been sold on one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (or replacement or successor from thereto) and required attachments thereto, and that portion of its Revolving Credit Loans and L/C Obligations retained on one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or replacement or successor form thereto).

(i)    Each of the Administrative Agent, Collateral Agent, Sub-Collateral Agent or any Lender that delivers to the Borrower and the Administrative Agent any such form or certification as required under this Section 4.01 agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j)    If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposed of this clause (j) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(k)    To the extent the Administrative Agent, Collateral Agent, Sub-Collateral Agent, any Lender or any Letter of Credit Issuing Bank receives a refund of any amounts with respect to which it was indemnified pursuant to this Section 4.01, it shall pay such refund over to the Borrower; provided, however, that none of the foregoing shall have any obligation to pay such amount over to the Borrower to the extent it would place them in a less favorable after-Tax position than would be the case if the Tax with respect to which it was indemnified hereunder was not deducted, withheld or imposed in the first instance.

4.02    Increased Costs and Reduced Return; Capital Adequacy.

(a)    If any Lender determines that as a result of any Regulatory Change after the Closing Date or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of Issuing or participating in Letters of Credit or making Revolving Credit Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes, Excluded Taxes or Other Taxes (as to which Section 4.01 of this Agreement shall govern), and (ii) reserve requirements, then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent)), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”).

(b)    If any Lender determines that the introduction of any Capital Adequacy Regulation or Regulatory Change or in the interpretation thereof, after the Closing Date or compliance by such Lender (or its lending office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)    For purposes of this Section 4.02, each of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as enacted by the United States Congress, and all statutes, rules, guidelines or directives promulgated thereunder and the Basel Accord shall be deemed to be a Regulatory Change made subsequent to the Closing Date.

(d)    Without limiting the effect of the foregoing provision of this Section 4.02 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate it for any costs that are attributable to the maintenance by it, pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority implemented after the Closing Date (i) following any Regulatory Change or (ii) instituting any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basel Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its extensions of credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any applicable lending office) to a level below that which such Lender (or any applicable lending office) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 4.02, “Basel Accord” means the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, and in its paper entitled “Basel III: A global regulatory framework for more resilient banks and banking systems”, dated December 2010, in each case as amended, modified and supplemented and in effect from time to time or any replacement thereof.

4.03    Certificate of Administrative Agent. Upon claiming reimbursement or compensation under this Article IV the Administrative Agent, Collateral Agent, Sub-Collateral Agent, any Lender or any Letter of Credit Issuing Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Administrative Agent, Collateral Agent, Sub-Collateral Agent, such Lender or such Letter of Credit Issuing Bank hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error, provided that such certificate need not disclose any information that is sensitive, confidential or legally restricted.

4.04    Pro Rata Treatment. Except to the extent otherwise provided herein each payment of letter of credit fees (except for those which are for the sole account of a Letter of Credit Issuing Bank) shall be made for account of the Lenders and shall be made on the basis of their respective Pro Rata Shares.

4.05    Survival. The agreements in this Article IV shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the other Credit Documents, the repayment, satisfaction or discharge of all amounts payable hereunder and thereunder, and the termination or expiration of all Letters of Credit.

4.06    Defaulting Lenders. Notwithstanding any other provision in this Agreement to the contrary, if at any time a Lender becomes a Defaulting Lender, the following provisions shall apply so long as any Lender is a Defaulting Lender:

(a)    If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Lender’s Aggregate Accommodations which results in its Lender’s Aggregate Accommodations being less than its Pro Rata Share of the Obligations, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders has been equalized in accordance with each of the Lenders’ respective Pro Rata Share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Obligations, the Administrative Agent shall receive any payment in respect of reimbursement of any Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Obligation(s) for which such Defaulting Lender(s) shall have failed to fund its Pro Rata Share until such time as such Obligation(s) are paid in full. After acceleration or maturity of the Obligations, subject to the first sentence of this Section 4.06(a), all amounts due to the Lenders in respect of the Obligations will be paid ratably in accordance with this Agreement.

(b)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)    fees shall cease to accrue on the unfunded portion of the Maximum Credit Limit of such Defaulting Lender pursuant to Section 2.13 of this Agreement and under any Fee Letter entered into for the benefit of such Defaulting Lender, regardless of whether such Defaulting Lender is a party thereto.

(ii)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(iii)    with respect to any L/C Obligations that exist at the time a Lender becomes a Defaulting Lender or thereafter:

(A)    all or any part of such the Defaulting Lender’s Pro Rata Share of the L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Maximum Credit Limit) but only to the extent (x) the sum of all of the Lender’s Aggregate Accommodations of the Non-Defaulting Lenders’ plus such Defaulting Lender’s Pro Rata Share of the L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Maximum Credit Limits and (y) the conditions set forth in Section 5.02 of this Agreement are satisfied or waived at such time; provided, that subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(B)    if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Pro Rata Share of the L/C Obligations (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the terms of this Agreement for so long as such L/C Obligations are outstanding;

(C)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the L/C Obligations pursuant to this Section 4.06 then the Borrower shall not be required to pay any fees for the pro rata benefit of such Defaulting Lender pursuant to Section 3.07 of this Agreement with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations during the period such Defaulting Lender’s Pro Rata Share of the L/C Obligations is cash collateralized;

(D)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to this Section 4.06 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13 or Section 3.07 of this Agreement with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligation is cash collateralized; or

(E)    if any Defaulting Lender’s Pro Rata Share of the L/C Obligations is neither cash collateralized nor reallocated pursuant to this Section 4.06(b)(iii), then, without prejudice to any rights or remedies of any Letter of Credit Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 3.07 of this Agreement with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations shall be payable to the applicable Letter of Credit Issuing Bank until such Pro Rata Share of the L/C Obligations is cash collateralized, reallocated, or repaid in full.

(c)    So long as any Lender is a Defaulting Lender, no Letter of Credit Issuing Bank shall be required to Issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Maximum Credit Limits of the Non-Defaulting Lenders and/or cash collateral will be provided by Defaulting Lender or the Borrower in accordance with Section 3.03(e) of this Agreement, and participating interests in any such newly Issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 3.01(b) of this Agreement (and Defaulting Lenders shall not participate therein).

(d)    In the event that the Administrative Agent, the Borrower and the applicable Letter of Credit Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Share of the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Maximum Credit Limit and on such date such Lender shall purchase at par (or, to the extent no cash obligations are outstanding, shall be deemed to have interests in such of the L/C Obligations of the other Lenders) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such L/C Obligations in accordance with its Pro Rata Share as though it were not a Defaulting Lender.

4.07    Replacement of Lenders. If any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort (including the reasonable cost of any legal fees and legal or other expenses of the Administrative Agent and any Non-Consenting Lender incurred in connection therewith), upon notice to such Lender, the Administrative Agent and, if applicable, any Letter of Credit Issuing Bank(s) with respect to L/C Obligations, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.02) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee reasonably acceptable to the Administrative Agent and, if applicable, any Letter of Credit Issuing Bank(s) with respect to L/C Obligations, which Eligible Assignee shall assume such obligations (which assignee may be another Lender without the consent of the Administrative Agent or the applicable Letter of Credit Issuing Bank(s), if a Lender accepts such assignment); provided that:

(i)    the consents of the Administrative Agent and Letter of Credit Issuing Banks, if applicable, required under this Section 4.07 shall have been obtained in writing in form and substance reasonably acceptable to the Administrative Agent;

(ii)    Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.08;

(iii)    such Lender shall have received payment of an amount equal to such Lender’s Aggregate Accommodations, accrued fees and all other amounts payable to it under this Agreement and under the other Credit Documents from the assignee (with respect to Lender’s Aggregate Accommodations and accrued fees) or the Borrower (with respect to any other amounts);

(iv)    such assignment does not conflict with any applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver, or consent.

ARTICLE V.

CONDITIONS PRECEDENT

5.01    Conditions Precedent to the Effectiveness of this Agreement. The agreement of the Lenders and Letter of Credit Issuing Banks, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making any Revolving Credit Loans or Issuing or participating in Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent:

(a)    Credit Documents. The Administrative Agent shall have received this Agreement, the Security Documents, the Acknowledgement Agreement and all other Credit Documents (excluding the L/C Related Documents) executed by the Borrower and, if applicable, by the Collateral Agent, J. Aron or each other applicable party thereto, and each other document or certificate required to be executed in connection with this Agreement, shall have been duly executed by each party thereto and delivered to the Administrative Agent.

(b)    J. Aron CP Documentation. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying the fully executed and effective J. Aron CP Documentation certified as of the Closing Date by a Responsible Officer of the Borrower.

(c)    Parent Guaranty. The Administrative Agent shall have received the Parent Guaranty duly executed and delivered by the Parent Guarantor.

(d)    Resolutions; Incumbency. The Administrative Agent shall have received:

(i)    Copies of the resolutions adopted by the sole member of the Borrower and the board of managers of the Parent Guarantor, authorizing the transactions contemplated hereby, certified as of the Closing Date by a Responsible Officer of the Borrower or the Parent Guarantor, as applicable; and

(ii)    A certificate of a Responsible Officer of the Borrower and of the Parent Guarantor certifying the names and true signatures of the officers of the Borrower and the Parent Guarantor authorized to execute, deliver and perform, this Agreement and all other Credit Documents to which they are a party.

(e)    Organizational Documents; Good Standing. The Administrative Agent shall have received each of the following documents:

(i)    the Organizational Documents of the Borrower and the Parent Guarantor as in effect on the Closing Date, certified by a Responsible Officer of the Borrower or the Parent Guarantor, as applicable, as of the Closing Date; and

(ii)    a good standing certificate for the Borrower and the Parent Guarantor from the Secretary of State (or similar, applicable Governmental Authority) of its state of organization and for the Borrower and its Subsidiaries, if any, from each state where its ownership, lease or operation of property or the conduct of its business requires it to be qualified to do business as a foreign entity, certified as of, or reasonably close to, the Closing Date.

(f)    Legal Opinions. The Administrative Agent shall have received opinions of New York, Delaware and Hawaii counsel to the Borrower and the Parent Guarantor including, without limitation, opinions regarding: (A) enforceability of the Credit Documents to which it is a party under the laws of the State of New York and (B) the perfection of security interest in the Collateral under applicable law.

(g)    Financing Statements; UCC Searches; Lien Releases. The Administrative Agent shall have received (i) evidence in form and substance satisfactory to the Administrative Agent and its counsel that Uniform Commercial Code financing statements have been properly filed in the jurisdiction of organization of the Borrower and in any other location reasonably required by the Administrative Agent and its counsel (including any applicable filings relating to the Borrower as a transmitting utility), in each case in form and substance acceptable to the Administrative Agent and its counsel, and either executed by the Borrower or as to which the Borrower has authorized the Administrative Agent in writing to file on its behalf without its signature, (ii) UCC searches in each of the jurisdictions where the Administrative Agent and its counsel may reasonably request to determine the existence of Liens upon any of the Collateral or judgment or tax liens against the Borrower and the Parent Guarantor; and (iii) evidence in form and substance satisfactory to the Administrative Agent that any Liens that are not Permitted Collateral Liens have been (or will be automatically upon issuance of the initial Letter of Credit hereunder) released.

(h)    Financial Statements and Compliance With Compliance Guideline. The Administrative Agent shall have received the most recently available annual audited financial statements of the Borrower and the Parent Guarantor referred to in Section 7.01(b) and (d) hereof as well as a report calculating the compliance of the Borrower with Section 8.02 hereof in form and substance reasonably acceptable to the Administrative Agent as of a date no more than seven (7) days prior to the Closing Date.

(i)    Payment of Fees. The Administrative Agent shall have received evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date (including, without limitation, as set forth in the Fee Letters to be executed and delivered as provided in Section 2.13 hereof), together with all reasonable Attorney Costs of the Administrative Agent and the Collateral Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute the Administrative Agent’s and Collateral Agent’s reasonable estimates of their respective Attorney Costs incurred or to be incurred by it through the closing proceedings and ordinary and customary post-closing tasks such as compilation and distribution of the Credit Documents (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Administrative Agent and the Collateral Agent, as applicable); including any such costs, fees and expenses arising under or referenced in Sections 2.05 and 11.04 of this Agreement and all costs of the auditors and consultants retained by the Administrative Agent in connection with the obligations of the Borrower to the Administrative Agent.

(j)    Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, stating that:

(i)    the representations and warranties contained in Article VI are true and correct on and as of such date in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification contained therein) in all respects), as though made on and as of such date;

(ii)    no Default or Event of Default exists or, if a Borrowing is to be made or a Letter of Credit is to be issued on the Closing Date, would result from such Borrowing or the issuance of the such Letter of Credit, and

(iii)    no event has occurred since the date of the most recent financial statements delivered by the Borrower described in Section 6.11 hereof that would have a Material Adverse Effect.

(k)    Collection Account. The Administrative Agent shall have received evidence reasonably acceptable to it that the Collection Accounts have been established and that all actions have been taken that may be reasonably requested by the Sub-Collateral Agent, the Administrative Agent or their respective counsel to perfect the Sub-Collateral Agent’s security interest therein for the benefit of the Secured Parties (including the execution and delivery by all parties thereto of the Collection Account DACA in form and substance acceptable to the Administrative Agent and J. Aron).

(l)    Evidence of Insurance. The Administrative Agent shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower and its Subsidiaries, if any, pursuant to Section 7.06 of this Agreement and the designation of the Collateral Agent as the lender loss payee with respect to property insurance on the Collateral and the Collateral Agent and the Administrative Agent as additional named insured with respect to liability insurance, as the case may be, thereunder to the extent required by said Section 7.06 of this Agreement, such certificates to be in such form and contain such information as is specified in said Section 7.06 of this Agreement. In addition, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer setting forth the insurance obtained by it in accordance with the requirements of Section 7.06 of this Agreement and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

(m)    Credit and Risk Management Policy. The Administrative Agent shall have received a copy of the Credit and Risk Management Policy.

(n)    Beneficial Ownership. At least five (5) Business Days prior to the Closing Date, if the Borrower or the Parent Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower or the Parent Guarantor, as applicable.

(o)    Other Documents. The Administrative Agent shall have received such other approvals, opinions, documents or materials as the Administrative Agent, the Collateral Agent or any Lender may reasonably request, including, without limitation, the documents and certificates listed in Sections 7.01(a), (b) and (d) and 7.02(a) and (b) of this Agreement.

5.02    Conditions Precedent to all Credit Extensions. In addition to the conditions precedent to the effectiveness of this Agreement set forth in Section 5.01 hereof, the agreement of the Lenders and Letter of Credit Issuing Banks, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making any Revolving Credit Loans or Issuing or participating in any Letter of Credit, is subject to the satisfaction, immediately prior to or concurrently with the making of a Request for Credit Extension, of the following conditions precedent:

(a)    Notice and Application. The Administrative Agent and the applicable Letter of Credit Issuing Bank, if applicable, shall have received a Request for Credit Extension by the time specified in Sections 2.03, 3.01 or 3.02, as applicable.

(b)    Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification contained therein) in all respects) on and as of the date of such Borrowing or such L/C Issuance Date, as applicable, with the same effect as if made on and as of the date of such Borrowing or such L/C Issuance Date, as applicable, including, without limitation, the absence of any Material Adverse Effect or material litigation where an adverse judgment could reasonably be expected to have a Material Adverse Effect.

(c)    Acceptability of Collateral: (i) The Collateral securing such Borrowing or such Letter of Credit, as applicable, (A) has been identified to the Administrative Agent; (B) is, in the Administrative Agent’s reasonable opinion, sufficient in value to secure the Borrowing to be made or the Letter of Credit to be issued in connection therewith; and (C) complies in all material respects with the definition of “Collateral” in Section 1.01 hereof and the Account Receivable Requirements and the Inventory Requirements, as applicable; (ii) in the case of Letters of Credit, the Collateral Coverage determined as of the L/C Issuance Date of said Letter of Credit shall have been deposited by the Borrower into the appropriate Collection Account (or otherwise delivered to the Administrative Agent in a reasonably acceptable manner such that the Administrative Agent or the Collateral Agent shall have a perfected security interest therein for the benefit of the Secured Parties), and (iii) the Administrative Agent and the applicable Letter of Credit Issuing Bank, if applicable, believe, in their reasonable discretion, that the Borrower has the ability to provide sufficient Collateral Coverage for said Borrowing or the Issuance of said Letter of Credit throughout its term.

(d)    Receipt of J. Aron Related Documentation. If the Request for Credit Extension is for a Trade Letter of Credit, the Administrative Agent shall have received a copy of (i) [reserved], (ii) a Company Proposal Email, including the proposed trade ticket for an L/C Related Aron Procurement Contract, which the Borrower shall have emailed to J. Aron and the Administrative Agent and (iii) a Payment Obligation Confirmation which J. Aron shall have emailed to the Borrower and the Administrative Agent, each of which documents are in form and substance satisfactory to the Administrative Agent. If the Request for Credit Extension is for a Borrowing, the Administrative Agent shall have received a written confirmation from the Borrower that the Payment Obligation Confirmation for the Trade Letter of Credit related to such Revolving Credit Loan are in full force and effect.

(e)    Purchase Contract and Provisional Invoice. If the Request for Credit Extension is for a Trade Letter of Credit, the Administrative Agent shall have received a copy of (i) the applicable L/C Eligible Refinery Procurement Contract between the Crude Oil Supplier and the Borrower and (ii) the related provisional sales invoice under the L/C Eligible Refinery Procurement Contract, if available, from the Crude Oil Supplier, as seller, to the Borrower, as purchaser.

(f)    No Existing Default. No Event of Default or Default under any of the Credit Documents shall exist at the time of, or shall result from, the making of such Borrowing or the issuance of such Letter of Credit.

(g)    Delivery of Draft Letter of Credit. If applicable, the Borrower shall have delivered to the Administrative Agent and the applicable Letter of Credit Issuing Bank a draft of the proposed Letter of Credit to be Issued in form and substance reasonably acceptable to such recipients at least one (1) Business Day prior to issuance.

(h)    Control of J. Aron. The Goldman Sachs Group, Inc. shall directly or indirectly own more than fifty percent (50.0%) of the Equity Interest in, or otherwise control, J. Aron.

(i)    Sufficient Availability; Conditions Precedent. After taking into account each Borrowing and Letter of Credit to be Issued on such date:

(i)    the Effective Amount shall be not greater than the Maximum Availability at the time of determination; and

(ii)    each of the requirements as to purpose and tenor of Letters of Credit and Revolving Credit Loans as more fully described in the definition of “Letter of Credit”, “Revolving Credit Loans” and “Permitted Uses” in Section 1.01 herein shall be satisfied in all respects.

Request for Credit Extension submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, that the conditions set forth in this Article V are satisfied as of each L/C Issuance Date or Borrowing, as applicable.

5.03    Conditions Precedent to Increases in Maximum Availability. Any increase in the Maximum Availability pursuant to Section 2.18 of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)    Maximum Credit Limits. One or more Lenders, in their sole discretion, or one or more banks or financial institutions acceptable to the Borrower, the Administrative Agent, and the Letter of Credit Issuing Banks shall have agreed to increase or incur the additional Maximum Credit Limits necessary to effectuate the Borrower’s request for such increase in the Maximum Availability. No Lender shall be obligated to increase its Maximum Credit Limit hereunder, and any such increase in any Lender’s Maximum Credit Limit shall be made in the sole discretion of such Lender. To the extent that any Lender that has agreed to incur the additional Maximum Credit Limit necessary to effectuate the Borrower’s request for such increase in the Maximum Availability is not an existing Lender, the Administrative Agent shall have received a joinder agreement, substantially in the form of Exhibit F attached hereto with appropriate completions, duly executed by the Borrower, the Administrative Agent, and such new Lender, and in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Additional Fees. The Borrower shall have paid to the Administrative Agent, for the ratable benefit of any Lenders to whom such fees are owed, all fees due and owing hereunder or under any applicable Fee Letter, if any, in respect of the increase in each applicable Maximum Credit Limit and the Maximum Availability.

(c)    Reaffirmations of Guaranties and Credit Documents. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, reaffirmations of all Guaranties and all other Credit Documents, executed and delivered by the Borrower, its Subsidiaries, if any, and the Parent Guarantor, as well as J. Aron, as applicable.

(d)    Increase Agreement. The Borrower, the Administrative Agent and the Lenders agreeing to an increase in their respective Maximum Credit Limit shall have executed and delivered an increase agreement to reflect the change in Maximum Availability.

(e)    Representations and Warranties. A certificate of a Responsible Officer of the Borrower certifying that (i) each of the representations and warranties made by the Borrower in or pursuant to the Credit Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any such qualification contained therein) shall be true and correct in all respects) on and as of such date as if made on and as of such date, and (ii) since the date of the last Credit Extension hereunder, there has been no development or event which has had or could have a Material Adverse Effect.

(f)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the increase requested to be made on such date.

(g)    Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the increase in the Maximum Availability shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of the transactions that the Administrative Agent shall reasonably request.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each Letter of Credit Issuing Bank and each Lender that:

6.01    Corporate Existence and Power. The Borrower, each of its Subsidiaries, if any, and the Parent Guarantor:

(a)    is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation;

(b)    has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Credit Documents to which it is a party;

(c)    is duly qualified as a foreign entity and is qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure of any Subsidiary of the Borrower to be so qualified would not constitute a Material Adverse Effect; and

(d)    is in material compliance with all Requirements of Law, including, without limitation, the provisions of United States Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (31 CFR Part 595 et seq.).

6.02    Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and the Parent Guarantor of each other Credit Document to which it is a party, have been duly authorized by all necessary limited liability company, corporate, or other such necessary action, and do not and will not:

(a)    contravene the terms of any of its Organizational Documents;

(b)    conflict with or result in any material breach or contravention of, or cause a default or event of default under, or result in the creation of any Lien under, any document evidencing any Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its property is subject; or

(c)    violate any Requirement of Law (including without limitation any rules or regulations promulgated by the FERC).

6.03    Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including without limitation FERC) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower, the Parent Guarantor, or any of their respective Subsidiaries of this Agreement or any other Credit Document. No Collateral is or constitutes FERC Contract Collateral as to which further consent of the FERC may be required in connection with the exercise of remedies by the Collateral Agent, Sub-Collateral Agent, the Administrative Agent or any of the Lenders or the Letter of Credit Issuing Banks.

6.04    Binding Effect. This Agreement and each other Credit Document to which the Borrower or the Parent Guarantor is a party constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.05    Litigation. Except as set forth on Schedule 6.05 attached hereto and incorporated herein, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, against the Borrower, the Parent Guarantor or any of their respective Subsidiaries or any of their respective properties which purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or thereby; and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Credit Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

6.06    Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower or of any Guaranty Obligations under the Parent Guaranty by the Parent Guarantor. The Borrower is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, constitute an Event of Default hereunder.

6.07    ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.

(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits (other than routine claims for benefits), or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    Except as could not, singularly or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) the Borrower, the Parent Guarantor and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (v) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) or ERISA; and (vii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    The underlying assets of the Borrower and the Parent Guarantor do not constitute Plan Assets.

6.08    Use of Proceeds, Margin Regulations. The Letters of Credit, Revolving Credit Loans, and the proceeds thereof will be used solely for the Permitted Uses and as permitted by Section 8.08. The Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09    Title to Properties. The Borrower and each of its Subsidiaries, if any, has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. The property of the Borrower and each of its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.10    Taxes. All Tax returns and reports of the Borrower required to be filed by it have been timely filed, and all Taxes, assessments, fees and other governmental charges upon the Borrower and upon its properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books reserves with respect thereto to the extent required by GAAP and (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11    Financial Condition. The (a) audited consolidated financial statements of Par Pacific reflecting the financial condition of the Parent Guarantor and its Subsidiaries and the audited consolidated financial statements of the Borrower, for their respective fiscal years ending December 31, 2022, and the related consolidated statements of income or operations and cash flows for such fiscal year ended on that date, and (b) the unaudited interim consolidated financial statements of Par Pacific reflecting the financial condition of the Parent Guarantor and its Subsidiaries and the unaudited interim consolidated financial statements of the Borrower, for their respective calendar quarters ending September 30, 2022 and the related consolidated statements of income or operations and cash flows for such month; in each case of the foregoing clauses (a) and (b):

(i)    were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year-end audit adjustments;

(ii)    fairly present the financial condition of the Parent Guarantor and its Subsidiaries or of the Borrower, as applicable, as of the respective dates thereof and results of operations for the periods covered thereby; and

(iii)    except as previously specifically disclosed to the Administrative Agent and the Lenders in writing, show all material indebtedness and other liabilities, direct or contingent, of the Parent Guarantor and its consolidated Subsidiaries or the Borrower, as applicable, as of the respective date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

6.12    Environmental Matters. The Borrower and each of its Subsidiaries, if any, conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Parent Guarantor, the Borrower or any of the Borrower’s Subsidiaries, if any, has reasonably concluded that, except as previously specifically disclosed to the Administrative Agent and the Lenders, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13    Regulated Entities. Neither the Borrower, nor the Parent Guarantor or any other Person controlling the Borrower, nor any Subsidiary, if any, is an “Investment Company” within the meaning of the Investment Company Act of 1940. None of the Borrower, any of its Subsidiaries, if any, or the Parent Guarantor is subject to restrictions under any Federal or State statute regulation limiting its ability to incur the Obligations.

6.14    Copyrights, Patents, Trademarks and Licenses. The Borrower and the Borrower’s Subsidiaries, if any, own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary of Borrower infringes upon any rights held by any other Person. Except as previously specifically disclosed to the Administrative Agent and the Lenders, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.15    Subsidiaries. The Borrower has no Subsidiaries, other than as set forth on Schedule 6.15.

6.16    Insurance. The properties of the Borrower, its Subsidiaries, if any, and the Parent Guarantor (including, without limitation, all Collateral) are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by comparable companies engaged in similar businesses and owning similar properties in localities where the Borrower, such Subsidiaries or the Parent Guarantor operates and as required by the J. Aron CP Documentation.

6.17    No Material Adverse Change. Since the date of the financial statements described in Section 6.11 of this Agreement, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

6.18    Solvency. The Borrower, (i) is adequately capitalized to conduct its business and affairs as a going concern, considering the size and nature of its business and intended purposes; (ii) is solvent, including, without limitation, that it has not been rendered insolvent by the transactions described herein; and (iii) intends to and believes that it will be able to pay its debts as they come due. The Parent Guarantor and its Subsidiaries taken as a whole (x) are adequately capitalized to conduct their business and affairs as a going concern, considering the size and nature of their business and intended purposes; (y) are solvent, including, without limitation, that they have not been rendered insolvent by the transactions described herein; and (z) intend to and believe that, taken as a whole, they will be able to pay their debts as they come due.

6.19    Full Disclosure. None of the representations or warranties made by the Borrower or any Subsidiary or the Parent Guarantor or any of its Subsidiaries in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary or the Parent Guarantor or any of its Subsidiaries in connection with the Credit Documents contain any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

6.20    Anti-Terrorism.

(a)    None of the Borrower, any of its Subsidiaries or the Parent Guarantor, or, to the knowledge of the Borrower, any director, officer, agent or other Person acting on behalf of the Borrower, any of its Subsidiaries or the Parent Guarantor (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person; (iii) is the subject of any action or investigation under any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (iv) has taken any action, directly or indirectly, that would result in a violation by such Persons of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)    The Borrower and the Parent Guarantor have implemented and maintained in effect policies and procedures designed to ensure compliance by the Borrower, including its Subsidiaries, and the Parent Guarantor and, to the extent commercially reasonable, its agents with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(c)    (i) Neither the Borrower nor any of its Affiliates has engaged in any activity or conduct that would result in a violation of, or be sanctionable under, any Anti-Terrorism and Economic Sanctions Laws, and (ii) there are not pending, nor to the best of the Borrower’s knowledge, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Borrower or any of its Affiliates alleging a violation by the Borrower or any of its Affiliates of any applicable Anti-Terrorism and Economic Sanctions Laws.

(d)    (i) The Borrower, its Subsidiaries, if any, and the Parent Guarantor are in compliance with all Anti-Terrorism and Economic Sanctions Laws, including without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”); (ii) to the knowledge of the Borrower, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Borrower, any of its Subsidiaries, or the Parent Guarantor with respect to Anti-Terrorism and Economic Sanctions Laws is currently pending or threatened; and (iii) the Borrower agrees to provide the Administrative Agent and the Lenders with all information reasonably required by Administrative Agent and the Lenders to carry out its obligations under applicable Anti-Terrorism and Economic Sanctions Laws and the Administrative Agent’s and the Lenders’ anti-money laundering policies and procedures.

(e)    The Borrower, its Subsidiaries, the Parent Guarantor and their respective employees, directors, officers and any agent, in each case, acting on the Borrower’s, its Subsidiaries’ or the Parent Guarantor’s behalf, have not corruptly paid, offered or promised to pay, or authorized payment of any monies or a thing of value, directly or indirectly, to any Person, including without limitation any government official (including employees of government-owned or -controlled entities or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing) or any political party or party official or candidate for political office, for the purpose of obtaining or retaining business, or directing business to any Person, or obtaining any other improper advantage, in each case in violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”), and to the knowledge of the Borrower, no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator, involving the Borrower or any of its Subsidiaries, with respect to Anti-Corruption Laws, is currently pending or threatened.

The Borrower and the Parent Guarantor have caused and the Borrower will cause its Subsidiaries, if any, to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, any Person that is an Affiliate of the Borrower, including its Subsidiaries and the Parent Guarantor, and, to the extent commercially reasonable, its agents with Anti-Corruption Laws and applicable Anti-Terrorism and Economic Sanctions Laws and (ii) ensure at all times the truth and accuracy of the representations and warranties, and adherence to, the covenants, set forth in clauses (a) through (e) of this Section 6.20.

6.21    Beneficial Ownership. As of (a) the Closing Date, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.01(n), is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 7.16 is true and correct in all respects.

6.22    Security Documents.

(a)    The provisions of each Security Document are effective to create in favor of the Collateral Agent or the Sub-Collateral Agent, as applicable, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Borrower in the Collateral described therein.

(b)    When UCC-1 financing statements have been filed in the offices in the jurisdictions listed on Schedule 6.22 attached hereto, the security interests granted pursuant to the Security Agreement and any other Security Document shall each constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Borrower in the Collateral described therein that can be perfected by such filing.

6.23    Affected Financial Institution. None of the Borrower, the Parent Guarantor, or any of their respective Subsidiaries is an Affected Financial Institution.

ARTICLE VII.

AFFIRMATIVE COMPLIANCE GUIDELINES

So long as any Lender or any Letter of Credit Issuing Bank shall be continuing to consider making Revolving Credit Loans and Issuing or participating in Letters of Credit hereunder, or any other Obligation shall remain unpaid or unsatisfied, or any Revolving Credit Loan or Letter of Credit shall remain outstanding, the Borrower shall be in compliance with the following compliance guidelines, IT BEING UNDERSTOOD THAT THE BORROWER’S FULFILLMENT OF SUCH COMPLIANCE GUIDELINES SHALL NOT OBLIGATE THE LENDERS TO MAKE ANY REVOLVING CREDIT LOANS OR TO ISSUE OR PARTICIPATE IN ANY LETTERS OF CREDIT WHICH THE LENDERS MAY DECIDE TO DO OR NOT DO IN THEIR SOLE AND ABSOLUTE DISCRETION:

7.01    Financial Statements. The Borrower shall deliver (and in the case of Sections 7.01(c) and (d) of this Agreement, the Parent Guarantor shall deliver) to the Administrative Agent:

(a)    as soon as available, but (i) not later than 45 days after the end of the first three (3) fiscal quarters of each fiscal year, commencing with the fiscal quarter ending June 30, 2023 and (ii) not later than 90 days after the end of each fiscal year (and, with respect to clause (ii), in no event later than the delivery of the statements and reports required by Section 7.01(b)), a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, if any, as of the end of such quarter and the related consolidated statement of operations and statement of cash flows, for the period commencing on the first day and ending on the last day of such fiscal quarter.

(b)    as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries, if any, as of the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm of good repute reasonably acceptable to the Administrative Agent (such other accounting firm, the “Independent Auditor”) which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower’s or any subsidiary’s records nor by any going concern qualification.

(c)    (i) as soon as available, but not later than 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Guarantor commencing with the fiscal quarter ending June 30, 2023, a copy of the quarterly report of the Parent Guarantor or its parent, containing the quarterly unaudited consolidated balance sheet of the Parent Guarantor or its parent and its subsidiaries, as of the end of such fiscal quarter and the related consolidated statement of operations and (ii) not later than 60 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Guarantor, a statement of cash flows of the Parent Guarantor or its parent and in either case its subsidiaries, in each case for the period commencing on the first day and ending on the last day of such fiscal quarter, provided that for so long as the Parent Guarantor or its parent is required to make public filings of its quarterly results pursuant to the Exchange Act and they are available on EDGAR and made in a timely manner, the Borrower shall not be required to provide such quarterly reports to the Administrative Agent and the Lenders.

(d)    (i) as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the annual report of the Parent Guarantor or its parent, containing audited consolidated balance sheet of the Parent Guarantor, or its parent, and in either case its Subsidiaries as of the end of such year and the related consolidated statements of income, operations and shareholders’ equity; and (ii) not later than 120 days after the end of each fiscal year, a statement of cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of the Independent Auditor, which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower’s or any subsidiary’s records nor by any going concern qualification provided that for so long as the Parent Guarantor or its parent is required to make public filings of its quarterly results pursuant to the Exchange Act and they are available on EDGAR and made in a timely manner, the Borrower shall not be required to provide such annual reports to the Administrative Agent and the Lenders.

7.02    Certificates; Other Information. The Borrower shall furnish to the Administrative Agent, who shall within a reasonable time thereafter furnish the same to each Lender:

(a)    Concurrently with the delivery of the financial statements referred to in Section 7.01(a) and Section 7.01(b), a Compliance Certificate executed by a Responsible Officer.

(b)    In no event later than 11:59 p.m. New York time on the first Business Day of each calendar week, (i) a Transaction/Collateral Report executed by a Responsible Officer of the Borrower as of the close of business on the final Business Day of the preceding calendar week, and (ii) by electronic mail or other same-day written notice, a report in form and substance reasonably acceptable to the Administrative Agent of the Liquidity as of the close of business on the final Business Day of the preceding calendar week for purposes of compliance with Section 8.02 hereof.

(c)    Upon reasonable notice, such additional information regarding the business, financial or corporate affairs of the Borrower or the Parent Guarantor and any of their respective Subsidiaries, as the Administrative Agent or any Lender, may from time to time reasonably request to ascertain the current financial condition of the Borrower or the Parent Guarantor or determine whether any occurrence has resulted in a Material Adverse Effect.

(d)    Upon reasonable notice and at the request of the Administrative Agent or the Required Lenders, copies of notices delivered by, or additional information obtained by the Borrower or the Parent Guarantor from, the administrative agent, collateral agent, trustee, lenders or holders in respect of indebtedness for borrowed money evidenced by notes, bonds, debentures, loan agreements, credit agreements or other similar instruments, including, without limitation, the ABL Agreement and the Term Loan Agreement, to the extent the Borrower or the Parent Guarantor may contractually disclose such notices and additional information to the Administrative Agent and the Lenders.

(e)    A copy of the annual audit conducted under the Supply and Offtake Agreement.

7.03    Notices. The Borrower shall promptly notify the Administrative Agent (the filing of a report on Form 8-K or other filing available on EDGAR and made in a timely manner about the occurrence of an event described in clauses (d) or (g) below shall constitute Borrowers’ prompt written notice to Administrative Agent):

(a)    of the occurrence of any Default or Event of Default;

(b)    of (i) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, breach or non-performance of, or any default under, a Contractual Obligation of the Borrower, the Parent Guarantor or, in either case, any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Parent Guarantor or, in either case, any Subsidiary, and any Governmental Authority which if determined adversely to the Borrower, the Parent Guarantor or such Subsidiary would be reasonably likely to result in liability in excess of $20,000,000; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, the Parent Guarantor or, in either case, any Subsidiary; including pursuant to any applicable Environmental Laws, in each case, that would be reasonably likely to result in either a Material Adverse Effect or liability in excess of $20,000,000;

(c)    of the occurrence of any of the following events affecting the Borrower, the Parent Guarantor or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower, the Parent Guarantor or any ERISA Affiliate with respect to such event:

(i)    any ERISA Event which, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in (1) direct liability of the Borrower in an aggregate amount exceeding $5,000,000, or (2) liability of the Borrower, the Parent Guarantor, and any ERISA Affiliate in an aggregate amount exceeding $10,000,000;

(ii)    a material increase in the Unfunded Pension Liability of any Pension Plan; and

(iii)    the adoption of any amendment to a Pension Plan, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

(d)    of the occurrence of any of the following events (except as expressly provided in clause (v) below) within five (5) Business Days after having actual knowledge of any of the following:

(i)    sale, lease or other transfer by the Borrower of a material portion of the Refinery and the Refinery Facilities (as defined in the Supply and Offtake Agreement as of the Closing Date);

(ii)    the agreement by the Borrower, any of Borrower’s Subsidiaries, or the Parent Guarantor to merge with, or into, or transfer substantially all of its assets to another Person (including an Affiliate);

(iii)    any early termination or notice of any “event of default” under any Base Agreement (as such term is defined in the Supply and Offtake Agreement as in effect on the Closing Date);

(iv)    any amendment, supplement, modification, waiver or other revision to any Financing Agreement (as such term is defined in the Supply and Offtake Agreement as in effect on the Closing Date);

(v)    subject to Section 8.17, any amendment, supplement, modification, waiver or other revision to the Supply and Offtake Agreement, provided that the Borrower must notify the Administrative Agent at least ten (10) Business Days (or such shorter period as is acceptable to the Administrative Agent in its discretion) before entering into an amendment to the Supply and Offtake Agreement, and delivery of copies of such executed amendment, supplement, modification, waiver or other revision no more than three (3) Business Days after the effectiveness thereof; and

(vi)    execution of any agreement or announcement of any transaction or proposed transaction that constitutes or would result in a Change of Control;

(e)    [Reserved];

(f)    of any default or event of default or other occurrence pursuant to which J. Aron or any other party thereto other than the Borrower (i) could exercise remedies, or (ii) with notice or passage of time or expiration of any applicable cure period could exercise remedies, in either case under any document comprising the J. Aron CP Documentation within two (2) Business Days of its having actual knowledge thereof;

(g)    of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries;

(h)    any change in the information provided in the Beneficial Ownership Certification that would results in a change to the list of beneficial owners identified on parts (c) and (d) of such certification;

(i)    (i) within thirty (30) days after effectiveness, a summary of any changes in lines and limits of coverage for any insurance policy with respect to the Collateral which is required to be maintained under Section 7.06 hereof and (ii) within thirty (30) days after the end of each fiscal year of the Borrower, a summary of any changes in lines and limits of coverage for any other insurance policy which is required to be maintained under Section 7.06 hereof; and

(j)    of any event or condition that results in FOB Crude Oil Purchase cargoes being unable to be delivered to the Crude Intake Point promptly after such event occurs or such condition arises.

Each notice under Section 7.03(a) of this Agreement shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and the anticipated timing of the same. Each notice under Section 7.03(a) of this Agreement shall describe with particularity any and all clauses or provisions of this Agreement or other Credit Document that have been (or foreseeably will be) breached or violated.

7.04    Preservation of Corporate Existence, Etc.. The Borrower, each Subsidiary of the Borrower, and the Parent Guarantor shall:

(a)    preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation;

(b)    preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by this Agreement;

(c)    use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d)    preserve or renew, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05    Maintenance of Property. The Borrower shall maintain, and shall cause each Subsidiary of the Borrower, if any, to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear and casualty events excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06    Insurance. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers reasonably acceptable to the Administrative Agent, insurance with respect to its properties and business against loss or damage of such types and in such amounts as required by the J. Aron CP Documentation and as are customarily carried by comparable companies engaged in similar businesses and owning similar properties in similar localities where the Borrower and its Subsidiaries, if any, operate. Subject to the provisions of the Collateral Agency Agreement, the Collateral Agent, for the benefit of the Secured Parties, is hereby and will be named as an additional insured or lender loss payee, as applicable, under all such policies covering the Collateral, without liability for premiums and the Administrative Agent in capacity as such, and the Collateral Agent each are hereby and each will be named as an additional insured or lender loss payee, as applicable, under all of the Borrower’s liability insurance policies. In addition, within 10 Business Days of the Closing Date (or such longer period as the Administrative Agent, in its sole discretion, may approve), the Borrower will deliver to the Administrative Agent endorsements to insurance policies or other evidence reasonably satisfactory to the Administrative Agent demonstrating that the Sub-Collateral Agent, for the benefit of the Secured Parties, is lender loss payee or additional insured, as the case may be, with respect to the Collateral.

7.07    Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)    all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP;

(b)    all lawful claims which, if unpaid, would by law become a Lien upon its property; and

(c)    all indebtedness, as and when due and payable, but subject to any subordination provisions contained in, any instrument or agreement evidencing such Indebtedness.

7.08    Compliance with Laws. The Borrower and the Parent Guarantor shall comply, in all material respects with all Contractual Obligations and Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

7.09    Compliance with ERISA. The Borrower, the Parent Guarantor and each of their ERISA Affiliates shall: (a) maintain each Plan in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to each Pension Plan and Multiemployer Plan, except where failure to comply with any of the foregoing clauses (a)-(c) alone or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

7.10    Inspection of Property and Books and Records. The Borrower and the Parent Guarantor shall maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries. The Borrower and the Parent Guarantor shall permit representatives and independent contractors of the Lenders to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, to conduct an audit of their inventories and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, in connection with the Uncommitted Facility (including, without limitation, in connection with all Collateral and to determine compliance with any provision of the Credit Documents), once a year at the Lenders’ sole discretion or as often as may be reasonably desired by the Required Lenders, at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower at the expense of the Borrower; provided, however, that so long as no Event of Default shall have occurred or be continuing, Borrower shall not be responsible to pay the cost of more than one (1) inspection or audit per year during the term of this Agreement.

7.11    Environmental Laws. The Borrower and the Parent Guarantor shall, and shall cause each of their Subsidiaries to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

7.12    Use of Proceeds. The Borrower shall use the proceeds of the Letters of Credit and Revolving Credit Loans only for Permitted Uses and not in contravention of any Requirement of Law or of any Credit Document restrictions on use of proceeds.

7.13    Payments to Collection Accounts. If for any reason cash representing payment from J. Aron on any J. Aron Payment Obligation is received by the Borrower or one of its Subsidiaries, if any, the Borrower agrees to deposit and cause each of its Subsidiaries to deposit, such amounts into the J. Aron Crude Oil Provisional Payment Account as soon as practicable, but in each case within one (1) Business Day after its receipt of such funds. In addition to any rights it may be granted pursuant to the Collection Account DACA, the depositary bank at any time may apply amounts contained in a Collection Account through its set-off rights, or is hereby authorized to instruct the Sub-Collateral Agent to apply such amounts contained in a Collection Account, toward satisfaction of the Obligations.

7.14    Maintenance of Collection Accounts. The Borrower shall, and shall cause each Subsidiary to, maintain the Collection Accounts, at MUFG, or at another depository institution acceptable to the Administrative Agent and, in each case, over which the Sub-Collateral Agent shall have “control” as such term is defined in all applicable Uniform Commercial Codes, for the benefit of the Secured Parties.

7.15    Security for Obligations. The Borrower shall at all times maintain security interests in favor of the Collateral Agent or the Sub-Collateral Agent, as the case may be, for the benefit of the Secured Parties, so that such Lien in favor of the Collateral Agent, or the Sub-Collateral Agent, as the case may be, subject to Permitted Collateral Liens, shall have a first priority perfected Lien on the Collateral, to secure the Borrower’s Obligations hereunder and under the other Credit Documents. The Borrower shall deliver any legal opinions reasonably requested by the Administrative Agent or any Lender evidencing the perfection of the security interests described in this Section 7.15.

7.16    USA PATRIOT Act Notice. Each Lender, the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Agent hereby notifies the Borrower and the Parent Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Parent Guarantor, which information includes the names and addresses of the Borrower and the Parent Guarantor and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify the Borrower and the Parent Guarantor in accordance with the Patriot Act. The Borrower and the Parent Guarantor shall, and shall cause each of their Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender, the Administrative Agent and the Collateral Agent to maintain compliance with the Patriot Act and the Beneficial Ownership Regulation.

7.17    Anti-Corruption Laws. The Borrower, the Parent Guarantor and any of their respective Subsidiaries shall comply, and each shall cause any agent acting on their behalf to comply, with the Anti-Corruption Laws, including maintaining and complying with all policies and procedures to ensure compliance with the Anti-Corruption Laws.

7.18    Safe Delivery of Crude Oil. The Borrower agrees that it will use commercially reasonable efforts provide, or cause to be provided, (a) a safe berth for each vessel delivering Crude Oil Collateral free of all wharfage, dockage and quay dues other than those dues being contested in good faith for which adequate reserves have been established in accordance with GAAP, which such vessel can proceed to, lie at, and depart from, always safely afloat, and (b) safe passage of each vessel containing Crude Oil inventory to the SPM Delivery Point and safe delivery thereof through the SPM Delivery Point up to the Crude Intake Point.

7.19    Lien and Judgment Searches. The Borrower shall pay the reasonable cost of Lien and judgment searches in the State of Hawaii and the State of Delaware to be ordered by the Administrative Agent or its outside counsel at intervals that the Administrative Agent shall request, not more frequently than once every 60 days, until such time as the effective searched through date with respect to such Lien and judgment searches is after the Closing Date. In the event that for any reason such Lien and judgment searches reveal Liens on the Collateral that are not Permitted Collateral Liens or judgments against the Borrower or Parent Guarantor that had not been disclosed in writing to the Administrative Agent prior to the Closing Date and would otherwise result in an Event of Default pursuant to Section 9.01(k) or 9.01(l) had they arisen after the Closing Date, an Event of Default pursuant to such sections shall be deemed to have occurred hereunder.

7.21    Diverted Crude Oil Cargoes. In the event that an FOB Crude Oil Purchase is unable to be delivered to the Crude Intake Point for any reason, the Borrower shall deliver the notice required by Section 7.03(j) and in such notice shall elect to (i) (a)deposit Cash Collateral for the Trade Letter of Credit related to such FOB Crude Oil Purchase in an amount equal to the sum of 105% of (x) the aggregate undrawn Face Amount of such Trade Letter of Credit and (y) the aggregate amount of any drawings under such Trade Letter of Credit which has not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuing Bank with the Administrative Agent and (b) repay any outstanding Revolving Credit Loans (providing, for the avoidance of doubt, the required notice for prepayment pursuant to Section 2.07), in each case, within a period of time acceptable to the Administrative Agent in its Permitted Discretion, (ii) within 45 days of the delivery of the notice required by Section 7.03(j), identify the legal name of an Eligible Counterparty that will purchase such FOB Crude Oil Purchase within a timeframe reasonably acceptable to the Administrative Agent and detailing the terms of such purchase, which shall be acceptable to the Administrative Agent or (iii) within 45 days of the delivery of the notice required by Section 7.03(j), inform the Administrative Agent that it will be able to deliver such FOB Crude Oil Purchase to the Crude Intake Point within a period of time acceptable to the Administrative Agent in its Permitted Discretion. The Administrative Agent shall provide a copy of the notice required by this Section 7.21 to the Lenders following receipt thereof. After receiving such notice, such counterparty shall be deemed to be acceptable to the Required Lenders if the same is not objected to in writing by the Required Lenders within 3 Business Days following the receipt of notice thereof.

7.22    Hedging. The Borrower shall enter into and maintain, at all times that any L/C Related Aron Procurement Contract is outstanding, Hedging Arrangements with respect to such L/C Related Aron Procurement Contract consisting of intermonth time spread transactions, with a time spread based on the period between cargo pricing and the expected delivery month, with pricing based on the first nearby ICE Brent Futures for the contractual pricing period for such L/C Related Aron Procurement Contract and the ICE Brent calendar month swap for the relevant expected delivery month for such L/C Related Aron Procurement Contract and with pricing calculations made on the same basis as in such L/C Related Aron Procurement Contract.

ARTICLE VIII.

NEGATIVE COMPLIANCE GUIDELINES

So long as any Lender or Letter of Credit Issuing Bank shall be continuing to consider making Revolving Credit Loans and Issuing or participating in Letters of Credit hereunder, or any other Obligation shall remain unpaid or unsatisfied, or any Revolving Credit Loan or Letter of Credit shall remain outstanding the Borrower shall be in compliance with the following compliance guidelines, IT BEING UNDERSTOOD THAT THE BORROWER’S FULFILLMENT OF SUCH COMPLIANCE GUIDELINES SHALL NOT OBLIGATE THE LENDERS TO MAKE ANY REVOLVING CREDIT LOANS OR ISSUE ANY LETTERS OF CREDIT WHICH THE LENDERS MAY DECIDE TO DO OR NOT DO IN THEIR SOLE AND ABSOLUTE DISCRETION:

8.01    Limitation on Liens; Negative Pledges. (a) The Borrower shall not, and shall not suffer or permit any Subsidiary, if any, to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens; and (b) the Borrower shall not grant a negative pledge to any Person under any agreement, indenture or other document if the result would be to inhibit the ability of the Borrower to grant a first priority perfected security interest in the Collateral under the Credit Documents in favor of the Collateral Agent or the Sub-Collateral Agent, as the case may be.

8.02    Financial Compliance Guideline. The Borrower shall not permit its Liquidity for any (3) consecutive Business Days to be less than $15,000,000 at any time with at least $15,000,000 of such Liquidity consisting of cash and cash equivalents.

8.03    Disposition of Assets. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (including without limitation to a Delaware Divided LLC pursuant to a Delaware LLC Division), except for (a)(i) dispositions of inventory that is Collateral, in the ordinary course of business; or (ii) the sale, assignment, lease, sublease, conveyance, transfer or other disposition of inventory, products, Crude Oil, services, accounts receivable, credits, obsolete or worn out property, or other property, in each case, that is not Collateral, whether now owned or hereafter acquired, unless such disposition would result in the disposition of all or substantially all of the Borrower’s assets related to the Refineries; (b) dispositions of equipment or real property (other than equipment or real property in or on which Collateral is located or stored) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; (c) the Borrower may lease (as lessee) or license (as licensee) real or personal property in the ordinary course of business so long as any such lease or license does not create a capital lease obligation or Synthetic Lease Obligation except to the extent permitted by Section 8.06(f); and (d) the Borrower may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower, in each case so long as no such grant otherwise affects either (i) J. Aron’s security interest in the asset or property subject thereto under the Supply and Offtake Agreement, or (ii) the security interest of the Collateral Agent or the Sub-Collateral Agent, as the case may be, in the Collateral; (e) the Borrower may liquidate or otherwise dispose of cash equivalents in the ordinary course of business, in each case for cash at fair market value; (f) the Borrower may dispose of property and assets to the extent such property and assets were the subject of a casualty or condemnation proceedings upon the occurrence of an event that gives rise to the receipt by the Borrower or any of its Subsidiaries, if any, of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower, or (ii) under any policy of insurance maintained by any of them; (g) dispositions of the Borrower’s vehicles in the ordinary course of business; (h) transactions consummated under the Supply and Offtake Agreement in the ordinary course of business and in accordance therewith and (i) dispositions of property or assets in transactions not otherwise permitted by this Section 8.03 provided the net sale proceeds recovered from all assets or property sold pursuant to this clause (i) shall not exceed $5,000,000 in any fiscal year of the Borrower.

8.04    Consolidations and Mergers. The Borrower shall not, and shall not suffer or permit any Subsidiary of the Borrower to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including without limitation to or in favor of a Delaware Divided LLC pursuant to a Delaware LLC Division), except any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation. The Parent Guarantor shall not merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including without limitation to or in favor of a Delaware Divided LLC pursuant to a Delaware LLC Division).

8.05    Loans, Investments and Acquisitions. Except as otherwise disclosed to the Administrative Agent on or before the Closing Date, the Borrower shall not purchase or acquire, or suffer or permit any Subsidiary of the Borrower to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in (each an “Investment”), any Person including any Affiliate of the Borrower. The Borrower shall not prepay, repurchase or otherwise defease any of its Indebtedness for borrowed money existing on the Closing Date unless no Default or Event of Default has occurred and is continuing (except for Indebtedness incurred pursuant to this Agreement or any Credit Document and Permitted Investments).

8.06    Limitation on Indebtedness. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, Subordinated Indebtedness or Contingent Obligation, except:

(a)    Indebtedness incurred pursuant to this Agreement or any other Credit Document;

(b)    Indebtedness consisting of trade payables in the ordinary course of business;

(c)    Indebtedness under the Supply and Offtake Agreement, the ABL Agreement, the Term Loan Agreement, and other Indebtedness or Contingent Obligations pursuant to documentation existing on the Closing Date, as disclosed to the Administrative Agent in Schedule 8.06 attached hereto and incorporated herein and, in each case, any amendments, restatements, amendments and restatements, supplements, other modifications, refinancings, refundings, renewals or extensions thereof (so long as any such amendments, restatements, amendments and restatements, supplements, or other modifications, thereof are not prohibited by Section 8.17 hereof, provided that, other than with respect to the Supply and Offtake Agreement, in connection with any amendment, restatement, amendment and restatement, supplement, other modification, refinancing, refunding, renewal or extension thereof (i) the aggregate principal amount of such Indebtedness is not increased at the time of such amendment, restatement, amendment and restatement, supplement, other modification, refinancing, refunding, renewal or extension except by (A) additional principal amounts that are contemplated by such documentation and (B) an amount equal to a reasonable premium, breakage or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and (ii) the terms relating to principal amount, amortization (if any), maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole of any such amendment, restatement, supplement, replacement, refinancing, refunding, renewing or extending or other modification of such Indebtedness, and of any agreement or any instrument entered into or issued in connection therewith, (1) are no less favorable in any material respect to the Borrower or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being amended, restated, supplemented, replaced, refinanced, refunded, renewed or extended or otherwise modified, (2) the interest rate applicable to any such amendment, restatement, supplement, replacement, refinancing, refunding, renewing or extending or other modification of such Indebtedness does not exceed the then applicable market interest rate and (3) shall not adversely affect in any material respect any of the rights and remedies of, or the benefits available to, J. Aron under the Supply and Offtake Agreement or the Collateral Agent, the Sub-Collateral Agent, the Administrative Agent, the Lenders or any Letter of Credit Issuing Bank under the Credit Documents or otherwise be prohibited by Section 8.17;

(d)    Guarantees of the Borrower in respect of Indebtedness otherwise permitted hereunder.

(e)    Indebtedness not secured by a Lien pursuant to a Hedging Arrangement otherwise permitted under this Agreement provided that (i) such obligations are (or were) entered into by the Borrower in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, assets, or property held or reasonably anticipated by the Borrower and not for purposes of speculation; and (ii) such swap contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)    (i) capital leases and leases giving rise to Synthetic Lease Obligations (excluding the catalyst leases giving rise to Synthetic Lease Obligations described in clause (ii) of this Section 8.06(f)) relating to equipment or real estate used in the business of the Borrower, provided, that at the time any such lease is entered into, the aggregate remaining Indebtedness under all such leases then in existence shall not exceed $10,000,000 and (ii) capital leases and leases giving rise to Synthetic Lease Obligations with respect to the catalyst and related metals necessary or useful in the operation of the Refinery;

(g)    Indebtedness incurred to pay all or a portion of the purchase price of equipment or machinery used in the ordinary course of business of the Borrower, not to exceed $5,000,000 outstanding at any time;

(h)    Indebtedness incurred to pay all or a portion of the purchase price of equipment or machinery installed or otherwise utilized or obtained in connection with any turnaround at the Refinery;

(i)    transportation and storage contracts that give rise to Contingent Obligations;

(j)    unsecured Indebtedness arising under intercompany transactions with any Affiliate entered into in the ordinary course of the Borrower’s business and which is permitted under Section 8.07 hereof;

(k)    Indebtedness arising from the endorsement of instruments or other payment items for deposit in the ordinary course of business or in respect of netting services, overdraft protection, and other like services in the ordinary course of business;

(l)    Indebtedness of the Borrower with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or in connection with judgments that do not cause a Default or Event of Default or hereunder, provided, that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds, guarantees and customs bonds permitted by this Section 8.06(l) shall not at any time exceed $5,000,000;

(m)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred;

(n)    Reimbursement obligations associated with letters of credit issued (i) solely for the purchase of refined products and other feedstock acquired by the Borrower in the ordinary course of business whether such reimbursement obligations are secured or unsecured, or (ii) for general business purposes in the ordinary course of business, but with respect to this clause (ii), not at any time exceeding $2,000,000;

(o)    Obligations arising under indemnities, guaranties, or contracts for the acquisition of services, supplies or goods, in the ordinary course of business; and

(p)    Unsecured Indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

8.07    Transactions with Affiliates; Formation of Subsidiaries. The Borrower shall not, and shall not suffer or permit any Subsidiary to (a) create any Subsidiary, other than those listed on Schedule 6.15 attached hereto and incorporated herein, without the prior written consent of the Administrative Agent and the Required Lenders; (b) other than intercompany transactions between the Borrower and Par Pacific or any of its Subsidiaries in the ordinary course of business related to tax sharing, shared corporate office space, payroll and other administrative matters (collectively, “Corporate Overhead Expenses”), enter into any transaction with any Affiliate of the Borrower except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; (c) allocate (or have allocated to it by Par Pacific or any of its Subsidiaries) Corporate Overhead Expenses other than in a commercially reasonable manner; (d) make, or become obligated to make, payment of management or similar fees to Par Pacific; or (e) make any additional Investments in any Affiliate of the Borrower.

8.08    Use of Proceeds. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of any Letter of Credit or Revolving Credit Loan, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

8.09    [Reserved].

8.10    Joint Ventures. The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint Venture without the prior written consent of the Required Lenders.

8.11    Lease Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any sale-leaseback transactions except to the extent permitted by the ABL Agreement as in effect on the Closing Date.

8.12    Restricted Payments. The Borrower shall not, and shall not suffer or permit any Subsidiary of the Borrower to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; provided, however, that notwithstanding the foregoing, the Borrower may make the foregoing payments, so long as:

(a)    no Default or Event of Default exists immediately prior to the making of any such payment or will result from the making thereof, and on the date of any such payment, the Borrower is in compliance with Section 8.02 hereof, after giving effect to any of the foregoing payments; or

(b)    the Borrower shall be permitted to make distributions to enable any holder of the equity interests of the Borrower to pay its federal and state income taxes or necessary to enable Par Pacific to pay its federal and state income taxes, to the extent allowed under the Supply and Offtake Agreement as in effect on the Closing Date; and

(c)    in the case of clauses (a) or (b), the Borrower notifies the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent (which may be delivered by electronic mail pursuant to instructions of the Administrative Agent) and in a manner substantially similar to which the Borrower notifies J. Aron pursuant to the Supply and Offtake Agreement as in effect on the Closing Date and as otherwise amended, restated, supplemented, or modified from time to time in accordance with the terms and conditions set forth herein.

8.13    ERISA. The Borrower shall not engage in and shall use its reasonable efforts to prevent the Parent Guarantor and any of their ERISA Affiliates from engaging in: (a) a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower that could reasonably be expected to have a Material Adverse Effect; or (b) a transaction that could be subject to Section 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.

8.14    Change in Business. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries, if any, on the Closing Date.

8.15    [Reserved].

8.16    Hedging Arrangements. The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Arrangement that is either (a) for speculative purposes; or (b) not entered into in the normal course of business operations of the Borrower or its Subsidiaries as a risk management strategy and/or hedge against changes resulting from market conditions related to such business operations.

8.17    Modification of J. Aron CP Documents and Other Documents. (a) The Borrower shall not, after the Closing Date, further replace, amend, restate, amend and restate, modify, supplement or otherwise revise any J. Aron CP Documentation or any other agreement, document or instrument to which it is a party, in a manner that could be reasonably be expected to have a material adverse effect on the interests of the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent, as secured party on behalf of the Secured Parties; (b) the Parent Guarantor shall not, after the Closing Date, further replace, amend, restate, amend and restate, modify, supplement or otherwise revise any agreement, document or instrument to which it is a party, in a manner that could be reasonably anticipated to have a material adverse effect upon any of the rights and remedies of, or the benefits available to the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent, as secured party on behalf of the Secured Parties, in the case of clauses (a) and (b) (as applicable), including, but not limited to, materially replacing, amending, restating, amended and restated, modifying, supplementing or otherwise revising (i) the definition of “Liquidity” under the Supply and Offtake Agreement or any decrease in the minimum Liquidity amount required to be maintained by the Borrower thereunder without written notice to, and the consent of, all of the Lenders, such consent not to be unreasonably withheld; (ii) Section 5.13 of the Supply and Offtake Agreement or any of the defined terms used therein without written notice to, and the consent of, all of the Lenders, such consent not to be unreasonably withheld; (iii) any notice or cure period under the Supply and Offtake Agreement with respect to (A) failure to make material payments or (B) any other event of default or similar occurrence that is not related to the failure to make a material payment that, were such period to lapse following either such occurrence, would result in J. Aron having the right to accelerate Indebtedness or payment obligations thereunder, without written notice to, and the consent of, the Required Lenders, such consent not to be unreasonably withheld, (iv) [reserved], (v) the definitions of “Insurance and Condemnation Event”, “Intermediation Access Agreement”, “Intermediation Collateral”, “Intermediation Counterparty”, “Intermediation Document”, “Intermediation Facility”, “J. Aron Intermediation Agreement”, clause (i) of “Excluded Assets”, clause (c) of “Permitted Disposition”, clause (r) of “Permitted Indebtedness”, clauses (u) and (dd) of “Permitted Liens” and “Unrestricted Cash”, or similar or related definitions under the Term Loan Agreement or Sections 2.4(b)(ii), 6.13(b)(xi), 6.17 and 16.17 of the Term Loan Agreement (or any provision with similar effect permitting the Uncommitted Facility under the Term Loan Agreement), in each case, without written notice to, and the consent of, all of the Lenders or (vi) the definitions of “Borrower Group”, “Intermediation Access Agreement”, “Intermediation Collateral”, “Intermediation Counterparty”, “Intermediation Facility”, “Intermediation Property”, “J. Aron Intermediation Agreement”, “J. Aron Intermediation Collateral”, “Restricted Subsidiary”, “Intermediation Subsidiary”, “Insurance and Condemnation Event”, “Unrestricted Cash”, or “Intermediation Document” under the ABL Agreement or clause (i) of the definition of “Excluded Asset”, clauses (g) and (r) of the definition of “Permitted Indebtedness”, clauses (l), (m) and (o) of the definition of “Permitted Investments”, clauses (u) and (dd) of the definition of “Permitted Liens”, clause (c) of the definition of “Permitted Disposition” or Sections 2.4, 6.13(b)(ix), 6.17 or 16.16 of the ABL Agreement (or any provision with similar effect permitting the Uncommitted Facility under the ABL Agreement), in each case, without written notice to, and the consent of, all of the Lenders; and (c) pursuant to the terms of Section 2.11(g) of the Collateral Agency Agreement, J. Aron is not permitted to amend, modify, terminate, waive or consent in respect of (collectively, “Revise”) the following terms appearing in the Supply and Offtake Agreement: SPM Delivery Point or Liquidity, Revise Sections 5.3(e)(C) or 18.5(c)(ii)(B)(iv) of the Supply and Offtake Agreement, or Revise any provision in the Supply and Offtake Agreement decreasing the minimum Liquidity amount required to be maintained by the Borrower without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed and shall be provided only with the consent of the Required Lenders.

8.18    Accounting Changes. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary of the Borrower.

8.19    Anti-Corruption Laws. The Borrower has not and shall not, and neither the Parent Guarantor nor any Subsidiary of the Borrower or, to the knowledge of the Borrower, any agent acting on behalf of the Borrower, the Parent Guarantor, or any of their respective Subsidiaries, has or shall (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Borrower, the Parent Guarantor, or any of their respective Subsidiaries (or made by any agent acting on its behalf of which the Borrower, the Parent Guarantor, or any of their respective Subsidiaries is aware) or which is in violation of law, or (d) violated in any material respect any provision of the Anti-Corruption Laws. No issuance of any Letter of Credit, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

8.20    Compliance With Anti-Terrorism Laws and Economic Sanctions.

(a)    None of the Parent Guarantor, the Borrower or any of their respective Subsidiaries shall or shall permit those Persons’ respective directors, officers, employees, agents, and joint venture partners, to use, directly or indirectly, all or any part of the proceeds of any Letter of Credit or Revolving Credit Loan (i) for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned Country, or (ii) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, including as Lender, Letter of Credit Issuing Bank or otherwise);

(b)    No part of the proceeds of the Letters of Credit or Revolving Credit Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws; and

(c)    The Borrower has caused and will cause its Subsidiaries, and the Parent Guarantor has caused and will cause its Subsidiaries, to (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower and the Parent Guarantor and their respective Subsidiaries, and, to the extent commercially reasonable, their agents with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws; and (ii) ensure at all times the truth and accuracy of the representations and warranties set forth in Section 6.20 hereof, and adherence to, the covenants, set forth in this Section 8.20 hereof.

ARTICLE IX.

EVENTS OF DEFAULT

9.01    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)    Non-Payment. (i) The Borrower fails to (x) reimburse any drawing under the Letter of Credit as required pursuant to Section 3.03(b) or otherwise when due or (y) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan, and such failure is not cured within one (1) Business Day after such due date, or (ii) the Borrower fails to pay interest, fees or any other amount payable hereunder or under any other Credit Document when due, and such failure is not cured within three (3) Business Days after such due date; or

(b)    Representation or Warranty. Any representation or warranty by the Borrower, the Parent Guarantor, or any of the Borrower’s Subsidiaries made or deemed made herein, in any other Credit Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any of its Subsidiaries, the Parent Guarantor, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Credit Document, is false, misleading or incomplete in any material respect on or as of the date made or deemed made; or

(c)    Compliance Guideline Defaults. The Parent Guarantor, Borrower or any of the Borrower’s Subsidiaries fails (i) to perform or observe any term, agreement or compliance guideline applicable to it contained in Sections 7.01, 7.02(a), 7.03(a), 7.04, 7.06, 7.07, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, or 7.21 or in Article VIII of this Agreement, or (ii) if any Compliance Certificate delivered pursuant to Section 7.02(a) of this Agreement indicates a failure to comply with the compliance guideline referred to therein, if such failure is not cured by the Borrower or the applicable Subsidiary within three (3) Business Days of the occurrence of such failure; or (iii) to perform or observe the terms and conditions set forth in Section 7.02(b) on a timely basis, provided that the Administrative Agent may, in its discretion, allow for an extension or extensions of the time for the delivery of the report required thereunder for a period not to exceed three (3) days in the aggregate; (iv) if the Borrower, any of its Subsidiaries, or the Parent Guarantor fails to perform or observe any other term, agreement or compliance guideline applicable to it contained herein or in any other Credit Document and not specified in (i), (ii), or (iii) above, if such failure is not cured by the Borrower or the applicable Subsidiary or Parent Guarantor within fifteen (15) Business Days; or

(d)    Change of Control. Any event or circumstance, or combination thereof, resulting in a Change of Control; or

(e)    Material Adverse Change. There occurs a Material Adverse Effect; or

(f)    Cross-Default. (i) The Borrower, or any Subsidiary of the Borrower (A) fails to make any payment with respect to any Indebtedness or Contingent Obligation having an aggregate principal amount of $1,000,000 or more or (B) fails to perform or observe any other condition, covenant or compliance guideline, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded, or (ii) the Parent Guarantor (A) fails to make any payment with respect to any Indebtedness or Contingent Obligation having an aggregate principal amount of $10,000,000 or more or (B) fails to perform or observe any other condition, covenant or compliance guideline, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(g)    Default Under, or Termination or Contest of J. Aron CP Documentation. (i) An event of default or any similar occurrence relating to failure by the Borrower to make a material payment under any document comprising the J. Aron CP Documentation has occurred and is continuing (after giving effect to any applicable grace period or cure period contained in the Supply and Offtake Agreement as in effect on the Closing Date or as amended, restated, supplemented, or otherwise modified thereafter in accordance with the Credit Documents), (ii) an event of default or any similar occurrence under the J. Aron CP Documentation not relating to failure by the Borrower to make a material payment thereunder has occurred and is continuing and J. Aron has accelerated any Indebtedness or payment obligations thereunder; (iii) any document comprising the J. Aron CP Documentation shall for whatever reason be terminated or cease to be in full force and effect, or the validity or enforceability of any material provision thereof (or of any Payment Obligation Confirmation) shall be contested or disclaimed by any party thereto; or (iv) any Person obligated to make a payment under any document comprising the J. Aron CP Documentation or under any Payment Obligation Confirmation to the Collateral Agent, Sub-Collateral Agent or the Administrative Agent for the benefit of the Secured Parties, as the case may be, fails to do so on a timely basis; or

(h)    Insolvency: Voluntary Proceedings. The Borrower, any Subsidiary of the Borrower, or the Parent Guarantor (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(i)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower, any Subsidiary of the Borrower, or the Parent Guarantor, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Borrower’s or the Parent Guarantor’s properties and such writ, judgment, warrant of attachment, execution or similar process remains in effect for more than 15 days; (ii) the Borrower or the Parent Guarantor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or the Parent Guarantor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(j)    ERISA. (i) An ERISA Event shall occur or exist with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in (A) direct liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (B) liability of the Borrower, the Parent Guarantor or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $10,000,000, (ii) the Borrower, the Parent Guarantor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or (iii) an event or condition described in Section 6.07(c) shall occur or exist; or

(k)    Judgments. Any judgment, order or decree is entered against the Parent Guarantor, the Borrower or any Subsidiary of the Borrower in excess of $10,000,000 and there shall be any period of 15 consecutive days during which such judgment is not paid or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment is covered by insurance and provided that the insurance carrier has not denied coverage; or

(l)    Perfected Security Interest; Priority of Indebtedness. For any reason (i) the Collateral Agent or the Sub-Collateral Agent, as the case may be, shall at any time not have a first priority perfected security interest in the Collateral for the benefit of the Secured Parties; (ii) any rights of the Collateral Agent, the Sub-Collateral Agent, the Administrative Agent, any Lender or any Letter of Credit Issuing Bank in the Collateral become unenforceable or invalid; or (iii) the subordinated nature of any Subordinated Indebtedness shall for whatever reason be contested by the Borrower, the Parent Guarantor, any of their respective Affiliates or Subsidiaries, or any holder of such Subordinated Indebtedness or disallowed by any court of competent jurisdiction; or

(m)    Credit Documents. Any Credit Document shall for whatever reason be terminated or cease to be in full force and effect, or the validity or enforceability of any provision thereof shall be contested or disclaimed by the Borrower, the Parent Guarantor, or any of their respective Affiliates or Subsidiaries, or any other party thereto; or

(n)    Transfer of the Refinery. The Borrower sells, leases, transfers or otherwise disposes of all or a material portion of the Refinery (other than the mortgage of the Refinery and replacements, renewals or extensions thereof, on substantially the same or similar terms as in effect on the Closing Date).

9.02    Remedies. If any Event of Default occurs, the Administrative Agent shall, upon request of the Required Lenders:

(a)    declare (i) an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, (ii) the unpaid principal amount of all outstanding Revolving Credit Loans, and all interest and premium accrued and unpaid thereon to be immediately due and payable, and (iii) all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(b)    exercise on behalf of itself and the Lenders and the Letter of Credit Issuing Banks all rights and remedies available to it under the Credit Documents or applicable law including, without limitation seeking to lift the stay in effect under the Insolvency Proceeding; provided, however, that upon the occurrence of any event specified in clauses (h) or (i) of Section 9.01 of this Agreement with respect to the Borrower, any Subsidiary of the Borrower, or the Parent Guarantor, an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit), the unpaid principal amount of all outstanding Revolving Credit Loans, and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent;

(c)    terminate the Maximum Credit Limits of the Lenders; provided, however, that upon the occurrence of any event specified in clauses (h) or (i) of Section 9.01 of this Agreement with respect to the Borrower, any Subsidiary of the Borrower, or the Parent Guarantor, the Maximum Credit Limits of the Lenders will be deemed automatically terminated; and

(d)    obtain cash collateral from the Borrower as provided in Section 3.06 of this Agreement.

9.03    Application of Funds. Subject to the Collateral Agency Agreement, after the exercise of remedies provided for in Section 9.02 (or after the Revolving Credit Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth in Section 9.02(d)), any amounts received on account of the Obligations shall, subject to the provisions of Section 4.06, be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Letter of Credit Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Letter of Credit Issuing Banks) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Obligations and other Obligations arising under the Credit Documents, ratably among the Lenders and the Letter of Credit Issuing Banks in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to the Administrative Agent for the account of the Letter of Credit Issuing Banks, to cash collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 9.02(d);

(e) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans and L/C Obligations ratably among the Lenders and the Letter of Credit Issuing Banks, in proportion to the respective amounts described in this clause (e) payable by them; and

(f) last, the balance, if any, after payment in full of all Obligations, to the Borrower or as otherwise required by law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

9.04    Rights Not Exclusive. The rights provided for in this Agreement and the other Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.05    Default Rate. At any time after an Event of Default has occurred and at the election of either the Administrative Agent or the Required Lenders, any obligation of the Borrower with respect to any Revolving Credit Loan, Letter of Credit or any other amount under this Agreement (including, without limitation, any fee due hereunder), or any other Credit Document that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise) shall bear interest at the Default Rate. The Administrative Agent shall use its best efforts to notify the Borrower promptly upon the account officer responsible for the Uncommitted Facility having actual knowledge that interest at the Default Rate is being charged to the Borrower, provided, however, that the failure to do so shall not prevent the Default Rate from being charged hereunder from the date an Event of Default has occurred.

ARTICLE X.

THE AGENT

10.01    Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent and the Agent-Related Persons to act as its agent hereunder and under the other Credit Documents with such powers as are specifically delegated to the Administrative Agent and the Agent-Related Persons by the terms of this Agreement and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent and the Agent-Related Persons:

(a)    shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents, and shall not by reason of this Agreement or any other Credit Document be a fiduciary or a trustee for any Lender, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code

(c)    shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Credit Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Credit Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(d)    shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Security Agreement, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Credit Document; and

(e)    shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Credit Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.

The Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.

10.02    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including, without limitation, any thereof by telephone, telecopy, telegram, electronic mail, or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Credit Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by all of the Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.03    Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent and Sub-Collateral Agent shall each (subject to Sections 10.07 and 10.09(a) of this Agreement) take such action with respect to such Default as shall be directed by all of the Lenders, and the Collateral Agent shall (subject to Sections 10.07 and 10.09(a) of this Agreement) take such action with respect to such Default as may be required by the Collateral Agency Agreement; provided in each case, however, that, unless and until the Administrative Agent, Collateral Agent or Sub-Collateral Agent as applicable, shall have received such directions, the Administrative Agent, Collateral Agent and Sub-Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement or any other Credit Document expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders, all of the Lenders or the Administrative Agent, as the case may be.

10.04    Rights as a Lender. With respect to its role as Letter of Credit Issuing Bank or in its capacity as a Lender hereunder, MUFG (and any successor acting as Administrative Agent) shall have the same rights and powers hereunder as any other Letter of Credit Issuing Bank or Lender and may exercise the same as though it were not acting as the Administrative Agent, and the terms “Letter of Credit Issuing Bank”, “Letter of Credit Issuing Banks”, “Lender” or “Lenders” shall, unless the context otherwise indicates, include MUFG in its individual capacity. MUFG (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and MUFG (and any such successor) and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05    Indemnification. The Lenders (including each Declining Lender and Defaulting Lender) agree to indemnify the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and the Agent-Related Persons (to the extent not reimbursed under Section 11.05 of this Agreement, but without limiting the obligations of the Borrower under said Section 11.05 of this Agreement), ratably in accordance with their respective Maximum Credit Limits (as increased or decreased) in effect at the time of the alleged act or omission that is the subject of such claim, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Agent-Related Person (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent serving in its capacity as administrative agent, collateral agent or sub-collateral agent under this Agreement or any other Credit Document, or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses that the Borrower is obligated to pay under Section 11.05 of this Agreement, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder but excluding fees payable to the Administrative Agent under any Fee Letter) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, however, that no Lender shall be liable for any of the foregoing to the extent they are found by a final non-appealable judgment of a court of competent jurisdiction to be the direct result solely of the gross negligence or willful misconduct of the party to be indemnified. The agreements in this Section 10.05 shall survive termination of this Agreement and the other Credit Documents, the repayment of the L/C Obligations and all other amounts payable hereunder and thereunder, and the termination or expiration of all Letters of Credit (and with respect to each Declining Lender shall survive its termination of its obligations under this Agreement).

10.06    Non-Reliance on Administrative Agent, Collateral Agent, Sub-Collateral Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and any Agent-Related Person, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, its consolidated Subsidiaries and the Parent Guarantor (including such Persons’ financial condition, creditworthiness, affairs, Collateral value and status), including without limitation, its own independent review of the Collateral, including the existence of the Collateral, the quality and nature of the Collateral and the adequacy of the Collateral to fully secure the Obligations, and its decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent, any Agent-Related Person, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Credit Document. Neither the Administrative Agent nor the Collateral Agent nor the Sub-Collateral Agent shall be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Credit Documents or any other document referred to or provided for herein or therein or to inspect the Collateral or other properties or books of the Borrower and any of its consolidated Subsidiaries. Except as otherwise specifically stated herein to the contrary, neither the Administrative Agent, nor the Collateral Agent, nor the Sub-Collateral Agent nor any Agent-Related Person shall have any duty or responsibility to provide any Lender with any information with respect to the quality, nature, existence or other information regarding the Collateral and makes no representation to the Lenders whatsoever in respect of the accuracy or validity of any representation or warranty made by the Borrower herein, including as to the quality, nature, existence or other information regarding the Collateral. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Credit Documents, neither the Administrative Agent nor the Collateral Agent nor the Sub-Collateral Agent nor any Agent-Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower, any of its consolidated Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Agent-Related Person.

10.07    Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Credit Documents, each of the Administrative Agent and the Collateral Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 10.05 of this Agreement against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

10.08    Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

10.09    Administrative Agent or Collateral Agent, Sub-Collateral Agent as Collateral Holder.

(a)    Except for action expressly required of the Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, hereunder, or under any other Credit Document as holder of any Collateral, the Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, shall in all cases be fully justified in refusing to act hereunder and thereunder unless it is further indemnified to its satisfaction by the Lenders, proportionately in accordance with the Obligations then due and payable to each of them, against any and all liability and expense that may be incurred by the Administrative Agent, Collateral Agent or Sub-Collateral Agent by reason of taking or continuing to take any such action.

(b)    Each Lender will make its own credit decisions hereunder, including the decision whether or not to consent to the Issuance of Letters of Credit or to make Revolving Credit Loans, thus the Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, shall have no duty to monitor the Collateral, the amounts outstanding under any limits or the reporting requirements or the contents of reports delivered by the Borrower. Neither the Administrative Agent, the Collateral Agent nor the Sub-Collateral Agent shall incur any liability as a result of any private sale of the Collateral. Each Lender assumes the responsibility of keeping itself informed at all times.

(c)    The Lenders hereby consent, and agree upon written request by the Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, to execute and deliver such instruments and other documents as the Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, may deem desirable to confirm such consent to the release of the Liens on the Collateral provided that such release is consented to by the requisite Lenders or such release is otherwise permitted in accordance with the terms of the Credit Documents.

(d)    The Administrative Agent, Collateral Agent or Sub-Collateral Agent, as applicable, shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property, it being understood that none of the Administrative Agent, Collateral Agent, Sub-Collateral Agent nor any Lender shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent, Collateral Agent, Sub-Collateral Agent or any Lender is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

(e)    Each of the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent is hereby authorized by each Letter of Credit Issuing Bank and each Lender, on behalf of all of all Letter of Credit Issuing Banks and Lenders, without the necessity of any notice to or further consent therefrom, from time to time to take any action with respect to any Collateral or the Credit Documents which may be necessary to perfect, preserve, maintain perfected, and enforce the security interest in and Liens upon the Collateral granted pursuant to the Credit Documents and such other acts or omission with respect to the Credit Documents (including without limitation the Collateral Agency Agreement) and the Liens created thereby as it deems appropriate in its sole discretion, including without limitation entering into and performing its respective obligations under the Collateral Agency Agreement.

(f)    Each of the Lenders, the Letter of Credit Issuing Banks and the other Secured Parties (except the Collateral Agent) hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party (x) the Collateral Agency Agreement (provided for the avoidance of doubt, that such agreement is acceptable to the Required Lenders) and (y) any documents relating thereto.

(g)    Each of the Lenders, the Letter of Credit Issuing Banks and the other Secured Parties (except the Collateral Agent) hereby irrevocably (w) consents to the treatment of Liens to be provided for under the Collateral Agency Agreement, (x) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of the Collateral Agency Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Collateral Agency Agreement, (y) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Collateral Agency Agreement (provided for the avoidance of doubt, that such agreement is acceptable to the Required Lenders) and (z) authorizes and directs the Administrative Agent to carry out the provisions and intent of the Collateral Agency Agreement.

(h)    Each of the Lenders, the Letter of Credit Issuing Banks and the other Secured Parties (except the Collateral Agent) hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of the Collateral Agency Agreement that the Borrower may from time to time request (i) to confirm for any party that such Collateral Agency Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties or (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute the Collateral Agency Agreement if executed at such time as a new agreement.

(i)    Each of the Lenders, the Letter of Credit Issuing Banks and the other Secured Parties (except the Collateral Agent) hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to the Collateral Agency Agreement.

(j)    The Administrative Agent shall have the benefit of the provisions of Article X with respect to all actions taken by it pursuant to this Section 10.09 or in accordance with the terms of the Collateral Agency Agreement to the full extent thereof.

(k)    The Administrative Agent, Collateral Agent and Sub-Collateral Agent may execute any of their respective duties as collateral agent by or through agents, subagents, or attorneys-in-fact, and are entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent, the Collateral Agent nor the Sub-Collateral Agent is or will be deemed responsible for the negligence or misconduct of any agents, subagents, or attorneys-in-fact selected by it with reasonable care, provided that, notwithstanding the foregoing, the parties hereto agree that the Collateral Agent shall have no liability for (x) the selection of MUFG as Sub-Collateral Agent or J. Aron as a sub-collateral agent under the Security Agreement or the Collateral Agency Agreement or the assignment or delegation of any rights or duties by the Collateral Agent to such Persons, or (y) any actions taken by MUFG or J. Aron in such capacities. Anything herein to the contrary notwithstanding, none of the Arrangers or the Agent-Related Parties shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent, a Lender or a Letter of Credit Issuing Bank hereunder or thereunder.

(l)    Collateral Matters. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Agent-Related Persons, the Lenders and the Letter of Credit Issuing Banks hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Security Agreement or any other Security Document, it being understood and agreed that all powers, rights and remedies under any of the Security Documents may be exercised solely by the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent or Sub-Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii)  in the event of a foreclosure or similar enforcement action by the Administrative Agent, Collateral Agent (or the Sub-Collateral Agent) on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent at such sale or other disposition.

(m)    Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Letter of Credit Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Letter of Credit Issuing Banks and the Administrative Agent under Section 2.13, Section 3.07 and Section 11.04) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Letter of Credit Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Letter of Credit Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.13 and Section 11.04.

10.10    Erroneous Payments.

(a)    If the Administrative Agent (x) notifies a Lender, Letter of Credit Issuing Bank, or any Person who has received funds on behalf of a Lender or Letter of Credit Issuing Bank (any such Lender, Letter of Credit Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.10 and held in trust for the benefit of the Secured Parties shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Letter of Credit Issuing Bank or any Person who has received funds on behalf of a Lender or Letter of Credit Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender or Letter of Credit Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.10(b).

(iii)    For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.10(a) or on whether or not an Erroneous Payment has been made.

(c)    Each Lender or Letter of Credit Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Letter of Credit Issuing Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Letter of Credit Issuing Bank under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Letter of Credit Issuing Bank, to the rights and interests of such Lender or Letter of Credit Issuing Bank, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 10.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Borrower for the purpose of a payment on the Obligations.

(e)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuing Bank, the termination of the Uncommitted Facility and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE XI.

MISCELLANEOUS

11.01    Amendments and Waivers; Instructions to Collateral Agent or Sub-Collateral Agent. Neither this Agreement, any provision hereof nor any other Credit Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent (if the Collateral Agent is a party to such Credit Document), and the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (other than as provided in Section 4.06 of this Agreement concerning Defaulting Lenders) and, in the event of a waiver, such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)    without the written consent of each Lender affected thereby, no such waiver, amendment or modification shall (i) increase the Maximum Credit Limit of any Lender, (ii) reduce the rate of interest, Default Rate or reduce any fees payable hereunder, or (iii) postpone the scheduled date of payment of any payment of interest or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the Credit Facility Termination Date,

(b)    without the written consent of each Lender, no such waiver, amendment or modification shall (i) [reserved], (ii) amend or modify in any material respect the provisions of Section 4.02 of this Agreement, (iii) amend or modify Section 2.16 or 3.03(c) of this Agreement in a manner that would alter the pro rata sharing of payments required thereby, (iv) amend or modify in any material respect the provisions of Sections 7.15, 8.02 (or the definition of “Liquidity” or any of the defined terms used therein), 10.05, 11.04 or 11.05 of this Agreement, (v) permit the Borrower, the Parent Guarantor, or any of their respective Subsidiaries to assign its rights or obligations under the Credit Documents, (vi) change any of the provisions of this Section 11.01 of this Agreement or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or (vii) release all or substantially all of the Collateral from the liens created pursuant to the Security Documents or release the Parent Guaranty; provided that the Collateral Agent may, upon the written instruction of the Administrative Agent and without further consent, release all of the Collateral from the liens created pursuant to the Security Documents and release the Parent Guaranty upon the Discharge of Secured Obligations relating to the Collateral pursuant to Section 24 of the Security Agreement;

(c)    no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent, as applicable,

(d)    no such agreement shall amend, modify or otherwise affect the rights or duties of any Letter of Credit Issuing Bank without the prior written consent of such Letter of Credit Issuing Bank;

(e)    no such waiver, amendment or modification shall subordinate (in right of security) the Liens on the Collateral securing the Obligations to other secured Indebtedness of the Parent Guarantor, the Borrower or any Subsidiary of Borrower or subordinate (in right of payment) the Obligations to other senior Indebtedness of the Parent Guarantor, the Borrower or any Subsidiary of Borrower, in each case without the prior written consent of each Lender (but excluding the agreements among the Secured Parties and J. Aron under the terms of the Collateral Agency Agreement);

(f)    no waiver, amendment or modification of any agreement, document or instrument subject to Section 8.17 shall be permitted unless such waiver, amendment or modification is consented to in accordance with the terms of Section 8.17; and

(g)    in accordance with the terms of Section 2.11(g) of the Collateral Agency Agreement, the prior written consent of J. Aron, which shall not be unreasonably withheld or delayed, shall be required for any amendment, modification, waiver or consent in respect of the definition of “J. Aron Payment Obligation” set forth herein.

Notwithstanding the foregoing, each of the Lenders hereby acknowledges and agrees that (a) the Administrative Agent may, without the consent of any Lender, but with written notice to each Lender, enter into with the Borrower, the Parent Guarantor, or any of their respective Subsidiaries written amendments, supplements or modifications hereto and to the other Credit Documents, in each case including but not limited to amendments, supplements or modifications to Schedules 1.01 and 11.02 attached hereto or otherwise necessary to effectuate changes in any existing or new Lender’s Maximum Credit Limit in accordance with Sections 2.18 and 5.03 of this Agreement, or for the purpose of (i) making technical corrections to or clarifications of this Agreement and the other Credit Documents that do not affect the rights or obligations of any Lender or the Collateral Agent, or, to the extent that the rights or obligations of any Lender or the Collateral Agent are affected, the consent of only the affected Lender or Collateral Agent, as applicable, or (ii) the addition of new Lenders under this Agreement to the extent otherwise in compliance with Sections 2.18 and 5.03 of this Agreement and (b) a Lender may waive any fee due to such Lender without the consent of any other Lender not adversely affected thereby.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), including any increases, reaffirmations or decreases in the Maximum Availability, except that (x) the Maximum Credit Limit of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Revolving Credit Loans may not be reduced and the principal amount of any of its Revolving Credit Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

11.02    Notices.

(a)    All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile or electronic transmission (provided, however, any matter transmitted by the Borrower by facsimile or electronic mail shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 attached hereto and incorporated herein) and mailed, delivered by fax or electronic mail, to the address or facsimile number specified for notices on said Schedule 11.02; or directed to the Borrower, the Administrative Agent, the Collateral Agent or any Lender, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower, the Administrative Agent, the Collateral Agent and the Lenders.

(b)    All such notices, requests and communications shall, when transmitted by overnight delivery, fax, or electronic mail, be effective when delivered for overnight (next-day) delivery or transmitted in legible form by facsimile machine or electronic mail with telephonic confirmation of receipt (subject to the provisions of clause (c) of this Section 11.02), respectively, or if mailed, within two (2) Business Days after the date deposited into the U.S. mail, or if delivered, upon delivery; provided, however, the provisions of this section shall be superseded by any other express provisions in this Agreement to the contrary.

(c)    Any agreement of the Administrative Agent or the Collateral Agent herein to receive notices by telephone, facsimile, or electronic mail is solely for the convenience and at the request of the Borrower, the Administrative Agent and the Collateral Agent shall be entitled to rely on the authority of any officer who is purportedly authorized by the Borrower to give such notice and the Administrative Agent and the Collateral Agent shall not have any liability to the Borrower or other Person on account of any act taken or not taken by the Administrative Agent or the Collateral Agent in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent to receive a written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent of a confirmation which is at variance with the terms understood by the Administrative Agent to be contained in the telephonic or facsimile notice.

11.03    No Waiver: Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04    Costs and Expenses. The Borrower shall be obligated:

(a)    whether or not the transactions contemplated hereby are consummated, to pay or reimburse each of the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent within five (5) Business Days after demand (subject to Section 5.01(i) of this Agreement) for all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs) incurred by the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent in connection with syndication of the facility evidenced hereby and the development, preparation, delivery, execution of, administration and monitoring, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs, and costs of commercial finance examinations, incurred by the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent with respect thereto; and

(b)    pay or reimburse each of the Lenders, Letter of Credit Issuing Banks, the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent within five Business Days after demand (subject to Section 5.01(i) of this Agreement) for all out-of-pocket costs and expenses (including Attorney Costs) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the L/C Obligations (including all such costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations, and including in any Insolvency Proceeding or appellate proceeding).

11.05    Indemnity. Whether or not the transactions contemplated hereby are consummated, the Borrower is hereby obligated to indemnify and hold the Arrangers, Administrative Agent, the Agent-Related Persons, the Letter of Credit Issuing Bank-Related Persons, the Collateral Agent, the Sub-Collateral Agent and each of the Lenders and their respective Affiliates, officers, directors, employees, counsel, agents, advisors and attorneys (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs and Environmental Claims) of any kind or nature whatsoever which may at any time (including at any time following the termination of the Letters of Credit) be imposed on, incurred by or asserted against any such Person asserted by any Person (including the Borrower or Parent Guarantor) in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) asserted by any Person (including the Borrower or Parent Guarantor) related to or arising out of this Agreement or the Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities that are found by a final non-appealable judgment of a court of competent jurisdiction to be the direct result solely from the gross negligence or willful misconduct of such Indemnified Person provided, further, however, that Borrower is hereby obligated to indemnify and hold each Indemnified Person harmless from and against any and all Indemnified Liabilities arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, consequential or punitive damages in connection with the Uncommitted Facility, in each case except to the extent any such damages are found by a final non-appealable judgment of a court of competent jurisdiction to be the direct result solely from the gross negligence or willful misconduct of such Indemnified Person or such Indemnified Person’s affiliates, directors, employees, advisors or agents. The agreements in this Section 11.05 shall survive termination of this Agreement and the other Credit Documents, the repayment of all amounts payable hereunder and thereunder, and the termination or expiration of all Letters of Credit. THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY IN ACCORDANCE WITH ITS TERMS FOR, WITHOUT LIMITATION, ANY CLAIMS RESULTING FROM THE NEGLIGENCE OR STRICT LIABILITY OF ANY INDEMNIFIED PERSON INCLUDING CLAIMS ARISING UNDER ENVIRONMENTAL LAWS (INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT AND ANALOGOUS STATE LAWS).

11.06    Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of set off, and such payment or the proceeds of such set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

11.07    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not, and will not suffer or permit the Parent Guarantor to, assign or transfer any of its respective rights or obligations under this Agreement or any other Credit Document without the prior written consent of all the Lenders and the Administrative Agent.

11.08    Assignments; Participations, Etc.

(a)    Each Lender may assign to one or more Eligible Assignees all, or a portion of, its rights and obligations under this Agreement (including any of its L/C Obligations (but only with the consent of the Administrative Agent and, so long as no Event of Default exists, the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed, and, in the case of an L/C Obligation, the applicable Letter of Credit Issuing Bank)); provided, however, that:

(i)    no such consent by the Borrower shall be required at any time during which an Event of Default shall have occurred and been continuing hereunder;

(ii)    no such consent by the Borrower shall be required in respect of any assignment to (1) a Lender or (2) an Affiliate of a Lender, or (3) any fund that is managed by a Lender, by an Affiliate of a Lender, or by an entity or Affiliate of an entity that administers or manages a Lender (which such fund is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business);

(iii)    except to the extent the Borrower and the Administrative Agent (and the applicable Letter of Credit Issuing Bank, in the case of a Letter of Credit) shall otherwise consent, any such partial assignment to an Eligible Assignee other than those listed in subparagraph (a)(ii) above shall be in an amount at least equal to $1,000,000;

(iv)    each such assignment by a Lender of its Maximum Credit Limit, Revolving Credit Loans and L/C Obligations shall be made in such manner so that the same portion of its Maximum Credit Limit, Revolving Credit Loans and L/C Obligations is assigned to the respective Eligible Assignee; and

(v)    upon each such assignment, the assigning Lender and Eligible Assignee shall deliver to the Borrower, the Administrative Agent and the Letter of Credit Issuing Banks a Notice of Uncommitted Facility Assignment in the form of Exhibit G hereto, and the assigning Lender shall pay a $3,500 recordation fee to the Administrative Agent.

Upon execution and delivery by the assigning Lender and the Eligible Assignee to the Borrower, the Administrative Agent and the Letter of Credit Issuing Banks of such Notice of Uncommitted Facility Assignment, and upon consent thereto by the Borrower, the Administrative Agent and the Letter of Credit Issuing Banks to the extent required above, the Eligible Assignee shall be a party to this Agreement and, to the extent of the interest assigned by such Notice of Uncommitted Facility Assignment, have the rights and obligations of a Lender under this Agreement and the assigning Lender shall, to the extent of such interest assigned by such Notice Uncommitted Facility Assignment, be released from its obligations under this Agreement (and, in the case of an Uncommitted Facility Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Notice of Uncommitted Facility Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Limit of, and principal amount (and stated interest) of the Revolving Credit Loans and L/C Obligations owing to, each Lender and Letter of Credit Issuing Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders and Letter of Credit Issuing Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender or Letter of Credit Issuing Bank, as applicable, hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender or Letter of Credit Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

(b)    A Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any L/C Obligations and any other interests of such Lender hereunder and under the other Credit Documents: provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents, and (iv) such Lender shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Credit Document, except to the extent such amendment, consent or waiver relates to the Face Amount of any Letters of Credit, the rate of interest to be charged with respect to any Revolving Credit Loan or L/C Obligations, any fees payable to a Lender under this Agreement or the extension of the Credit Facility Termination Date. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Credit Documents, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation; except that (1) if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and (2) each Participant will be entitled to the benefits of Sections 4.01 and 4.02 of this Agreement with respect to its participation in the Maximum Credit Limit, the Revolving Credit Loans and the Letters of Credit outstanding from time to time as if it was a Lender; provided, however, that, in the case of Section 4.01 of this Agreement, such Participant shall have complied with the requirements of said Section (it being understood that the documentation required under Section 4.01(h) shall be delivered to the participating Lender); and provided further, however, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferring Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferring Lender to such Participant except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation hereunder shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Credit Loans, the Letters of Credit or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Maximum Credit Limits, Letters of Credit or its other obligations under any Credit Document) to any Person except as set forth herein or to the extent that such disclosure is necessary to establish that such letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Notwithstanding any other provision in this Agreement, any Lender may at any time assign, create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, or other central bank in accordance with applicable Requirements of Law and such Federal Reserve Bank or central bank may enforce such pledge or security interest in any manner permitted under applicable law.

11.09    Set-off. Subject to the provisions of Section 2.16 of this Agreement, in addition to any rights and remedies of the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and the Lenders provided by law, if an Event of Default exists or the Revolving Credit Loans and the L/C Obligations have been accelerated, the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and each of the Lenders is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such prior notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or such Lender shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and the Lenders agree promptly to notify the Borrower after any such set-off and application made by the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10    Automatic Debits of Fees. With respect to any fee or any other cost or expense (including Attorney Costs), due and payable to the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent under the Credit Documents, the Borrower hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and the Sub-Collateral Agent to debit any deposit account of the Borrower with the Administrative Agent, the Collateral Agent or the Sub-Collateral Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. The Administrative Agent, the Collateral Agent and the Sub-Collateral Agent agree to use their best efforts to provide reasonable prior notice to the Borrower of any debiting of its accounts pursuant to this Section 11.10. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s, the Collateral Agent’s or the Sub-Collateral Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.10 shall be deemed a set-off.

11.11    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Notices of Uncommitted Facility Assignment, amendments or other Requests for Credit Extensions, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.12    Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.13    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent, the Agent-Related Persons, the Indemnified Persons, the Lenders and the Letter of Credit Issuing Banks and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

11.14    Governing Law and Jurisdiction.

(a)    THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED THAT THE SECURED PARTIES SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND EACH LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND EACH LENDER EACH HEREBY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND EACH LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

11.15    Waiver of Jury Trial and Punitive Damages.

(a)    THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND EACH LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND EACH LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(b)    THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.16    Discretionary Facility. THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE ADMINISTRATIVE AGENT AND THE LENDERS AND THAT THE ADMINISTRATIVE AGENT OR THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO MAKE ANY REVOLVING CREDIT LOAN OR TO ISSUE ANY LETTER OF CREDIT. THE BORROWER UNDERSTANDS THAT PURSUANT TO THE TERMS OF THIS AGREEMENT, WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS MAY CEASE MAKING REVOLVING CREDIT LOANS AND ISSUING LETTERS OF CREDIT. THE BORROWER REPRESENTS AND WARRANTS TO THE ADMINISTRATIVE AGENT AND THE LENDERS THAT THE BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.

11.17    Entire Agreement. THIS AGREEMENT, TOGETHER WITH THE OTHER CREDIT DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE SUB-COLLATERAL AGENT AND THE LENDERS AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.

11.18    Confidentiality. The Administrative Agent, the Collateral Agent, the Sub-Collateral Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, credit risk protection providers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required to be disclosed to, or disclosed to in accordance with the Administrative Agent’s, the Collateral Agent’s, the Sub-Collateral Agent’s or any Lender’s regulatory compliance policy, to any (i) rating agency, or (ii) regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.18, to (i) any purchasing Lender, proposed purchasing Lender, Participant, proposed Participant, brokers, insurers, or reinsurers, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender on a non-confidential basis from a source other than the Borrower. For purposes of this Section 11.18, “Information” means all information received from the Borrower, the Parent Guarantor, or any of their respective Subsidiaries relating to the Borrower, the Parent Guarantor or any of their respective Subsidiaries in connection with the transactions contemplated hereby, the Parent Guarantor or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Collateral Agent, the Sub-Collateral Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, the Parent Guarantor, or any of their respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions Amendment and Restatement. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Arrangements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 11.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by an authorized officer as of the day and year first above written.

PAR HAWAII REFINING, LLC

By:	/s/ Shawn Flores
	Name:	Shawn Flores
	Title:	Chief Financial Officer

Signature Page to

Par Hawaii Refining Uncommitted Credit Agreement

MUFG BANK, LTD., as Administrative Agent, Sub-Collateral Agent, a Letter of Credit Issuing Bank and a Lender

By:	/s/ Christopher Taylor
	Name:	Christopher Taylor
	Title:	Managing Director

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Par Hawaii Refining Uncommitted Credit Agreement

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael K. Herberger
	Name:	Michael K. Herberger
	Title:	Vice President

Signature Page to

Par Hawaii Refining Uncommitted Credit Agreement